Exhibit 10.1

Execution Version

AMENDMENT NO. 2, dated as of May 4, 2020 (this “Amendment No. 2”), to the Fourth Amended and Restated Credit Agreement dated as of August 25, 2017, among THE WILLIAM CARTER COMPANY, a Massachusetts corporation (the “U.S. Borrower”), The Genuine Canadian Corp., an Ontario corporation (the “Canadian Borrower”), CARTER’S HOLDINGS B.V., having its official seat (statutaire zetel) in Amsterdam, the Netherlands, registered with the Dutch trade register under number 63530201 (“Dutch Borrower” and, together with the U.S. Borrower and the Canadian Borrower, the “Borrowers”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent (in such capacity, the “Collateral Agent”), U.S. Dollar Facility Swing Line Lender and U.S. Dollar Facility L/C Issuer, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Agent, a Multicurrency Facility Swing Line Lender and a Multicurrency Facility L/C Issuer, J.P. MORGAN EUROPE LIMITED, as European Agent, JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as a Multicurrency Facility Swing Line Lender and a Multicurrency Facility L/C Issuer and the other parties party thereto (as amended, restated, modified and supplemented from time to time, the “Credit Agreement”); capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement as amended by this Amendment No. 2.
WHEREAS, the Borrowers desire to amend the Credit Agreement on the terms set forth herein;
WHEREAS, Section 10.01 of the Credit Agreement provides that the Loan Parties and the Required Lenders (and in certain cases, each Lender, L/C Issuer and Swing Line Lender affected thereby), with the acknowledgment of the Administrative Agent, may amend the Credit Agreement and the other Loan Documents; and
WHEREAS, effective as of the Amendment No. 2 Effective Date (as defined below) each Lender, Swing Line Lender and L/C Issuer party hereto has agreed to the amendment of the Credit Agreement as set forth in Exhibit A hereto.
NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Section I.Amendment to Credit Agreement.
(d)    The Credit Agreement is, effective as of the Amendment No. 2 Effective Date (as defined below), hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text+) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.
(e)    Exhibit D to the Credit Agreement is, effective as the Amendment No. 2 Effective Date, hereby amended and restated in its entirety in the form attached as Exhibit B hereto.
Section 2.    Representations and Warranties, No Default. The Borrowers hereby represent and warrant that as of the Amendment No. 2 Effective Date, after giving effect to the amendments set forth in this Amendment No. 2, (a) no Default or Event of Default exists and is continuing or will result therefrom and (b) the representations and warranties of the U.S. Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are con-

+ Note: double-underlined text is indicated textually in this version with single-underlined text that is bracketed with asterisks, as in the manner of the following example: *double-underlined text*.

tained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Amendment No. 2 Effective Date, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material aspects as of such earlier date, (ii) to the extent that such representations and warranties are qualified as to materiality, in which case they shall be true and correct in all respects, and (iii) that for purposes of this Section 2, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements of the U.S. Borrower and its Subsidiaries furnished pursuant to Section 6.01(a) and Section 6.01(b) of the Credit Agreement, respectively.
Section 3.    Effectiveness. Section 1 of this Amendment No. 2 shall become effective on the date (such date, if any, the “Amendment No. 2 Effective Date”) that the following conditions have been satisfied:
(a)    Loan and Corporate Documents; Certificates. The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or other electronic transmission unless otherwise specified, each, if applicable, properly executed by a Responsible Officer of the signing Loan Party, each dated the Amendment No. 2 Effective Date (or, in the case of certificates of governmental officials, a recent date before the Amendment No. 2 Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
(i)    executed signature pages to this Amendment No. 2 from each Loan Party, the Collateral Agent, the Canadian Agent, the European Agent, each Lender, each L/C Issuer and each Swing Line Lender;
(ii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment No. 2 (including the certificate or articles of formation and by-laws (or equivalent organizational documents), as applicable, of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, including, without limitation, a copy of the articles of association (statuten) and deed of incorporation (oprichtingsakte) of the Dutch Borrower, an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of the Dutch Borrower and a copy of a resolution of the board of managing directors of the Dutch Borrower in form and substance reasonably satisfactory to the European Agent);
(iii)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, is validly existing, in good standing (or such comparable term as may be used in Ontario or the Netherlands) and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; and
(iv)    a certificate signed by the chief executive officer or the chief financial officer of the U.S. Borrower certifying that, after giving effect to this Amendment No. 2, (A) the conditions specified in Sections 4.02(a) and (b) of the Credit Agreement have been satisfied as if a Borrowing were occurring on the Amendment No. 2 Effective Date and (B) there has been no event or circumstance since December 28, 2019 that has had or

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could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(b)    Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Lenders and the L/C Issuers, an opinion of Paul Hastings LLP, counsel to the Loan Parties addressed to each of the Administrative Agent, the Collateral Agent, the Canadian Agent, the European Agent, the Lenders and the L/C Issuers and dated the Amendment No. 2 Effective Date.
(c)    Fee and Expenses. All fees and expenses of the Administrative Agent (including the reasonable fees and expenses of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent, and of any local and special counsel for the Administrative Agent) and the Arrangers and fees of the Lenders required to be paid on or before the Amendment No. 2 Effective Date shall have been paid.
(d)    Lien Searches; Security Interests. The Collateral Agent shall have received copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date in each of the jurisdictions set forth in Schedules 1(c) and 3 attached to the Perfection Certificate (or a subset of those jurisdictions, as the case may be), the results of which shall not reveal any Liens on the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens). The Arrangers shall have received reasonably satisfactory evidence that the Collateral Agent shall have a valid and perfected first priority (subject to certain exceptions set forth in the Loan Documents) lien and security interest in the Collateral.
(e)    Insurance. The Administrative Agent shall have received evidence that all insurance (including without limitation title insurance, if applicable) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Collateral Agent has been named as loss payee or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named.
(f)    Patriot Act Compliance. (i) At least three Business Days prior to the Amendment No. 2 Effective Date, the Arrangers shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)) and (ii) to the extent the U.S. Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Amendment No. 2 Effective Date, any Lender that has requested, in a written notice to the U.S. Borrower at least 10 days prior to the Amendment No. 2 Effective Date, a Beneficial Ownership Certification in relation to the U.S. Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Amendment No. 2, the condition set forth in this clause (ii) shall be deemed to be satisfied).
(g)    Approvals. All governmental and third party approvals necessary or, in the discretion of the Agents, advisable in connection with this Amendment No. 2, the financing contemplated by the Credit Agreement and the continuing operations of the Loan Parties and their Restricted Subsidiaries shall have been obtained and be in full force and effect.

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(h)    Indebtedness. After giving effect to this Amendment No. 2, neither the Borrowers nor any of their Restricted Subsidiaries shall have any outstanding Indebtedness (other than Indebtedness permitted under Section 7.03 of the Credit Agreement).
Without limiting the generality of the provisions of Section 9.04 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 3, each Lender that has signed this Amendment No. 2 shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Amendment No. 2 Effective Date specifying its objection thereto.
Section 4.    Counterparts. This Amendment No. 2 may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment No. 2 by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
Section 5.    Applicable Law. THIS AMENDMENT NO. 2 AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
Section 6.    Headings. The headings of this Amendment No. 2 are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
Section 7.    Effect of Amendment. This Amendment No. 2 shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, any other Agent, in each case under the Credit Agreement or any other Loan Document. Except as expressly set forth therein, this Amendment No. 2 shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of such agreement or any other Loan Document. Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Each Loan Party hereby reaffirms its obligations under the Loan Documents to which it is party and the prior grant the validity, enforceability and perfection of the Liens granted by it pursuant to the Security Documents, with all such Liens continuing in full force and effect after giving effect to this Amendment No. 2. This Amendment No. 2 shall not constitute a novation of the Credit Agreement or any of the Loan Documents. This Amendment No. 2 shall constitute a Loan Document for purposes of the Credit Agreement and from and after the Amendment No. 2 Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment No. 2. Each of the Loan Parties hereby consents to this Amendment No. 2 and confirms that all obligations of such Loan Party under the Loan Documents to which such Loan Party is a party shall continue to apply to the Credit Agreement as amended hereby and that the Liens granted by such Loan Party pursuant to the Security Documents shall continue in full force and effect after giving effect to this Amendment No. 2.
Section 8.    Post-Closing Covenant. The U.S. Borrower agrees that it will, or will cause its relevant subsidiaries that are Subsidiary Guarantors to, deliver to the Administrative Agent within 30 days of the Amendment No. 2 Effective Date (or such later date as the Administrative Agent may

4

reasonably agree) evidence that the Collateral Agent has been named as loss payee, under each insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named.
[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed by their respective authorized officers as of the day and year first above written.
THE WILLIAM CARTER COMPANY, as U.S.
Borrower

By:	/s/ Richard F. Westenberger Name: Richard F. Westenberger Title: Executive Vice President and Chief Financial Officer

THE GENUINE CANADIAN CORP., as Canadian Borrower

By:	/s/ Richard F. Westenberger Name: Richard F. Westenberger Title: Chief Financial Officer and Treasurer

CARTER’S HOLDINGS B.V., as Dutch Borrower

By:	/s/ Richard F. Westenberger Name: Richard F. Westenberger Title: Authorized Signatory

CARTER’S, INC., as Holdings

By:	/s/ Richard F. Westenberger Name: Richard F. Westenberger Title: Executive Vice President and Chief Financial Officer

OSHKOSH B’GOSH, INC.
CARTER’S RETAIL, INC.
CARTER’S GIFTCARD COMPANY, INC.
TWCC PRODUCT DEVELOPMENT AND SALES, INC., each as a Subsidiary Guarantor

By:	/s/ Richard F. Westenberger Name: Richard F. Westenberger Title: Executive Vice President and Chief Financial Officer and Treasurer

[Signature Page to Amendment No. 2]

SKIP HOP, INC.
SKIP HOP HOLDINGS, INC., each as a Subsidiary Guarantor

By:	/s/ Richard F. Westenberger Name: Richard F. Westenberger Title: Treasurer

[Signature Page to Amendment No. 2]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Philip VanFossan Name: Philip VanFossan Title: Executive Director

JPMORGAN CHASE BANK, N.A., as a Lender, a U.S. Dollar Facility L/C Issuer and U.S. Dollar Facility Swing Line Lender

By:	/s/ Philip VanFossan Name: Philip VanFossan Title: Executive Director

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Agent, a Lender, a
Multicurrency Facility L/C Issuer and a Multicurrency Facility Swing Line Lender

By:	/s/ Auggie Marchetti Name: Auggie Marchetti Title: Authorized Officer

J.P. MORGAN EUROPE LIMITED,
as European Agent

By:	/s/ Belinda Lucas Name: Belinda Lucas Title: Authorised Signatory

JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as a Lender, a Multicurrency Facility L/C Issuer and a Multicurrency Facility Swing Line Lender

By:	/s/ Altan Kayaalp Name: Altan Kayaalp Title: Executive Director

[Signature Page to Amendment No. 2]

The undersigned hereby consents to the Amendment No.2:
BANK OF AMERICA, N.A., as a Lender

By:	/s/ Anthony Hoye Name: Anthony Hoye Title: Director

[Signature Page to Amendment No. 2]

The undersigned hereby consents to the Amendment No.2:
BANK OF AMERICA, N.A. (CANADA BRANCH), as a Lender

By:	/s/ Medina Sales de Andrade Name: Medina Sales de Andrade Title: Vice President

[Signature Page to Amendment No. 2]

The undersigned hereby consents to the Amendment No.2:
BANK OF MONTREAL, as a Lender

By:	/s/ Katie Robinson Name: Katie Robinson Title: Managing Director

[Signature Page to Amendment No. 2]

The undersigned hereby consents to the Amendment No.2:
BANK OF MONTREAL, as a Lender

By:	/s/ Sean Gallaway Name: Sean Gallaway Title: Director

[Signature Page to Amendment No. 2]

The undersigned hereby consents to the Amendment No.2:
BANK OF MONTREAL, as a Lender

By:	/s/ Tom Woolgar /s/ Scott Matthews Name: Tom Woolgar Scott Matthews Title: Managing Director Managing Director

[Signature Page to Amendment No. 2]

The undersigned hereby consents to the Amendment No.2:
TRUIST BANK, as a Lender

By:	/s/ Max Greer Name: Max Greer Title: Senior Vice President

[Signature Page to Amendment No. 2]

The undersigned hereby consents to the Amendment No.2:
ROYAL BANK OF CANADA, as a Lender

By:	/s/ Kirsten Jakobsen Name: Kirsten Jakobsen Title: Vice President, Corporate Client Group

[Signature Page to Amendment No. 2]

The undersigned hereby consents to the Amendment No.2:
U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Conan Schleicher Name: Conan Schleicher Title: Senior Vice President

[Signature Page to Amendment No. 2]

The undersigned hereby consents to the Amendment No.2:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael J. Stein Name: Michael J. Stein Title: Vice President

[Signature Page to Amendment No. 2]

The undersigned hereby consents to the Amendment No.2:
PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brandon K. Fiddler Name: Brandon K. Fiddler Title: Senior Vice President

[Signature Page to Amendment No. 2]

The undersigned hereby consents to the Amendment No.2:
MUFG BANK, LTD., CANADA BRANCH, as a Lender

By:	/s/ Samin Atique Name: Samin Atique Title: Managing Director

[Signature Page to Amendment No. 2]

The undersigned hereby consents to the Amendment No.2:
MUFG BANK, LTD., as a Lender

By:	/s/ Henry Schwarz Name: Henry Schwarz Title: Authorized Signatory

[Signature Page to Amendment No. 2]

EXHIBIT A
[Credit Agreement, as amended]

[Signature Page to Amendment No. 2]

Execution Version

EXHIBIT A TO AMENDMENT NO. ~~1~~*2*

FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT

Dated as of August 25, 2017
as amended *by Amendment No. 1* as of September 21, ~~2018~~ *2018, and*

~~among~~

*as amended by Amendment No. 2. as of May 4, 2020*

THE WILLIAM CARTER COMPANY,
as U.S. Borrower,

THE GENUINE CANADIAN CORP.,
as Canadian Borrower,

CARTER’S HOLDINGS B.V.,
as Dutch Borrower,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, U.S. Dollar Facility Swing Line Lender,
U.S. Dollar Facility L/C Issuer and Collateral Agent,

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as Canadian Agent, a Multicurrency Facility Swing Line Lender
and a Multicurrency Facility L/C Issuer,

J.P. MORGAN EUROPE LIMITED,
as European Agent,

JPMORGAN CHASE BANK, N.A., LONDON BRANCH,
as a Multicurrency Facility Swing Line Lender
and a Multicurrency Facility L/C Issuer,

BANK OF AMERICA, N.A. and
BANK OF MONTREAL,
as Co-Syndication Agents,

and

The Other Lenders Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and
BMO CAPITAL MARKETS CORP.,
as Joint Lead Arrangers and Bookrunners,

and

BRANCH BANKING & TRUST COMPANY, HSBC SECURITIES (USA) INC., ROYAL BANK
OF CANADA, SUNTRUST BANK, U.S. BANK NATIONAL ASSOCIATION and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Page
1.01	Defined Terms		2
1.02	Other Interpretive Provisions	~~43~~	*47*
1.03	Accounting Terms	~~45~~	*48*
1.04	Rounding	~~45~~	*49*
1.05	Times of Day	~~45~~	*49*
1.06	Letter of Credit Amounts	~~45~~	*49*
1.07	Resolution of Drafting Ambiguities	~~45~~	*49*
1.08	Exchange Rates; Currency Equivalents; Reduction of Commitments	~~46~~	*49*
1.09	Alternative Currencies	~~47~~	*50*
1.10	Change of Currency	~~47~~	*51*
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Revolving Loans	~~48~~	*51*
2.02	Borrowings, Conversions and Continuations of Revolving Loans	~~48~~	*52*
2.03	Letters of Credit	~~51~~	*54*
2.04	Swing Line Loans	~~61~~	*64*
2.05	Prepayments	~~66~~	*69*
2.06	Termination or Reduction of Commitments	~~67~~	*72*
2.07	Repayment of Loans	~~68~~	*72*
2.08	Interest	~~68~~	*72*
2.09	Fees	~~69~~	*73*
2.10	Computation of Interest and Fees	~~70~~	*74*
2.11	Evidence of Debt	~~70~~	*74*
2.12	Payments Generally; Applicable Facility Agent’s Clawback	~~71~~	*75*
2.13	Sharing of Payments by Lenders	~~73~~	*77*
2.14	Incremental Credit Extensions	~~74~~	*78*
2.15	Cash Collateral	~~76~~	*80*
2.16	Defaulting Lenders	~~77~~	*81*
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes	~~79~~	*83*
3.02	Illegality	~~81~~	*85*
3.03	Inability to Determine Rates	~~82~~	*86*
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	~~83~~	*87*
3.05	Compensation for Losses	~~84~~	*88*
3.06	Mitigation Obligations; Replacement of Lenders	~~85~~	*89*
3.07	Survival	~~85~~	*89*

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ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Page
4.01	[Reserved]	~~85~~	*90*
4.02	Conditions to All Credit Extensions	~~85~~	*90*
ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	~~86~~	*91*
5.02	Conditions to All Credit Extensions	~~86~~	*91*
5.03	Authorization; No Contravention	~~86~~	*91*
5.04	Governmental Authorization; Other Consents	~~87~~	*91*
5.05	Binding Effect	~~87~~	*92*
5.06	Financial Statements; No Material Adverse Effect	~~87~~	*92*
5.07	No Default	~~88~~	*92*
5.08	Properties	~~88~~	*92*
5.09	Environmental Matters	~~88~~	*93*
5.10	Insurance	~~89~~	*94*
5.11	Taxes	~~89~~	*94*
5.12	ERISA Compliance	~~90~~	*94*
5.13	Subsidiaries; Equity Interests	~~90~~	*95*
5.14	Margin Regulations; Investment Company Act	~~91~~	*95*
5.15	Disclosure	~~91~~	*95*
5.16	Compliance with Laws	~~91~~	*96*
5.17	Solvency	~~91~~	*96*
5.18	Intellectual Property Matters	~~92~~	*96*
5.19	Anti-Terrorism Laws; Anti-Corruption Laws; Sanctions	~~92~~	*96*
5.20	Anti-Terrorism Laws; Anti-Corruption Laws; Sanctions	~~92~~	*97*
5.21	EEA Financial Institutions	~~93~~	*97*
ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements	~~93~~	*98*
6.02	Certificates; Other Information	~~94~~	*99*
6.03	Notices	~~96~~	*101*
6.04	Payment of Obligations	~~96~~	*101*
6.05	Preservation of Existence, Etc.	~~96~~	*101*
6.06	Maintenance of Properties	~~97~~	*102*
6.07	Maintenance of Insurance	~~97~~	*102*
6.08	Compliance with Laws	~~97~~	*102*
6.09	Books and Records	~~97~~	*102*
6.10	Inspection Rights	~~97~~	*102*
6.11	Use of Proceeds	~~98~~	*103*
6.12	Compliance with Environmental Laws	~~98~~	*103*
6.13	Additional Collateral; Additional Subsidiary Guarantors; Collateral and CovenantRelease	~~98~~	*103*
6.14	Further Assurances	~~101~~	*106*
6.15	Information Regarding Collateral	~~101~~	*106*
6.16	Designation of Subsidiaries	~~101~~	*106*

ARTICLE VII
NEGATIVE COVENANTS

Page
7.01	Liens	~~102~~	*107*
7.02	Investments	~~104~~	*109*
7.03	Indebtedness and Disqualified Capital Stock	~~106~~	*111*
7.04	Fundamental Changes	~~109~~	*115*
7.05	Asset Sales	~~110~~	*116*
7.06	Restricted Payments	~~111~~	*117*
7.07	Change in Nature of Business/Partnerships/Accounting Changes	~~112~~	*118*
7.08	Transactions with Affiliates	~~113~~	*118*
7.09	Sales and Leasebacks	~~113~~	*119*
7.10	Clauses Restricting Restricted Subsidiary Distributions	~~114~~	*119*
7.11	Use of Proceeds	~~115~~	*121*
7.12	Financial Covenants	~~115~~	*121*
7.13	Negative Pledges During Collateral and Covenant Release Periods	~~116~~	*122*
7.14	Modifications of Organization Documents and Other Documents, Etc.	~~116~~	*122*
7.15	Prepayments, Etc. of Indebtedness	~~116~~	*122*
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	~~117~~	*123*
8.02	Remedies upon Event of Default	~~119~~	*125*
8.03	Application of Funds	~~119~~	*126*
ARTICLE IX
ADMINISTRATIVE AGENT, CANADIAN AGENT, EUROPEAN AGENT AND COLLATERAL AGENT

9.01	Appointment and Authority	~~120~~	*126*
9.02	Rights as a Lender	~~120~~	*127*
9.03	Exculpatory Provisions	~~121~~	*127*
9.04	Reliance by Agents	~~121~~	*128*
9.05	Delegation of Duties	~~121~~	*128*
9.06	Resignation of Agent	~~122~~	*128*
9.07	Non-Reliance on Agent and Other Lenders	~~122~~	*129*
9.08	No Other Duties, Etc.	~~122~~	*129*
9.09	gent May File Proofs of Claim	~~122~~	*129*
9.10	Collateral and Guarantee Matters	~~123~~	*130*
9.11	Treasury Management Agreements and Swap Contracts	~~124~~	*130*
9.12	Withholding	~~124~~	*130*
9.13	ERISA	~~124~~	*131*
ARTICLE X
MISCELLANEOUS

10.01	Amendments, Etc.	~~124~~	*131*
10.02	Notices; Effectiveness; Electronic Communication	~~126~~	*133*
10.03	No Waiver; Cumulative Remedies	~~128~~	*134*
10.04	Expenses; Indemnity; Damage Waiver	~~128~~	*135*

Page
10.05	Payments Set Aside	~~130~~	*136*
10.06	Successors and Assigns	~~130~~	*137*
10.07	Treatment of Certain Information; Confidentiality	~~135~~	*142*
10.08	Right of Setoff	~~136~~	*143*
10.09	Interest Rate Limitation	~~136~~	*143*
10.10	Counterparts; Integration; Effectiveness	~~136~~	*143*
10.11	Survival of Representations and Warranties	~~137~~	*144*
10.12	Severability	~~137~~	*144*
10.13	Replacement of Lenders	~~137~~	*144*
10.14	Governing Law, Jurisdiction; Etc.	~~138~~	*144*
10.15	Waiver of Jury Trial	~~138~~	*145*
10.16	No Advisory or Fiduciary Responsibility	~~139~~	*146*
10.17	USA Patriot Act Notice	~~139~~	*146*
10.18	Judgment Currency	~~139~~	*146*
10.19	Separate and Distinct Obligations	~~140~~	*147*
10.20	Amendment and Restatement; Reaffirmation	~~140~~	*147*
10.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~140~~	*147*
SCHEDULES

1.01(b)	Mortgaged Property

1.01(c)	2016 Reorganization

2.01	Commitments

2.03	Existing Letters of Credit

5.09	Environmental Matters

5.13(a)	Subsidiaries

5.13(b)	Equity Interests

5.18	Intellectual Property

7.01	Existing Liens

7.02	Existing Investments

7.03	Existing Indebtedness

7.08(e)	Affiliate Transactions

10.02	Administrative Agent’s Office; Canadian Agent’s Office; European Agent’s Office, Certain Addresses for Notices

10.06	Processing and Recordation Fees

EXHIBITS
Exhibit A-1    Form of Borrowing or Conversion Notice
Exhibit A-2    Form of Prepayment Notice
Exhibit B-1    Form of U.S. Dollar Facility Swing Line Loan Notice
Exhibit B-2    Form of Multicurrency Facility Swing Line Loan Notice
Exhibit C-1    Form of U.S. Dollar Facility Revolving Loan Note
Exhibit C-2    Form of Multicurrency Facility Revolving Loan Note
Exhibit C-3    Form of U.S. Dollar Facility Swing Line Loan Note
Exhibit C-4    Form of Multicurrency Facility Swing Line Loan Note
Exhibit D    Form of Compliance Certificate
Exhibit E    Form of Assignment and Assumption
Exhibit F    [Reserved]
Exhibit G    [Reserved]
Exhibit H    [Reserved]
Exhibit I    [Reserved]
Exhibit J    Form of Appointment of Collateral Agent
Exhibit K    [Reserved]

Exhibit L    Form of Tax Status Certificates

v

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of August 25, 2017 (the “Closing Date” or the “Fourth Restatement Date”), among THE WILLIAM CARTER COMPANY, a Massachusetts corporation (the “U.S. Borrower”), the Canadian Borrower (as defined), CARTER’S HOLDINGS B.V., having its official seat (statutaire zetel) in Amsterdam, the Netherlands, registered with the Dutch trade register under number 63530201 (“Dutch Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A., as Administrative Agent, U.S. Dollar Facility Swing Line Lender (in such capacity, the “U.S. Dollar Facility Swing Line Lender”), U.S. Dollar Facility L/C Issuer (as defined) and Collateral Agent (in such capacity, the “Collateral Agent”), JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Agent, a Multicurrency Facility Swing Line Lender (as defined) and a Multicurrency Facility L/C Issuer (as defined), J.P. MORGAN EUROPE LIMITED, as European Agent, JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as a Multicurrency Facility Swing Line Lender and a Multicurrency Facility L/C Issuer, BANK OF AMERICA, N.A., and BANK OF MONTREAL, as Co-Syndication Agents (in such capacity, the “Syndication Agents”), BRANCH BANKING & TRUST COMPANY, HSBC SECURITIES (USA) INC., ROYAL BANK OF CANADA, SUNTRUST BANK, U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents (in such capacities, the “Co-Documentation Agents”) and J.P. MORGAN CHASE BANK, N.A., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (or any other registered broker-dealer, organized under the laws of the United States or a state thereof, wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) and BMO CAPITAL MARETS CORP. as Joint Lead Arrangers and Bookrunners (in such capacities, the “Arrangers”).
WHEREAS, the U.S. Borrower, the Lenders, Bank of America, N.A., as administrative agent, collateral agent, letter of credit issuer and swingline lender, and the other parties previously entered into that certain credit agreement, dated as of October 15, 2010 (the “Original Credit Agreement”);
WHEREAS, the Original Credit Agreement was amended and restated (the “First Amended and Restated Credit Agreement”) on December 22, 2011 (the “First Restatement Date”) to add the Canadian Borrower and to provide for Multicurrency Facility Revolving Loans, Multicurrency Facility Letters of Credit and Multicurrency Facility Swing Line Loans;
WHEREAS, the First Amended and Rested Credit Agreement was amended and restated (the “Second Amended and Restated Credit Agreement”) on August 31, 2012 (the “Second Restatement Date”);
WHEREAS, the Second Amended and Restated Credit Agreement was amended and restated (the “Third Amended and Restated Credit Agreement”) on September 16, 2015 (the “Third Restatement Date”);
WHEREAS, pursuant to that certain Agency Resignation, Assignment and Acceptance Agreement, dated as of the Third Restatement Date, in accordance with the terms of Section 9.06 of the Second Amended and Restated Credit Agreement, (i) Bank of America, N.A. and Bank of America, N.A., Canada Branch, resigned from their respective roles as Administrative Agent, U.S. Dollar Facility Swing Line Lender, Collateral Agent, Canadian Agent and Multicurrency Facility Swing Line Lender (in each case, under, and as defined in, the Second Amended and Restated Credit Agreement) and (ii) Required Lenders (under, and as defined in, the Second Amended and Rested Credit Agreement) appointed JPMorgan Chase Bank, N.A. as Administrative Agent, U.S. Dollar Facility Swing Line Lender and Collateral Agent and JPMorgan Chase Bank, N.A, Toronto Branch, as Canadian Agent and Multicurrency Facility Swing Line Lender (in each case, under, and as defined in, the Second Amended and Restated Credit Agreement) (the “Agency Resignation and Appointment Agreement”);
WHEREAS, the Borrowers have requested that the Third Amended and Restated Credit Agreement be amended and restated on the Fourth Restatement Date as set forth herein, which amendment and restatement shall become effective upon the Fourth Restatement Date;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Third Amended and Restated Credit Agreement and that this Agreement amend and restate in its entirety the Third Amended and Restated Credit Agreement and re-evidence the “Obligations” (under, and as defined in, the Third Amended and Restated Credit Agreement) outstanding on the Fourth Restatement Date as contemplated hereby; and
WHEREAS, except as otherwise provided herein, all Obligations are and shall continue to be secured by all Collateral on which a Lien is granted to the Collateral Agent pursuant to any Loan Document.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree to amend and restate the Third Amended and Restated Credit Agreement, and the Third Amended and Restated Credit Agreement is hereby amended and restated in its entirety as follows:
Article I

DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“2016 Reorganization” means the intercompany transactions among the Borrowers and its Subsidiaries, consummated after the Third Restatement Date and on or before March 31, 2016, reasonably necessary to achieve the restructuring set forth on Schedule 1.01(c) attached hereto.
“2016 Reorganization Documents” means, collectively, each document, instrument, certificate and agreement executed and delivered in connection with the 2016 Reorganization.
“~~2021~~*2027* Notes” means the $~~400,000,000~~*500,000,000* in aggregate principal amount of the ~~5.250~~*5.625%* Senior Notes due ~~2021,~~*2027*, issued by the U.S. Borrower pursuant to the ~~2021~~*2027* Notes Indenture.
“~~2021~~*2027* Notes Indenture” means that certain indenture, dated as of ~~August 12, 2013,~~*March 14, 2019*, among the U.S. Borrower, as issuer, Holdings and the Subsidiary Guarantors, as guarantors, and Wells Fargo Bank, National Association, as trustee, as in effect on the date hereof.
“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition (including, without limitation, Indebtedness assumed by the U.S. Borrower or any of its Restricted Subsidiaries), whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other similar agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business acquired in such Permitted Acquisition; provided that any such future payment that is subject to a contingency shall not be considered Acquisition Consideration except for any such payment which has become due and payable, at which point such payment shall be deemed Acquisition Consideration.
“Additional Lender” has the meaning assigned to such term in Section 2.14.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder, and includes any successor administrative agent. It is understood that, without limiting the other provisions of this Agreement, the Administrative Agent may utilize the services of its Affiliates and branches in connection with administrative matters related to this Agreement.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the U.S. Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
*“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.*
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 7.08, the term “Affiliate” shall also include another Person that directly or indirectly owns more than 10% of the Voting Stock of such Person.
“Affiliated Charitable Organization” means any charitable organization that is an Affiliate of the U.S. Borrower or any Restricted Subsidiary that meets the requirements of Section 501(c)(3) of the Code to the extent, and only for so long as, such organization is eligible to receive tax-deductible contributions in accordance with Section 170 of the Code.
“Agency Resignation and Appointment Agreement” has the meaning given to such term in the recitals hereto.
“Agent Parties” has the meaning assigned to such term in Section 10.02(c).
“Agents” means the Administrative Agent, the Collateral Agent, the Canadian Agent, the European Agent, any Facility Agent and the Arrangers; and “Agent” shall mean any of them.
“Aggregate Commitments” means the Commitments of all of the Lenders.
“Aggregate Multicurrency Facility Commitments” means the Multicurrency Facility Commitments of all of the Multicurrency Facility Lenders.
“Aggregate U.S. Dollar Facility Commitments” means the U.S. Dollar Facility Commitments of all of the U.S. Dollar Facility Lenders.
“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.
“Agreement Currency” has the meaning assigned to such term in Section 10.18.
“Alternative Currency” means any currency that is approved in accordance with Section 1.09(a).
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the applicable Facility Agent or L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Multicurrency Facility Commitments and $100,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Multicurrency Facility Commitments.
“Amendment No. 1” means Amendment No. 1 to this Agreement, dated as of September 21, 2018, by and among the Borrowers, the Administrative Agent, the Collateral Agent, the Canadian Agent, the European Agent and the Lenders party thereto.
*“Amendment No. 2” means Amendment No. 2 to this Agreement, dated as of May 4, 2020, by and among the Borrowers, the Administrative Agent, the Collateral Agent, the Canadian Agent, the European Agent and the Lenders party thereto.*

“Amendment No. 1 Effective Date” has the meaning assigned to such term in Amendment No. 1.
*“Amendment No. 2 Effective Date” has the meaning assigned to such term in Amendment No. 2.*
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.20.
“Applicable Commitment Fee Rate” means a rate equal to (a) from and including the ~~Fourth Restatement~~*Amendment No. 2 Effective* Date until the delivery of financial statements for the ~~first fiscal quarter ending after the Fourth Restatement Date, 0.20% per annum and~~ *second fiscal quarter of 2020 (and the related Compliance Certificate with respect to such quarter pursuant Section 6.02(b)), 0.35% per annum,* (b) thereafter *until the delivery of financial statements and related Compliance Certificate for the last fiscal quarter of the Restricted Period,* a percentage per annum determined by reference to the Lease Adjusted Leverage Ratio in effect from time to time as set forth below:
*

Pricing Level	Lease Adjusted Leverage Ratio	Applicable Commitment Fee Rate
I	≥ 5.00:1.00	0.40%
II	< 5.00:1.00 ≥ 4.00:1.00	0.35%
III	< 4.00:1.00 ≥ 3.00:1.00	0.30%
IV	< 3.00:1.00 ≥ 2.50:1.00	0.25%
V	< 2.50:1.00 ≥ 2.00:1.00	0.20%
VI	< 2.00:1.00	0.15%

*and (c) thereafter, a percentage per annum determined by reference to the Lease Adjusted Leverage Ratio in effect from time to time as set forth below:*

Pricing Level	Lease Adjusted Leverage Ratio	Applicable Commitment Fee Rate
I	≥ 3.00:1.00	0.30%
II	< 3.00:1.00 ≥ 2.50:1.00	0.25%
III	< 2.50:1.00 ≥ 2.00:1.00	0.20%
IV	< 2.00:1.00	0.15%

Any increase or decrease in the Applicable Commitment Fee Rate resulting from a change in the Lease Adjusted Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered with respect to the financial statements for the most recently ended fiscal quarter or fiscal year, as applicable pursuant to Section 6.02(b) and be based on the Lease Adjusted Leverage Ratio set forth therein; provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Pricing Level I set forth in the table above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the Compliance Certificate is delivered.
If, at a time when this Agreement is in effect or any unpaid Obligations are outstanding (other than indemnities and other contingent obligations not yet due and payable), as a result of any restatement of or other adjustment to the financial statements of the U.S. Borrower or Holdings or for any other reason, the U.S. Borrower or the Required Lenders determine that (i) the Lease Adjusted Leverage Ratio as calculated by the U.S. Borrower or Holdings as of any applicable date was inaccurate and (ii) a proper calculation of the Lease Adjusted Leverage Ratio would have resulted in higher pricing for such period, each applicable Borrower shall immediately and retroactively be obligated to pay to the applicable Facility Agent, for the account of the applicable Lenders promptly on demand by each applicable Facility Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the U.S. Borrower under the Bankruptcy Code of the United States, automatically and without further action by such Facility Agent or any Lender), an amount equal to the excess of the amount of fees that should have been paid for such period over the amount of fees actually paid for such period; provided, that such inaccuracy shall not in any event be deemed retroactively to be a Default or Event of Default pursuant to Section 8.01(a) if such amount is paid promptly on demand as set forth above. This paragraph shall not limit the rights of the Administrative Agent, the applicable Facility Agent or any Lender, as the case may be, under Section 2.08(b) or under Article VIII.
*For the avoidance of doubt, with respect to any determination of commitment fees pursuant to Section 2.09(a) accruing for the period commencing with the first day of the second fiscal quarter of 2020 and prior to the Amendment No. 2 Effective Date, the Applicable Commitment Fee Rate in effect immediately prior to the Amendment No. 2 Effective Date shall be applicable.*
“Applicable Rate” means (i) from and including the ~~Fourth Restatement~~*Amendment No. 2 Effective* Date until the delivery of financial statements for the ~~first fiscal quarter ending after the Fourth Restatement Date, (A) 0.375~~*second fiscal quarter of 2020 (and the related Compliance Certificate with respect to such quarter pursuant Section 6.02(b)), (A) 1.125%* with respect to Loans that are Base Rate Loans, Canadian U.S. Base Rate Loans or Canadian Prime Rate Loans and ~~0.6875~~*1.0625%* with respect to commercial Letters of Credit and (B) ~~1.375~~*2.125%* with respect to Loans that are Eurodollar Rate Loans or Overnight LIBO Rate Loans and standby Letters of Credit ~~and~~, (ii) thereafter *until the delivery of financial statements and related Compliance Certificate for the last fiscal quarter of the Restricted Period,* a percentage per annum determined by reference to the Lease Adjusted Leverage Ratio in effect from time to time as set forth below:

*		Applicable Rate
Pricing Level	Lease Adjusted Leverage Ratio	Base Rate Loans, Canadian U.S. Base Rate Loans and Canadian Prime Rate Loans	Commercial Letters of Credit	Eurodollar Rate Loans, Overnight LIBO Rate Loans and standby Letters of Credit
I	> 5.00:1.00	1.375%	1.1875%	2.375%
II	< 5.00:1.00 > 4.00:1.00	1.125%	1.0625%	2.125%
III	< 4.00:1.00 > 3.00:1.00	0.875%	0.9375%	1.875%
IV	< 3.00:1.00 > 2.50:1.00	0.625%	0.8125%	1.625%
V	< 2.50:1.00 > 2.00:1.00	0.375%	0.6875%	1.375%
VI	< 2.00:1.00	0.125%	0.5625%	1.125%

*and (iii) thereafter, a percentage per annum determined by reference to the Lease Adjusted Leverage Ratio in effect from time to time as set forth below:*

*		Applicable Rate
Pricing Level	Lease Adjusted Leverage Ratio	Base Rate Loans, Canadian U.S. Base Rate Loans and Canadian Prime Rate Loans	Commercial Letters of Credit	Eurodollar Rate Loans, Overnight LIBO Rate Loans and standby Letters of Credit
I	> 3.00:1.00	0.875%	0.9375%	1.875%
II	< 3.00:1.00 > 2.50:1.00	0.625%	0.8125%	1.625%
III	< 2.50:1.00 > 2.00:1.00	0.375%	0.6875%	1.375%
IV	< 2.00:1.00	0.125%	0.5625%	1.125%

Any increase or decrease in the Applicable Rate resulting from a change in the Lease Adjusted Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) with respect to the financial statements for the most recently ended fiscal quarter or fiscal year, as applicable, and be based on the Lease Adjusted Leverage Ratio set forth therein; provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Pricing Level I set forth in the table above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the Compliance Certificate is delivered.
If, at a time when this Agreement is in effect or any unpaid Obligations are outstanding (other than indemnities and other contingent obligations not yet due and payable), as a result of any restatement of or other adjustment to the financial statements of the U.S. Borrower or Holdings or for any other reason, the U.S. Borrower or the Required Lenders determine that (i) the Lease Adjusted Leverage Ratio as calculated by the U.S. Borrower or Holdings as of any applicable date was inaccurate and (ii) a proper calculation of the Lease Adjusted Leverage Ratio would have resulted in higher pricing for such period, the applicable Borrower shall immediately and retroactively be obligated to pay to the applicable Facility Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the applicable Facility Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the U.S. Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, the applicable Facility Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; provided, that such inaccuracy shall not in any event be deemed retroactively to be a Default or Event of Default pursuant to Section 8.01(a) if such amount is paid promptly on demand as set forth above. This paragraph shall not limit the rights of the Administrative Agent, the applicable Facility Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.
*For the avoidance of doubt, with respect to any determination of Letter of Credit Fees or interest accruing for the period commencing with the first day of the second fiscal quarter of 2020 and prior to the Amendment No. 2 Effective Date, the Applicable Rate in effect immediately prior to the Amendment No. 2 Effective Date shall be applicable.*
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Multicurrency Facility L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that advises or manages a Lender.
“Arrangers” has the meaning assigned to such term in the introductory paragraph hereto.
“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to (other than (i) a U.S. Borrower or any Subsidiary Guarantor to another U.S. Borrower or Subsidiary Guarantor, (ii) Foreign Subsidiaries that do not constitute Loan Parties to other Foreign Subsidiaries that do not constitute Loan Parties, and (iii) Foreign Subsidiaries that constitute Loan Parties to other Foreign Subsidiaries that constitute Loan Parties)), or any exchange of property with, any Person (other than an exchange where the U.S. Borrower or a Subsidiary Guarantor is the only Person to which any property is provided in such exchange), in one transaction or a series of transactions, of all or any part of the U.S. Borrower’s or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Equity Interests of any of the U.S. Borrower’s Restricted Subsidiaries, other than (i) inventory (or other assets, including Cash Equivalents and intellectual property) sold, leased or licensed in the ordinary course of business, (ii) obsolete, worn out or surplus property sold in the ordinary course of business (or in the case of leased or subleased properties, properties which are no longer useful or necessary in the U.S. Borrower’s or any of its Restricted Subsidiaries’ businesses and disposed of in the ordinary course of business), (iii) intellectual property licensed in the ordinary course of business, (iv) casualty and condemnation events, (v) the discount, settlement or write off of accounts receivable or overdue accounts receivable for collection in the ordinary course of business, (vi) the sale or other disposition of cash and Cash Equivalents, and (vii) to the extent not resulting in aggregate proceeds in any fiscal year in excess of $60,000,000, sales of other assets in such fiscal year for aggregate consideration of less than $30,000,000 with respect to any transaction or series of related transactions.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the applicable Facility Agent, in substantially the form of Exhibit E or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries as of January 2, 2016, December 31, 2016 and December 30, 2017 and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal years then ended, including the notes thereto.
“Auto-Extension Letter of Credit” has the meaning assigned to such term in Section 2.03(b)(iii).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~*Affected* Financial Institution.
“Bail-In Legislation” means~~,~~ *(a)* with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, *rule, regulation or requirement* for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule *and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).*
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the FRBNY Rate in effect on such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%; provided that if any the above rates shall be less than zero, such rate shall be deemed to be zero. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.
“BIA” means Bankruptcy and Insolvency Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder, as in effect from time to time.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
*“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.*
“Borrower Materials” has the meaning assigned to such term in Section 6.02.
“Borrowers” means the U.S. Borrower, the Canadian Borrower and the Dutch Borrower.
“Borrowing” means a Revolving Loan Borrowing, a Swing Line Borrowing or a borrowing of Incremental Term Loans, as the context may require.
“Borrowing or Conversion Notice” means a notice of (a) a Revolving Loan Borrowing, (b) a borrowing of an Incremental Term Loan, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be executed by the applicable Borrower, and substantially in the form of Exhibit A-1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or the jurisdiction where the Administrative Agent’s Office with respect to Obligations under the U.S. Dollar Facility Revolving Loans, U.S. Dollar Facility Commitments, U.S. Dollar Facility L/C Obligations, or U.S. Dollar Facility Swing Line Loans is located and, if such day relates to any Eurodollar Rate Loan or Overnight LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market; provided that, when used in connection with any Multicurrency Facility Revolving Loan, Multicurrency Facility Commitment, Multicurrency Facility L/C Obligations, or Multicurrency Facility Swing Line Loan, the term “Business Day” shall also exclude (i) with respect to the Canadian Agent, any day on which commercial banks in Ontario or in the jurisdiction where the Canadian Agent’s principal Canadian lending branch is located are authorized or required by law to remain closed, (ii) with respect to the European Agent, any day on which commercial banks in London,
England or in the jurisdiction where the European Agent’s principal European lending branch is located are authorized or required by law to remain closed and (iii) with respect to any other applicable Facility Agent, any day on which commercial banks in the jurisdiction where such applicable Facility Agent’s principal lending branch is located are authorized or required by law to remain closed.
“Canadian Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as Canadian agent hereunder, and includes any successor Canadian agent.
“Canadian Agent’s Office” means the Canadian Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Canadian Agent may from time to time notify to the Canadian Borrower and the Lenders.
“Canadian Anti-Terrorism Laws” means the anti-terrorist provisions of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the United Nations Suppression of Terrorism Regulations and the Anti-terrorism Act (Canada) and all regulations and orders made thereunder.
“Canadian Benefit Plans” means all material employee benefit plans or arrangements maintained or contributed to by the Canadian Borrower that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plan and arrangements in which the employees or former employees of the Canadian Borrower participate or are eligible to participate but excluding all stock option or stock purchase plans.
“Canadian Borrower” means The Genuine Canadian Corp., an Ontario corporation (as successor by amalgamation to Northstar Canadian Operations Corp.).
“Canadian Dollar” or “C$” mean lawful money of Canada.
“Canadian Dollar Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars as determined by the Administrative Agent or the applicable Multicurrency Facility L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars with Dollars.
“Canadian Obligations” means all obligations, liabilities and indebtedness of every nature of the Canadian Borrower from time to time owed to the Secured Parties under the Loan Documents including, without limitation, (i) the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable including, without limitation, all interest, fees, cost and expenses accrued or incurred after the filing of any petition under any bankruptcy or insolvency law (regardless of whether allowed or allowable in whole or in part as a claim therein), (ii) the due and punctual payment and performance of all obligations of the Canadian Borrower under each Swap Contract permitted to be incurred pursuant to Section 7.03(n) entered into with any counterparty that is a Secured Party; provided that the Canadian Obligations shall exclude any Excluded Swap Obligations and (iii) the due and punctual payment and performance of all obligations in respect of any Treasury Management Agreement between the Canadian Borrower and any Person that is a Secured Party.

“Canadian Pension Plans” means all plans and arrangements which are or which are intended to be registered under or subject to pension minimum standards legislation in Canada that is established, maintained or contributed to by the Canadian Borrower for its employees or former employees.
“Canadian Prime Rate” means, on any day, the rate determined by the Canadian Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Canadian Agent in its reasonable discretion) and (ii) the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Canadian Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1.00% per annum; provided that (a) if any the above rates shall be less than zero, such rate shall be deemed to be zero and (b) any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.
“Canadian Prime Rate Loans” means Multicurrency Facility Revolving Loans and Multicurrency Facility Swing Line Loans for which the applicable rate of interest is based upon the Canadian Prime Rate.
“Canadian U.S. Base Rate” means, at any time, the rate of interest per annum equal to the greatest of (i) the rate which the principal office of the Canadian Agent in Toronto, Ontario announces from time to time as the reference rate of interest for loans in Dollars to its Canadian borrowers; (ii) the FRBNY Rate plus 0.50% and (iii) the Eurodollar Rate plus 1.00%, in each case adjusted automatically with each change in such rates all without the necessity of any notice to the Canadian Borrower or any other Person; provided that if any the above rates shall be less than zero, such rate shall be deemed to be zero.
“Canadian U.S. Base Rate Loans” means Multicurrency Facility Revolving Loans and Multicurrency Facility Swing Line Loans for which the applicable rate of interest is based on the Canadian U.S. Base Rate.
“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer or the applicable Swing Line Lender (as applicable) and, if applicable, the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer or the applicable Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, as to any Person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition by such Person; provided the full faith and credit of the United States is pledged in support thereof; (b) time deposits, certificates of deposit and bankers’ acceptances of any Lender or any commercial bank, or which is the principal banking subsidiary of a bank holding company, in each case, organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 with maturities of not more than one year from the date of acquisition by such Person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person; (e) direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s with maturities of not more than one year from the date of acquisition thereof; (f) demand deposit accounts maintained in the ordinary course of business with any Lender or any commercial bank, or which is the principal banking subsidiary of a bank holding company, in each case, organized under the laws of the United States, any state thereof or the District of Columbia having capital and surplus aggregating in excess of $500,000,000; (g) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (a) through (f) above; and (h) in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in clauses (a) through (g) of this definition.
“CDOR Rate” means, the rate per annum, equal to the average of the annual yield rates applicable to Canadian Dollar banker’s acceptances at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date of such Interest Period (or if such day is not a Business Day, then on the immediately preceding business Day) as reported on the “CDOR page” (or any display substituted therefor) of Reuters Monitor Money Rates Service (or such other page or commercially available source displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as may be designated by the Administrative Agent from time to time) (in each case, the “Published CDOR Rate”) for a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, for a term equivalent to the number of months closest to such Interest Period).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.
“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, order, policy, rule, regulation or treaty, (b) any change in any law, order, policy, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means, at any time,
(a)the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the U.S. Borrower and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);
(b)    Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of any Borrower, except, in the case of any Foreign Borrower, pursuant to a transaction permitted under Sections 7.04 and 7.05 so long as (i) such Foreign Borrower shall cease to be a Borrower under this Agreement, (ii) all commitments to make Loans to, and to issue Letters of Credit on behalf of, such Foreign Borrower shall have been terminated, (iii) all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Swap Contracts and Treasury Management Agreements not then due and payable) of such Foreign Borrower shall have been paid or otherwise satisfied in full and (iv) all Letters of Credit issued on behalf of such Foreign Borrower shall have expired or shall have been terminated or Cash Collateralized (other than Letters of Credit as to which other arrangements reasonably satisfactory to the

Administrative Agent and the L/C Issuers shall have been made), in the case of each of the foregoing clauses (i) through (iv), pursuant documentation reasonably acceptable to the Agents;
(c)    the adoption of a plan relating to the liquidation or dissolution of Holdings or the U.S. Borrower;
(d)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, 35% or more of the Voting Stock of Holdings, measured by voting power rather than number of shares; or
(e)    the first day on which a majority of the members of the board of directors of Holdings are not Continuing Directors.
“Closing Date” has the meaning assigned to such term in the introductory paragraph hereto.
“Co-Documentation Agents” has the meaning assigned to such term in the introductory paragraph hereto.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document. For purposes of clarification, the foregoing shall no longer constitute “Collateral” during a Collateral and Covenant Release Period and during a Collateral and Covenant Release Period there shall be no
“Collateral”.
“Collateral Agent” has the meaning assigned to such term in the introductory paragraph hereto, and includes any successor collateral agent.
“Collateral and Covenant Release Period” means any period *(unless any part of such period occurs during the Restricted Period)* after the Fourth Restatement Date commencing on the occurrence of a Collateral and Covenant Release Date and ending on the Collateral and Covenant Trigger Date, if any, subsequent to such Collateral and Covenant Release Date.
“Collateral and Covenant Release Date” means any date after the Fourth Restatement Date *(other than any date that falls during the Restricted Period)* on which no Default or Event of Default is continuing and all of the following events shall have occurred: (a) Moody’s has in effect a corporate family rating (that has not been placed on negative watch) of Baa3 or higher (with a stable or better outlook), (b) S&P has in effect a corporate credit rating (that has not been placed on negative watch) of BBB- or higher (with a stable or better outlook) and (c) the Administrative Agent shall have received a certificate signed by the chief executive officer or the chief financial officer of the U.S. Borrower certifying that the foregoing conditions have all been satisfied.
“Collateral and Covenant Trigger Date” means any date after the Fourth Restatement Date, after the occurrence and during the Collateral and Covenant Release Period, on which one of the following events occurs: (w) both (a) Moody’s issues a corporate family rating of Ba1 or lower (with a stable or better outlook) and (b) S&P issues a corporate credit rating of BB+ or lower (with a stable or better outlook), (x) either (a) Moody’s issues a corporate family rating of Ba2 or lower (with a stable or better outlook) or (b) S&P issues a corporate credit rating of BB or lower (with a stable or better outlook), (y) Moody’s or S&P ceases to issue a corporate family rating or corporate credit rating, as the case may be, or (z) any Event of Default shall occur and continue and have not been waived or cured under Section 8.01(a), 8.01(b) (as a result of any failure to comply with Section 7.12), 8.01(f) or 8.01(g).

“Commitment” means a U.S. Dollar Facility Commitment or a Multicurrency Facility Commitment, as applicable.
“Commitment Increase” means a U.S. Dollar Facility Commitment Increase or a Multicurrency Facility Commitment Increase, as applicable.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Consolidated EBITDA” means, for any period, (a) Consolidated EBITDAR for such period minus (b) to the extent added back to such Consolidated EBITDAR, Rent Expense.
“Consolidated EBITDAR” means, for any period, (a) Consolidated Net Income for such Measurement Period plus (b) the following (without duplication) to the extent deducted (other than clause (vii)) in calculating such Consolidated Net Income (and not added back in the definition thereof):
(i)total interest expense,
(ii)    provisions for taxes (including any taxes actually paid and franchise taxes) of the U.S. Borrower and its Restricted Subsidiaries based upon income as reflected in the provision for income taxes in the U.S. Borrower’s (or, if so delivered pursuant to Section 6.01, Holdings’) consolidated financial statements, subject to adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any),
(iii)    depreciation and amortization expense of the U.S. Borrower and its Restricted
Subsidiaries,
(iv)    non-cash charges and expenses of the U.S. Borrower and its Restricted Subsidiaries (including any non-cash charges resulting from purchase accounting, but excluding any such charge or expense that constitutes an accrual of or a reserve for potential cash charges for any future period or amortization of a prepaid cash item that was paid in a prior period)~~,~~;
(v)    expenses incurred in connection with any Investment made pursuant to Section 7.02(f), (g), (h), (i), (n), (o), (r), or (y) of this Agreement or under the Third Amended and Restated Credit Agreement, any issuance of Disqualified Capital Stock, any Debt Issuance or any issuance of Equity Interests of Holdings, U.S. Borrower and its Restricted Subsidiaries (in each case, whether or not consummated), or early extinguishment of Indebtedness,
(vi)    to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition,
(vii)    to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or proceeds from business interruption insurance,
(viii)    non-recurring or unusual *cash or non-cash* costs, charges and expenses during such four quarter period in an aggregate amount not to exceed the greater of (A) $35,000,000 *(or for any Test Period ending on or prior to the last day of the third fiscal quarter of fiscal year 2021, $60,000,000)* and (B) 5% of Consolidated EBITDAR calculated (without giving effect to this clause (viii)) on a Pro forma Basis for the Measurement Period most recently ended for which financial statements have been delivered pursuant to Section 6.01;
(ix)    fees and expenses in connection with refinancings permitted by Sections 7.03 and 7.15;

(x)    unrealized losses (and minus unrealized gains) in respect of Swap Contracts;
(xi)    Fourth Restatement Date Transaction Costs;
(xii)    First Amendment Transaction Costs; ~~and~~
(xiii)    *Second Amendment Transaction Costs; and*
(xiv)    Rent Expense;
minus (c) non-cash items increasing such Consolidated Net Income (other than with respect to cash actually received in prior periods but not recognized as income until the current period and other than with respect to the accrual of revenue or the reversal of any accrual of, or reserve for, anticipated cash charges made that reduced Consolidated EBITDAR in any prior period) minus (d) cash interest income for such period.
Consolidated EBITDAR shall be calculated on a Pro forma Basis to give effect to any Specified Transaction (other than any Permitted Acquisitions involving the payment of Acquisition Consideration of less than $1,000,000) consummated at any time on or after the first day of the relevant Test Period and on or prior to the calculation date as if each Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.
“Consolidated First Lien Leverage Ratio” means, at any date of determination, the ratio of (x) Consolidated Indebtedness that is secured by a Lien on any asset or property of the U.S. Borrower or any of its Restricted Subsidiaries on such date (other than Liens expressly subordinated in writing to any Liens securing the Obligations), without giving effect to any Collateral release required pursuant to Section 6.13(c) upon the occurrence of a Collateral and Covenant Release Date, to (y) Consolidated EBITDA for the Test Period most recently ended on or before such date.
“Consolidated Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDAR for such Test Period to (b) Consolidated Fixed Charges for such Test Period.
“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the U.S. Borrower and its Restricted Subsidiaries on a consolidated basis equal to (i) Consolidated Interest Expense ~~(excluding interest incurred on Indebtedness outstanding pursuant to Section 7.03(w), on and after the date of issuance of an irrevocable and unconditional notice of redemption, to the extent, prior to the maturity thereof, U.S. Borrower or a Restricted Subsidiary has irrevocably and unconditionally deposited with the agent or trustee for such Indebtedness funds in an amount sufficient for the payment in full of all interest, principal, fees and premiums on such Indebtedness))~~ and (ii) Rent Expense for such period.
“Consolidated Indebtedness” means, as at any date of determination, the *excess of (a)* aggregate amount of all Indebtedness of the U.S. Borrower and its Restricted Subsidiaries required to be shown as a liability on a consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP, but excluding Indebtedness of the U.S. Borrower and its Restricted Subsidiaries (i) of the type referred to in clause (c) of the definition of “Indebtedness” and (ii) of the type referred to in clause (b) of the definition of “Indebtedness” for which the reimbursement obligation is contingent or unmatured or in respect of which the reimbursement obligation has been paid or extinguished *over (b) to the extent such date is upon or after the occurrence of the Post-Amendment No. 2 Bond Issuance and so long as the aggregate unrestricted cash and Cash Equivalents (other than restrictions constituting Permitted Liens described in clauses (a), (b), (g), and (i) of Section 7.01) of U.S. Borrower and its Restricted Subsidiaries as of such date is at least equal to the aggregate principal gross amount outstanding of the Post-Amendment No. 2 Bond Issuance, the aggregate unrestricted cash and Cash Equivalents (other than restrictions constituting Permitted Liens described in clauses (a), (b), (g), and (i) of Section 7.01) of U.S. Borrower and its Restricted Subsidiaries as of such date (in an amount not to exceed, solely with respect to this clause (b), the aggregate principal gross amount outstanding of the Post-Amendment No. 2 Bond Issuance).* For the avoidance of doubt, “Consolidated Indebtedness” shall also exclude Indebtedness of the U.S.

Borrower and its Restricted Subsidiaries of the type referred to in clause (h) of the definition of “Indebtedness” to the extent it relates to Indebtedness described in clauses (i) or (ii) of the immediately preceding sentence.
“Consolidated Interest Expense” means, for any period, the total consolidated cash interest expense of the U.S. Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, net of cash interest income, plus, without duplication, imputed interest on Attributable Indebtedness of the U.S. Borrower and its Restricted Subsidiaries for such period; provided that (i) to the extent directly related to the Fourth Restatement Date Transaction, debt issuance costs, debt discount or premium and other financing fees and expenses, together with any amortization in respect thereof, shall be excluded from the calculation of Consolidated Interest Expense and (ii) Consolidated Interest Expense shall be calculated after giving effect to Swap Contracts (including associated costs), but excluding unrealized gains and losses with respect to Swap Contracts. Consolidated Interest Expense shall be calculated on a Pro forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period and the period on or prior to the calculation date in connection with any Specified Transactions (other than any Permitted Acquisitions involving the payment of Acquisition Consideration of less than $1,000,000) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the U.S. Borrower and its Restricted Subsidiaries determined on a consolidated basis for such Measurement Period taken as a single accounting period in conformity with GAAP, provided that there shall be excluded to the extent otherwise included therein, without duplication:
(a)    the income (or loss) of any Person that is not a Restricted Subsidiary of the U.S. Borrower, or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or other distributions actually paid to the U.S. Borrower or any of its Restricted Subsidiaries by such Person during such period;
(b)    subject to the last paragraph of the definition of Consolidated EBITDAR, the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the U.S. Borrower or is merged into or amalgamated or consolidated with the U.S. Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the U.S. Borrower or any of its Restricted Subsidiaries;
(c)    the cumulative effect of a change in accounting principles as well as any current period impact of new accounting pronouncements including those related to purchase accounting;
(d)    the income of any Restricted Subsidiary of the U.S. Borrower (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid or permitted to be paid (by consent, waiver or otherwise) to the U.S. Borrower or any of its Restricted Subsidiaries by such Person during such period;
(e)    any net after-tax gains or losses attributable to the early extinguishment of Indebtedness, including any write-off of debt issuance costs incurred in the Fourth Restatement Date Refinancing or any prior refinancing on the Original Closing Date, the First Restatement Date, the Second Restatement Date, or the Third Restatement Date;
(f)    any net unrealized gain or loss (after any offset) resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net gain or loss resulting from obligations under any Swap Contracts for currency exchange risk) and any foreign currency translation gains or losses;
(g)    any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees);

(h)    any impairment charge or asset write-off or write-down (other than a write down of accounts receivable or inventory), including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;
(i)    inventory purchase accounting adjustments and amortization, impairment and other non-cash charges (including asset revaluations) resulting from purchase accounting adjustments with respect to any Permitted Acquisition;
(j)    non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs;
(k)    any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan; and
(l)    (to the extent not included in clauses (a) through (k) above) any net extraordinary gains or net extraordinary losses.
“Consolidated Total Assets” means, as of any date of determination, the total amount of assets of the U.S. Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as reflected in most recent balance sheet delivered pursuant to Section 6.01(a) or 6.01(b), as applicable.
“Continuing Directors” means, as of any date of determination, any member of the board of directors of Holdings who: (a) was a member of such board of directors on the Closing Date; or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, contract, indenture, mortgage, deed of trust, undertaking or other instrument to which such Person is a party or by which it or any of its property is bound or to which it or any of its properties is subject.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covenant Transaction” has the meaning assigned to such term in Section 1.08(c).
*“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).*
*“Covered Party” has the meaning assigned to it in Section 10.22.*
*“COVID-19” means the novel coronavirus identified publicly in the last fiscal quarter of 2019.*
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debt Issuance” means the incurrence by the U.S. Borrower or any of its Restricted Subsidiaries of any Indebtedness pursuant to Section 7.03(d), (l), (m), (p), (r), *(s)*, *(w)*, or (~~s~~*x*) after the Original Closing Date.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Deemed Year” has the meaning assigned to such term in Section 2.10.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” has the meaning assigned to such term in Section 2.08(b).
*“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.*
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) has notified the applicable Borrower or the applicable Facility Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination (made in good faith) that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the applicable Facility Agent, to confirm in a manner satisfactory to the applicable Facility Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof or upon a “change of control” (as defined therein)) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one days following the latest Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof or upon a “change of control” (as defined therein)) for (i) Indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date that is ninety-one days following the latest Maturity Date, or (c) contains any mandatory repurchase obligation which may come into effect prior to payment in full of all Obligations other than in connection with or upon a “change of control” (as defined therein); provided that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is ninety-one days following the latest Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.
“Dollar” and “$” mean lawful currency of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Multicurrency Facility L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars, (c) with respect to any amount denominated in Euros, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Multicurrency Facility L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Euros, (d) with respect to any amount denominated in Pounds Sterling, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Multicurrency Facility L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Pounds Sterling, and (e) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Multicurrency Facility L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Domestic Loan Parties” means, collectively, each Loan Party that is organized under the laws of the United States, any state thereof or the District of Columbia, other than Excluded Domestic Subsidiaries and Foreign Subsidiary Holding Companies.
“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
“Dutch Borrower” has the meaning assigned to such term in the introductory paragraph hereto.
“Dutch Obligations” means all obligations, liabilities and indebtedness of every nature of the Dutch Borrower from time to time owed to the Secured Parties under the Loan Documents including, without limitation, (i) the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable including, without limitation, all interest, fees, cost and expenses accrued or incurred after the filing of any petition under any bankruptcy or insolvency law (regardless of whether allowed or allowable in whole or in part as a claim therein), (ii) the due and punctual payment and performance of all obligations of the Dutch Borrower under each Swap Contract permitted to be incurred pursuant to Section 7.03(n) entered into with any counterparty that is a Secured Party; provided that the Dutch Obligations shall exclude any Excluded Swap Obligations and (iii) the due and punctual payment and performance of all obligations in respect of any Treasury Management Agreement between the Dutch Borrower and any Person that is a Secured Party.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person approved by (i) the Administrative Agent, (ii)(A) the applicable L/C Issuer and (B) the applicable Swing Line Lender and (iii) unless an Event of Default has occurred and is continuing, the U.S. Borrower (each such approval not to be unreasonably withheld or delayed and provided that the U.S. Borrower shall be deemed to have given such approval if it has not objected to such “Eligible Assignee” within 10 Business Days after having received notice thereof); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) any natural person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or (y) the U.S. Borrower or any of the U.S. Borrower’s Affiliates or Subsidiaries; provided, further, that (I) until the interpretation of the term “public” (as referred to in Article 4.1(1) of the Capital Requirements

Regulation (EU/575/2013) (“CRR”)) has been published by the competent authority, any “Eligible Assignee’s” participation in respect of Commitments towards, or Borrowings by, the Dutch Borrower is at least equal to EUR 100,000 (or the foreign currency equivalent thereof), or such “Eligible Assignee” is otherwise not forming part of the public, and (II) as soon as the interpretation of the term “public” has been published by the competent authority, such “Eligible Assignee” is not considered to be part of the public on the basis of such interpretation.
“Employee Benefit Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by a Loan Party or any ERISA Affiliate or with respect to which a Loan Party or a Restricted Subsidiary could reasonably be expected to incur liability.
“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.
“Environmental Claim” means any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.
“Environmental Law” means any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of the Environment or of public health as it relates to Releases of or exposure to Hazardous Materials, or to the Release or threatened Release of Hazardous Materials, or natural resource damages and any and all Environmental Permits.
“Environmental Permit” means any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.
“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any

ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Pension Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate; (h) any failure by a Pension Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived, (unless such failure is corrected by the final due date for all contributions for the plan year for which such failure occurred) or the failure to make any required contribution to a Multiemployer Plan; (i) the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security; or (j) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Loan Party or a Restricted Subsidiary thereof.
“EU” means the European Union.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” or “EUR” means the single currency of the participating member states of the EU.
“Euro Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Euros as determined by the Administrative Agent or the applicable Multicurrency Facility L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Euros with Dollars.
“Eurodollar Base Rate” means:
(a)    for any Interest Period (i)(A) with respect to a Eurodollar Rate Loan (other than a Eurodollar Rate Loan denominated in Canadian Dollars), the rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other person that takes over the administration of such rate) (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) (in each case, the “Published LIBOR Rate”) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period (or, in the case of Eurodollar Rate Loans denominated in Pounds Sterling, on the first day of such Interest Period), for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in the relevant currency, or (B) if such rate described in clause (i)(A) is not available at such time for any reason, such Eurodollar Base Rate shall be the Interpolated Rate, or (ii) in the case of a Eurodollar Rate Loan denominated in Canadian Dollars, (A) the CDOR Rate, or (B) if such rate described in clause (ii)(A) is not available at such time for any reason, such Eurodollar Base Rate shall be the Interpolated Rate; and
(b)    for any interest calculation with respect to a Base Rate Loan or a Canadian U.S. Base Rate Loan on any date, the rate per annum equal to (i) the Published LIBOR Rate, at approximately 11:00 a.m., London time, two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, such Eurodollar Base Rate shall be the Interpolated Rate.
Notwithstanding the foregoing, if any the above rates shall be less than zero, such rate shall be deemed to be zero.
“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan or a Base Rate Loan determined pursuant to clause (c) of the definition thereof, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =                  Eurodollar Base Rate
                                     1.00 – Eurodollar Reserve Percentage
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate. All Loans denominated in an Alternative Currency must be Eurodollar Rate Loans.
“Eurodollar Rate Revolving Loan” means a Revolving Loan that is a Eurodollar Rate Loan.
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“European Agent” means J.P. Morgan Europe Limited, in its capacity as European agent hereunder, and includes any successor European agent.
“European Agent’s Office” means the European Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the European Agent may from time to time notify to the Dutch Borrower and the Lenders.
“Event of Default” has the meaning assigned to such term in Section 8.01.
“Excess Amount” has the meaning assigned to such term in Section 2.05(c).
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia (whether treated as a disregarded entity for U.S. federal income tax purposes or not) that is a Subsidiary of a Foreign Subsidiary described in clause (i) of the definition of Foreign Subsidiary.
“Excluded Issuance” means the issuance of Equity Interests by Holdings, the proceeds of which are promptly contributed to U.S. Borrower.
“Excluded Subsidiary” means any Subsidiary that is (a) a Foreign Subsidiary, (b) a captive insurance company, (c) an Unrestricted Subsidiary or (d) not permitted by law, regulation or contract existing on the Closing Date or on the date any such Subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition) to provide a guarantee, or would require governmental (including regulatory) consent, approval, license or authorization to provide such guarantee, (unless such consent, approval, license or authorization has been received).
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 8.03, Section 2 of the Guarantee and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, the Canadian Agent, the European Agent, and other applicable Facility Agent, any Lender, any L/C Issuer, any Swing Line Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it in lieu of net income taxes (including, for the avoidance of doubt, any such taxes measured by overall gross receipts) and branch profits taxes imposed on it, in each case, as a result of the recipient being organized, resident or engaged in business (other than a business arising (or being deemed to arise) solely as a result of the Loan Documents or any transactions occurring pursuant thereto) in the jurisdiction imposing such tax, (b) in the case of a Foreign Lender to the U.S. Borrower (other than an assignee pursuant to a request by the U.S. Borrower under Section 10.13), any U.S. federal withholding tax that is imposed under any Laws in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the U.S. Borrower with respect to such withholding tax pursuant to Section 3.01(a), (c) any tax that is attributable to the failure of the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent, or any Lender, any L/C Issuer or any Swing Line Lender to comply with Section 3.01(e); provided that any such tax shall only constitute an Excluded Tax with respect to any such failing party, (d) any U.S. federal withholding Tax that is imposed under current Sections 1471 through 1474 of the Code or any Treasury regulations or other administrative guidance promulgated thereunder or any amended or successor version thereof that is substantively comparable (“FATCA”), (e) U.S. federal backup withholding taxes imposed under Section 3406 of the Code and (f) any interest, additions to tax or penalties in respect of the foregoing.
“Executive Order” has the meaning assigned to such term in Section 5.20(a).
“Existing Credit Agreement” means that certain Credit and Guaranty Agreement dated as of July 14, 2005 by and among The William Carter Company, as borrower, Carter’s, Inc. and certain subsidiaries of The William Carter Company, as guarantors, the various lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent, as amended, modified and otherwise supplemented from time to time to the First Restatement Date.
“Existing Letters of Credit” means each of those letters of credit previously issued under the Existing Credit Agreement, the Original Credit Agreement, the First Amended and Restated Credit Agreement, the Second Amended and Restated Credit Agreement, the Third Amended and Restated Credit Agreement or the Fourth Amended and Restated Credit Agreement, as applicable, for the account of Holdings, the U.S. Borrower or any of the U.S. Borrower’s Subsidiaries, in each case that is outstanding on the Amendment No. 1 Effective Date and listed on Schedule 2.03.
“Facility Agents” means the Administrative Agent, the Canadian Agent, the European Agent or, in the case of any borrowing in an Alternative Currency, any other Affiliate or branch of the Administrative Agent; and “Facility Agent” shall mean any of them. It is understood that, without limiting the other provisions of this Agreement, the Administrative Agent may utilize the services of its Affiliates and branches in connection with administrative matters related to this Agreement.
“Facility Agent’s Office” means the address and, as appropriate, account as any applicable Facility Agent may from time to time notify to the U.S. Borrower and the Lenders.
“FATCA” has the meaning assigned to such term in the definition of Excluded Taxes.
“Federal Funds Rate” means, for any day, the rate calculated by the FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate; provided that if the aforesaid rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letters” means, collectively, (i) the fee letter dated as of August 3, 2017 among JPMCB and the Borrowers, (ii) the fee letter dated as of August 2, 2017 among Bank of America, N.A., Merrill Lynch, Pierce,

Fenner & Smith Incorporated and the Borrowers and (iii) the fee letter dated as of August 1, 2017 among Bank of Montreal, BMO Capital Markets Corp. and the Borrowers, in each case, as amended, restated, supplemented or otherwise modified from time to time.
“Financial Plan” has the meaning assigned to such term in Section 6.01(d).
“First Amended and Restated Credit Agreement” has the meaning given to such term in the recitals hereto.
“First Amendment Transaction Costs” means the fees, costs and expenses payable by Holdings, the U.S. Borrower or any of their Subsidiaries in connection with the First Amendment Transactions.
“First Amendment Transactions” means, collectively, Amendment No. 1 and the payment of the fees and expenses incurred in connection with the foregoing.
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens).
“First Restatement Date” has the meaning given to such term in the recitals hereto.
“Foreign Lender” means any Lender that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code.
“Foreign Loan Party” means any Loan Party which is not organized under the laws of the United States, any State thereof or the District of Columbia.
“Foreign Plan” means any Employee Benefit Plan that is a defined benefit plan described in Section 4(b)(4) of ERISA.
“Foreign Restricted Subsidiary” means any direct or indirect Restricted Subsidiary of the U.S. Borrower which is a Foreign Subsidiary.
“Foreign Subsidiary” means (i) any Subsidiary of the U.S. Borrower which is not organized under the laws of the United States, any State thereof or the District of Columbia, (ii) Excluded Domestic Subsidiaries, and (iii) Foreign Subsidiary Holding Companies.
“Foreign Subsidiary Holding Company” means any Subsidiary, whose assets (other than a de minimis amount) consists primarily of the stock and related debt of one or more Foreign Subsidiaries.
“Fourth Restatement Date” has the meaning assigned to such term in the introductory paragraph hereto.
“Fourth Restatement Date Refinancing” means the refinancing in full of all the then outstanding obligations under the Third Amended and Restated Credit Agreement simultaneously with the execution of this Agreement on the Fourth Restatement Date.
“Fourth Restatement Date Transaction” means, collectively, (a) the Fourth Restatement Date Refinancing, (b) the amendment and restatement of the Third Amended and Restated Credit Agreement on the Fourth Restatement Date and (c) the payment of the fees and expenses incurred in connection with the foregoing.
“Fourth Restatement Date Transaction Costs” means the fees, costs and expenses payable by Holdings, the U.S. Borrower or any of their Subsidiaries in connection with the Fourth Restatement Date Transaction.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“FRBNY” means the Federal Reserve Bank of New York.

“FRBNY Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “FRBNY Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the U.S. Dollar Facility L/C Issuer, such Defaulting Lender’s Pro rata Share of the outstanding U.S. Dollar Facility L/C Obligations other than U.S. Dollar Facility L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other U.S. Dollar Facility Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to the Multicurrency Facility L/C Issuer, such Defaulting Lender’s Pro rata Share of the outstanding Multicurrency Facility L/C Obligations other than Multicurrency Facility L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Multicurrency Facility Lenders or Cash Collateralized in accordance with the terms hereof, (c) with respect to the U.S. Dollar Facility Swing Line Lender, such Defaulting Lender’s Pro rata Share of U.S. Dollar Facility Swing Line Loans other than U.S. Dollar Facility Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other U.S. Dollar Facility Lenders or Cash Collateralized in accordance with the terms hereof and (d) with respect to the
Multicurrency Facility Swing Line Lender, such Defaulting Lender’s Pro rata Share of Multicurrency Facility Swing Line Loans other than Multicurrency Facility Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Multicurrency Facility Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), including, without limitation, the FASB Accounting Standards Codification™, which are applicable to the circumstances as of the date of determination, subject to Section 1.03 hereof.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).
“Governmental Real Property Disclosure Requirements” means any applicable law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
“Granting Lender” has the meaning assigned to such term in Section 10.06(h).
“Guarantee” means, collectively, (i) the guarantee made by Holdings, the U.S. Borrower and the Subsidiary Guarantors (other than the Dutch Borrower and the Canadian Borrower) in favor of the Collateral Agent on behalf of the Secured Parties, substantially in the form of Exhibit F attached to the Third Amended and Restated Credit Agreement, (ii) the guarantee by the Canadian Borrower of the Dutch Obligations (to the extent no material adverse tax consequences would result therefrom), (iii) the guarantee by the Dutch Borrower of the Canadian Obligations (to the extent no material adverse tax consequences would result therefrom), and (iv) each other guarantee and guarantee supplement in respect of the Secured Obligations delivered pursuant to Section 6.13(b); provided, that, for the avoidance of doubt, in no event shall the Canadian Obligations of the Canadian Borrower, the Dutch Obligations of the Dutch Borrower, or, in any case, of any other Foreign Subsidiary include any Obligations, interest or fees thereon, or any indemnification or reimbursement obligations of U.S. Loan Parties.
“Guarantor” means each of (a) Holdings, (b) the U.S. Borrower (other than with respect to its direct Obligations as a primary obligor (as opposed to a guarantor) under (i) the Loan Documents, (ii) each Swap Contract permitted to be incurred pursuant to Section 7.03(n) entered into with any counterparty that is a Secured Party and (iii) all obligations in respect of any Treasury Management Agreement between any Loan Party and any Person that is a Secured Party), (c) solely with respect to the Dutch Obligations and to the extent no material adverse tax consequences would result therefrom, the Canadian Borrower (other than with respect to its direct Obligations as a primary obligor (as opposed to a guarantor) under (i) the Loan Documents, (ii) each Swap Contract permitted to be incurred pursuant to Section 7.03(n) entered into with any counterparty that is a Secured Party, (iii) all obligations in respect of any Treasury Management Agreement between any Loan Party and any Person that is a Secured Party and (iv) any Obligations, interest or fees thereon, or any indemnification or reimbursement obligations of U.S. Loan Parties), (d) solely with respect to the Canadian Obligations and to the extent no material adverse tax consequences would result therefrom, the Dutch Borrower (other than with respect to its direct Obligations as a primary obligor (as opposed to a guarantor) under (i) the Loan Documents, (ii) each Swap Contract permitted to be incurred pursuant to Section 7.03(n) entered into with any counterparty that is a Secured Party, (iii) all obligations in respect of any Treasury Management Agreement between any Loan Party and any Person that is a Secured Party and (iv) any Obligations, interest or fees thereon, or any indemnification or reimbursement obligations of U.S. Loan Parties) and (e) each Subsidiary Guarantor (other than the Dutch Borrower and the Canadian Borrower); provided that if any such Guarantor is released from its obligations hereunder as provided in Section 9.10, such Person shall cease to be a Guarantor hereunder effective upon such release; provided, that, for the avoidance of doubt, in no event shall the Canadian Obligations of the Canadian Borrower, the Dutch Obligations of the Dutch Borrower, or, in any case, of any other Foreign Subsidiary include any Obligations, interest or fees thereon, or any indemnification or reimbursement obligations of U.S. Loan Parties.
“Hazardous Materials” means the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.
“Hedge Bank” means each counterparty to a Swap Contract permitted by Section 7.03(n) with U.S. Borrower, the Canadian Borrower, the Dutch Borrower or any Subsidiary Guarantor if at the date of entering into such Swap Contract such Person was a Lender or Affiliate of a Lender and such Person executes and delivers to the Administrative Agent a letter agreement in the form of Exhibit J pursuant to which such Person (x) appoints the Collateral Agent as its agent under the applicable Loan Documents and (y) agrees to be bound by the provisions of Sections 10.04 and 10.14. For the avoidance of doubt, Persons that were Hedge Banks under the Third Amended and Restated Credit Agreement immediately prior to the effectiveness of this Agreement shall not cease to be Hedge Banks solely by virtue of the effectiveness of this Agreement.
“Holdings” means Carter’s, Inc., a Delaware corporation.
“Honor Date” has the meaning assigned to such term in Section 2.03(c)(i).
“Immaterial Subsidiary” means one or more Restricted Subsidiaries of the U.S. Borrower that, on a combined consolidated Pro forma Basis for all such Restricted Subsidiaries, did not (i) for the most recently concluded fiscal year account for more than 5.0% of consolidated revenues of the Borrower and its Restricted Subsidiaries and (ii) as of the last day of such fiscal year own more than 5.0% of the consolidated assets of the U.S. Borrower and its Restricted Subsidiaries.

“Improvements” means all on-site and off-site improvements to the Property, constructed on the Property, together with all fixtures, tenant improvements, and appurtenances now or later to be located on the Property and/or in such improvements.
“Incremental Amendment” has the meaning assigned to such term in Section 2.14.
“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.14.
“Incremental Term Loan” has the meaning assigned to such term in Section 2.14.
“Indebtedness” means, as to any Person at a particular time, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP (without duplication):
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than *(i)* trade accounts payable in the ordinary course of such Person’s business payable on terms customary in the trade, in each case, (x) not past due for more than ninety (90) days after the due date of such trade account payable or (y) past due for more than 90 days but not exceeding $15,000,000 in the aggregate *and (ii) during the Restricted Period, accounts payable and other deferred payables in the ordinary course of such Person’s business not past due for more than 365 days after the due date of such account or other deferred payable);*
(e)    indebtedness (excluding ~~prepaid interest thereon~~*(i) prepaid interest thereon and (ii) during the Restricted Period, (x) accounts payable and other deferred payables in the ordinary course of such
Person’s business not past due for more than 365 days after the due date of such account or other deferred payable and (y) any Taxes that are the subject of any deferral, forbearance or similar action by any Governmental Authority to the extent such deferral, forbearance or similar action is ongoing))* secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that the amount of such Indebtedness shall be limited to the value of the property subject to such Lien if such Person has not assumed or become liable for the payment of such obligation;
(f)    Capital Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person (except any obligation to purchase, redeem, retire or otherwise acquire for value any Equity Interests of Holdings from present or former officers, directors or employees of Holdings, the U.S. Borrower or any Subsidiary upon the death, disability, retirement or termination of employment or service of such officer, director or employee, or otherwise under any stock option or employee stock ownership plan approved by the board of directors of Holdings), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all guarantees of such Person in respect of any of the foregoing;

provided that “Indebtedness” shall not include any post-closing payment adjustments or earn-out, non-competition or consulting obligations existing on the Fourth Restatement Date or incurred in connection with Permitted Acquisitions, in each case, except to the extent such adjustments or obligations are not paid when due.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means all Taxes other than Excluded Taxes.
“Indemnitee” has the meaning assigned to such term in Section 10.04(b).
“Information” has the meaning assigned to such term in Section 10.07.
“Intellectual Property” has the meaning assigned to such term in Section 5.18.
“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, a Canadian U.S. Base Rate Loan, a Canadian Prime Rate Loan or an Overnight LIBO Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), any Canadian U.S. Base Rate Loan (including a Multicurrency Facility Swing Line Loan), any Canadian Prime Rate Loan (including a Multicurrency Facility Swing Line Loan) or any Overnight LIBO Rate Loan (including a Multicurrency Facility Swing Line Loan), the last Business Day of each March, June, September and December and the applicable Maturity Date.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or twelve months thereafter (to the extent agreed by all applicable Lenders), as selected by the applicable Borrower, in each case, in its Borrowing or Conversion Notice; provided, further, that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period shall extend beyond the applicable Maturity Date.
“Interpolated Rate” means, at any time, for a given currency and for a given Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the Published LIBOR Rate or Published CDOR Rate, as applicable, for the longest period (for which a Published LIBOR Rate or a Published CDOR Rate, as applicable, is available for such currency) that is shorter than such Interest Period; and (b) the Published LIBOR Rate or Published CDOR Rate, as applicable, for the shortest period (for which a Published LIBOR Rate or a Published CDOR Rate, as applicable, is available for such currency) that exceeds than such Interest Period, in each case, at such time; provided that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in any other Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another

Person, (b) a loan, advance or capital contribution to, guarantee or assumption of obligations of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, net of cash repayments and sale proceeds in the case of Investments in the form of Indebtedness and cash equity returns received as a distribution or dividend or by redemption or sale, in each case to the extent such repayments, proceeds, distributions or dividends are received (x) if such Investment was made by U.S. Borrower or a Subsidiary Guarantor, by U.S. Borrower or a Subsidiary Guarantor and (y) if such Investment was made by a Restricted Subsidiary that was not a Guarantor, by U.S. Borrower or any Restricted Subsidiary.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the applicable Borrower (or any Subsidiary) in favor such L/C Issuer and relating to any such Letter of Credit.
“ITA” means the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder, as in effect on the Fourth Restatement Date.
“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.
“Judgment Currency” has the meaning assigned to such term in Section 10.18.
“Junior Financing” has the meaning assigned to such term in Section 7.15.
“Laws” means, collectively, all international, foreign, Federal, state, provincial, territorial and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“L/C Advance” means a U.S. Dollar Facility L/C Advance or a Multicurrency Facility L/C Advance, as
applicable.
“L/C Borrowing” means a U.S. Dollar Facility L/C Borrowing or a Multicurrency Facility L/C Borrowing, as applicable.
“L/C Credit Extension” means a U.S. Dollar Facility L/C Credit Extension or a Multicurrency Facility L/C Credit Extension, as applicable.
“L/C Issuer” means a U.S. Dollar Facility L/C Issuer or a Multicurrency Facility L/C Issuer, as applicable. Unless otherwise indicated, references to “the L/C Issuer” shall be deemed to be a reference to each applicable L/C Issuer.
“L/C Obligations” means U.S. Dollar Facility L/C Obligations or Multicurrency Facility L/C Obligations, as applicable.
“Lease Adjusted Leverage Ratio” means, at any date of determination, the ratio of (x) Consolidated Indebtedness on such date plus six times the Rent Expense for the Test Period most recently ended on or before such date to (y) Consolidated EBITDAR for the Test Period most recently ended on or before such date.

“Leases” means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.
“Lender” has the meaning assigned to such term in the introductory paragraph hereto, together with any Person that subsequently becomes a Lender by way of assignment in accordance with the terms of Section 10.06, together with their respective successors, other than any Person that ceases to be a Lender as a result of an assignment in accordance with Section 10.06 or an amendment of this Agreement and, as the context requires, includes each L/C Issuer and each Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the U.S. Borrower and the Administrative Agent.
“Letter of Credit” means a U.S. Dollar Facility Letter of Credit or a Multicurrency Facility Letter of Credit, as applicable.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.
“Letter of Credit Expiration Date” means (a) with respect to any U.S. Dollar Facility Letter of Credit, the day that is five days prior to the U.S. Dollar Facility Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day) and (b) with respect to any Multicurrency Facility Letter of Credit, the day that is five days prior to the Multicurrency Facility Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” means the U.S. Dollar Facility Letter of Credit Fee or the Multicurrency Facility
Letter of Credit Fee, as applicable.
“Lien” means, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (but not including rights of first refusal, tag, drag or similar rights in joint venture or shareholder agreements).
*“Liquidity” means, as of any date, the sum of (A) the excess of (x) the aggregate U.S. Dollar Facility Commitments of all Lenders as of such date over (y) the aggregate Outstanding Amount of the U.S. Dollar Facility Revolving Loans of all Lenders as of such date, plus the aggregate Outstanding Amount of all U.S. Dollar Facility L/C Obligations of all Lenders as of such date, plus the aggregate Outstanding Amount of all U.S. Dollar Facility Swing Line Loans as of such date plus (B) the excess of (x) the aggregate Multicurrency Facility Commitments of all Lenders as of such date over (y) the aggregate Outstanding Amount of the Multicurrency Facility Revolving Loans of all Lenders as of such date, plus the aggregate Outstanding Amount of all Multicurrency Facility L/C Obligations of all Lenders as of such date, plus the aggregate Outstanding Amount of all Multicurrency Facility Swing Line Loans as of such date plus (C) unrestricted cash and Cash Equivalents (other than restrictions constituting Permitted Liens described in clauses (a), (b), (g), and (i) of Section 7.01) of the U.S. Borrower and its Restricted Subsidiaries (other than any Restricted Subsidiaries organized under the laws of the People’s Republic of China (but including, for the avoidance of doubt, any Restricted Subsidiaries organized under the laws of Hong Kong or Taiwan)) on the basis of their bank balances as of such date.*

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of an Incremental Term Loan, a Revolving Loan or a Swing Line Loan.
“Loan Documents” means this Agreement, Amendment No. 1, each Note, each Issuer Document, the Security Documents, the Guarantee, the Agency Resignation and Appointment Agreement and the Fee Letters; provided, that, during a Collateral and Covenant Release Period, the “Loan Documents” shall not include the Security Documents (except for purposes of Article IX and Section 10.04).
“Loan Parties” means, collectively, Holdings, the U.S. Borrower, the Canadian Borrower, the Dutch Borrower and each Subsidiary Guarantor.
“London Banking Day” means any day on which dealings in deposits of the relevant currency are conducted by and between banks in the London interbank eurodollar market.
“Material Acquisition” means any Permitted Acquisition in respect of which the Acquisition Consideration therefor exceeds $150,000,000.
“Material Adverse Effect” means (a) a material adverse effect upon the business, operations, assets, liabilities (actual or contingent), results of operations or financial condition of the U.S. Borrower and its Restricted Subsidiaries, taken as a whole; or (b) a material adverse effect on the rights and remedies of the Lenders under the applicable Loan Documents; *provided that, solely for the duration of the Restricted Period, for purposes of determining the existence of a Material Adverse Effect pursuant to clause (a) above solely for purposes of Section 5.05(c), any impact arising as a result of or related to (or could reasonably be expected to arise out of or result from) COVID-19, in each case, to the extent such impact has been disclosed in writing to the Lenders or in any Current Report on Form 8-K filed with the SEC prior to the Amendment No. 2 Effective Date, shall not constitute, result or otherwise have (or reasonably be expected to constitute, result or otherwise have) a Material Adverse Effect.*
“Maturity Date” means the U.S. Dollar Facility Maturity Date or the Multicurrency Facility Maturity Date, as applicable.
“Maximum Rate” has the meaning assigned to such term in Section 10.09.
“Measurement Period” means the most recently completed four fiscal quarters for which financial statements have been delivered pursuant to Section 6.01.
“Mexico Acquisition” means the acquisition of Industrias Bunny Baby, S.A. de C.V., and Operación Eficaz, S.A. de C.V., by the Dutch Borrower, on August 1, 2017.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in form and substance reasonably satisfactory to the Collateral Agent and the U.S. Borrower, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.
“Mortgaged Property” means each fee owned Real Property listed on Schedule 1.01(b), the fee simple interest of which is owned on the Closing Date by any Loan Party (other than the Canadian Borrower or the Dutch Borrower), or acquired by any Loan Party (other than the Canadian Borrower or the Dutch Borrower) after the Closing Date which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 6.13(a).
“Multicurrency Facility Availability Period” means the period from and including the Fourth Restatement Date to the earliest of (a) the fifth anniversary of the Fourth Restatement Date, (b) the date of termination of the Aggregate Multicurrency Facility Commitments pursuant to Section 2.06 and (c) the date of termination of the commitment of each Multicurrency Facility Lender (including each Multicurrency Facility Swing Line Lender) to make Multicurrency Facility Revolving Loans and Multicurrency Facility Swing Line Loans and of the obligation of the Multicurrency Facility L/C Issuer to make Multicurrency Facility L/C Credit Extensions pursuant to Section 8.02.
“Multicurrency Facility Commitment” means, as to each Multicurrency Facility Lender, its obligation to (a) make Multicurrency Facility Revolving Loans in Dollars, Canadian Dollars, Euros or Pounds Sterling or an Alternative Currency to the Borrowers pursuant to Section 2.01(b), (b) purchase participations in Multicurrency Facility L/C Obligations, and (c) purchase participations in Multicurrency Facility Swing Line Loans, in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Multicurrency Facility Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Multicurrency Facility Commitments of all Lenders shall be $100,000,000 on the Fourth Restatement Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“Multicurrency Facility Commitment Increase” has the meaning assigned to such term in Section 2.14.
“Multicurrency Facility Commitment Increase Lender” has the meaning assigned to such term in Section 2.14.
“Multicurrency Facility L/C Advance” means, with respect to each Multicurrency Facility Lender, such Lender’s funding of its participation in any Multicurrency Facility L/C Borrowing in accordance with its Pro rata Share.
“Multicurrency Facility L/C Borrowing” means an extension of credit resulting from a drawing under any Multicurrency Facility Letter of Credit which has not been reimbursed on the date when made or refinanced as a Multicurrency Facility Revolving Loan Borrowing.
“Multicurrency Facility L/C Credit Extension” means, with respect to any Multicurrency Facility Letter of Credit, the issuance thereof, extension of the expiry date thereof or the increase of the amount thereof.
“Multicurrency Facility L/C Issuer” means (a) JPMorgan Chase Bank, N.A., Toronto Branch, or any of its Affiliates (including JPMorgan Chase Bank, N.A., London Branch) or branches designated by it, and its permitted successors and assigns, as an issuer of Multicurrency Facility Letters of Credit hereunder, (b) Bank of America, N.A., Canada Branch, or any of its Affiliates or branches designated by it, and its permitted successors and assigns, as an issuer of Multicurrency Facility Letters of Credit hereunder and (c) any other Multicurrency Facility Lender approved by the Administrative Agent and the applicable Facility Agent (such approval not to be unreasonably withheld) which agrees with the Borrowers to act as an issuer of Multicurrency Facility Letters of Credit hereunder, in its capacity as a Multicurrency Facility L/C Issuer.
“Multicurrency Facility L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Multicurrency Facility Letters of Credit plus the aggregate of all Multicurrency Facility Unreimbursed Amounts, including all Multicurrency Facility L/C Borrowings. For purposes of computing the amount available to be drawn under any Multicurrency Facility Letter of Credit, the amount of such Multicurrency Facility Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Multicurrency Facility Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Multicurrency Facility Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Multicurrency Facility Lender” means each financial institution listed on the signature pages hereto as a Lender that has a Multicurrency Facility Commitment or holds Multicurrency Facility Revolving Loans, together with any Person that subsequently becomes a Multicurrency Facility Lender by way of assignment in accordance with the terms of Section 10.06, together with their respective successors, other than any Person that ceases to be a Multicurrency Facility Lender as a result of an assignment in accordance with Section 10.06 or an amendment of this

Agreement and, as the context requires, includes the Multicurrency Facility L/C Issuer and the Multicurrency Facility Swing Line Lender.
“Multicurrency Facility Letter of Credit” means any letter of credit issued under the Multicurrency Facility Commitment. A Multicurrency Facility Letter of Credit may be a commercial letter of credit or a standby letter of credit and shall be denominated in Dollars, Canadian Dollars, Euros, Pounds Sterling or an Alternative Currency. For the avoidance of doubt, a Multicurrency Facility Letter of Credit that is a commercial letter of credit shall not include a banker’s acceptance.
“Multicurrency Facility Letter of Credit Fee” has the meaning assigned to such term in Section 2.03(i).
“Multicurrency Facility Letter of Credit Sublimit” means the lesser of (a) $40,000,000 and (b) the Aggregate Multicurrency Facility Commitments. The Multicurrency Facility Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Multicurrency Facility Commitment.
“Multicurrency Facility Maturity Date” means the earlier of (i) the fifth anniversary of the Amendment No. 1 Effective Date and (ii) the date of termination in whole of the Multicurrency Facility Commitments, the Multicurrency Facility L/C Obligations, and the Multicurrency Facility Swing Line pursuant to Section 2.06 or 8.02.
“Multicurrency Facility Register” has the meaning assigned to such term in Section 10.06(c).
“Multicurrency Facility Revolving Loan” has the meaning assigned to such term in Section 2.01(b).
“Multicurrency Facility Revolving Loan Borrowing” means a borrowing consisting of Multicurrency Facility Revolving Loans of the same Type, and, in the case of Eurodollar Rate Loans, having the same Interest Period.
“Multicurrency Facility Revolving Loan Note” means a promissory note made by the U.S. Borrower, the Canadian Borrower or the Dutch Borrower in favor of a Lender or its registered assigns, in substantially the form of Exhibit C-2, evidencing Multicurrency Facility Revolving Loans made by such Lender to such Borrower.
“Multicurrency Facility Swing Line” means the revolving credit facility made available by the Multicurrency Facility Swing Line Lender pursuant to Section 2.04.
“Multicurrency Facility Swing Line Borrowing” means a borrowing of a Multicurrency Facility Swing Line Loan pursuant to Section 2.04.
“Multicurrency Facility Swing Line Lender” means (a) in the case of (i) Dollar denominated Multicurrency Facility Swing Line Loans to the U.S. Borrower or the Canadian Borrower and (ii) Canadian Dollar denominated Multicurrency Facility Swingline Loans to any Borrower, JPMorgan Chase Bank, N.A., Toronto Branch, or any of its Affiliates or branches designated by it, and its permitted successors and assigns, as a swing line lender hereunder, (b) in the case of (i) Dollar denominated Multicurrency Facility Swing Line Loans to the Dutch Borrower and (ii) Euro and Pounds Sterling denominated Multicurrency Facility Swing Line Loans to any Borrower, JPMorgan Chase Bank, N.A., London Branch, or any of its Affiliates or branches designated by it, and its permitted successors and assigns, as a swing line lender hereunder, or (c) any other Multicurrency Facility Lender approved by the Administrative Agent and the applicable Facility Agent (such approval not to be unreasonably withheld) which agrees with the Borrowers to act as a Multicurrency Facility Swing Line Lender hereunder.
“Multicurrency Facility Swing Line Loan” has the meaning assigned to such term in Section 2.04(a)(ii).
“Multicurrency Facility Swing Line Loan Note” means a promissory note made by a Borrower in favor of the Multicurrency Facility Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-4 hereto, evidencing Multicurrency Facility Swing Line Loans made by the Multicurrency Facility Swing Line Lender.

“Multicurrency Facility Swing Line Loan Notice” means a notice of a Multicurrency Facility Swing Line Borrowing pursuant to Section 2.04(b)(i), which shall be substantially in the form of Exhibit B-2.
“Multicurrency Facility Swing Line Sublimit” means the lesser of (a) $15,000,000 and (b) the Aggregate Multicurrency Facility Commitments. The Multicurrency Facility Swing Line Sublimit is part of, and not in addition to, the Aggregate Multicurrency Facility Commitments.
“Multicurrency Facility Unreimbursed Amount” has the meaning assigned to such term in Section 2.03(c)(i).
“Multiemployer Plan” means any employee benefit plan as defined in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate (i) makes or is obligated to make contributions or (ii) during the preceding six plan years, has made or been obligated to make contributions.
“Net Cash Proceeds” means, with respect to any Debt Issuance ~~or~~, any issuance of Disqualified Capital Stock by any Person or any of its Restricted Subsidiaries or issuance of Qualified Capital Stock *or any Asset Sale,* the cash proceeds thereof, net of reasonable fees, commissions, costs and other expenses incurred in connection therewith including reasonable legal fees and expenses *(or in the case of any Asset Sale, income taxes reasonably estimated to be actually payable as a result of any gain recognized in connection therewith).*
“Non-Extension Notice Date” has the meaning assigned to such term in Section 2.03(b)(iii).
“Note” means a Revolving Loan Note or a Swing Line Loan Note.
“Obligations” means (a) obligations of the U.S. Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the U.S. Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of L/C Advances, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the U.S. Borrower and the other Loan Parties under this Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the U.S. Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents. For the avoidance of doubt, the Obligations shall include the Canadian Obligations and the Dutch Obligations.
“on” when used with respect to the Property or any property adjacent to the Property, means “on, in, under, above or about.”
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Credit Agreement” has the meaning assigned to such term in the recitals hereto.
“Original Closing Date” means October 15, 2010.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, in each case, arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, but excluding any such Taxes imposed upon a voluntary transfer of an Obligation by a Lender, L/C Issuer or Swing Line Lender if such Taxes result from such Lender, L/C Issuer or Swing Line Lender being organized, resident or engaged in business (other than a business arising (or being deemed to arise) solely as a result of the Loan Documents or any transactions occurring pursuant thereto) in such jurisdiction. For the avoidance of doubt, “Other Taxes” shall not include “Excluded Taxes.”
“Outstanding Amount” means (a) with respect to U.S. Dollar Facility Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such U.S. Dollar Facility Revolving Loans occurring on such date; (b) with respect to Multicurrency Facility Revolving Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Multicurrency Facility Revolving Loans occurring on such date; (c) with respect to U.S. Dollar Facility Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such U.S. Dollar Facility Swing Line Loans occurring on such date; (d) with respect to Multicurrency Facility Swing Line Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Multicurrency Facility Swing Line Loans occurring on such date; (e) with respect to any U.S. Dollar Facility L/C Obligations on any date, the amount of such U.S. Dollar
Facility L/C Obligations on such date after giving effect to any U.S. Dollar Facility L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the U.S. Dollar Facility L/C Obligations as of such date, including as a result of any reimbursements by the U.S. Borrower of U.S. Dollar Facility Unreimbursed Amounts and (f) with respect to any Multicurrency Facility L/C Obligations on any date, the Dollar Equivalent of the amount of such Multicurrency Facility L/C Obligations on such date after giving effect to any Multicurrency Facility L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the Multicurrency Facility L/C Obligations as of such date, including as a result of any reimbursements by a Borrower of Multicurrency Facility Unreimbursed Amounts.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the FRBNY as set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as an overnight bank funding rate (from and after such date as the FRBNY shall commence to publish such composite rate).
“Overnight LIBO Rate” means, on any day, a rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other person that takes over the administration of such rate) for overnight deposits in Euros or Pounds Sterling (as the case may be) as displayed on the applicable Thomson Reuters screen page (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Thomson Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be reasonably selected by the European Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day; provided that if an Overnight LIBO Rate shall be less than zero, such rate shall be deemed to be zero.
“Overnight LIBO Rate Loans” means Multicurrency Facility Revolving Loans and Multicurrency Facility Swing Line Loans for which the applicable rate of interest is based upon the Overnight LIBO Rate.
“Participant” has the meaning assigned to such term in Section 10.06(d).
“Participant Register” has the meaning assigned to such term in Section 10.06(d).
“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001.
“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is, or at any time during the immediately preceding six years was, sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate does, or at any time during the immediately preceding six years did, contribute or have an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Perfection Certificate” means a certificate substantially in the form of Exhibit H attached to the Third Amended and Restated Credit Agreement.
“Permitted Acquisition” means any acquisition by the U.S. Borrower or any of its Restricted Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of at least a majority of the assets of, the Equity Interests of, or a business line or unit or a division of, any Person; provided,
(i)    immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(ii)    in the case of the acquisition of Equity Interests, at least a majority of the voting power of the Voting Stock (except for any such securities issued to foreign nationals or in the nature of directors’ qualifying shares, in each case required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Restricted Subsidiary of the U.S. Borrower in connection with such acquisition shall be owned by the U.S. Borrower or a Restricted Subsidiary, and the U.S. Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Restricted Subsidiary of the U.S. Borrower, each of the actions set forth in Section 6.13, but solely to the extent required to be taken by Section 6.13;
(iii)    the U.S. Borrower and its Restricted Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.12 on a Pro forma Basis after giving effect to such acquisition as of the last day of the most recently ended Test Period;
(iv)    any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business in which the U.S. Borrower and/or its Restricted Subsidiaries are engaged as of the Fourth Restatement Date or a similar or related business or line of business or any business reasonably related or ancillary thereto or constituting a reasonable extension thereof or such other lines of businesses as may be consented to by the Required Lenders; and
(v)    the U.S. Borrower shall have delivered to the Administrative Agent at least ten Business Days (or such later date agreed to by the Administrative Agent) prior to such proposed acquisition (and the Administrative Agent shall deliver to the Lenders upon their request), a Compliance Certificate evidencing compliance with Section 7.12 as required under clause (iii) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate Acquisition Consideration for such acquisition and any other information required to demonstrate compliance with Section 7.12;
provided that Acquisition Consideration may only be provided by the U.S. Borrower and the Subsidiary Guarantors with respect to Permitted Acquisitions of any Persons that do not become Subsidiary Guarantors or of any assets not to be held by the U.S. Borrower or a Subsidiary Guarantor to the extent (x) such Acquisition Consideration is funded with the Net Cash Proceeds from the issuance of Equity Interests (other than Disqualified Capital Stock) of Holdings that are not used for any other purpose or consists of Equity Interests of Holdings issued as consideration (the Acquisition Consideration so funded or issued as contemplated by this clause (x), the “Equity Acquisition Consideration”) or (y) the Acquisition Consideration (other than Equity Acquisition Consideration) therefor does not exceed (i) $500,000,000 (net of any return to the U.S. Borrower or a Subsidiary Guarantor from such Persons in respect thereof in cash including dividends, interest distributions, return of capital and similar amounts) since the Fourth Restatement Date plus (ii) an additional amount, so long as, in the case of this clause (ii), at the time of the consummation of any Permitted Acquisition relating to such Acquisition Consideration, the Lease Adjusted Leverage

Ratio (calculated on a Pro forma Basis after giving effect to such Permitted Acquisition) is less than or equal to 3.75:1.00.
“Permitted Liens” has the meaning assigned to such term in Section 7.01.
“Permitted Refinancing Indebtedness” shall mean Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness of any Loan Party or any of its Restricted Subsidiaries permitted hereunder (the “Refinanced Indebtedness”); provided, that the principal amount of such refinancing, refunding, extending, renewing or replacing Indebtedness does not exceed the principal amount of such Refinanced Indebtedness plus the amount of any interest, premiums or penalties reasonably required to be paid plus fees and expenses associated therewith.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Platform” has the meaning assigned to such term in Section 6.02.
“Portfolio Interest Exemption” has the meaning assigned to such term in Section 3.01(e)(iii).
*“Post-Amendment No. 2 Bond Issuance” has the meaning assigned to such term in Section 7.03(x).*
“Pounds Sterling” means the lawful currency of the United Kingdom.
“Pounds Sterling Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Pounds Sterling as determined by the Administrative Agent or the applicable Multicurrency Facility L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Pounds Sterling with Dollars.
“Pro forma Basis” means that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) and the following adjustments in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of an Asset Sale or any designation of a Subsidiary as an Unrestricted Subsidiary shall be excluded, and (ii) in the case of a Permitted Acquisition, any designation of a Subsidiary as a Restricted Subsidiary and any Investment that results in a Person becoming a Restricted Subsidiary shall be included, (b) any retirement of Indebtedness, (c) operating expense reductions relating to such Specified Transaction and (d) any Indebtedness incurred or assumed by the U.S. Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments (to the extent related to operating expense reductions) may be applied to any such test or financial covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDAR and give effect to events (including operating expense reductions) that are (x) attributable to such transaction and (y) factually supportable (provided that pro forma effect shall only be given to operating expense reductions or similar anticipated benefits from any Specified Transaction to the extent that such adjustments and the bases therefor are set forth in reasonable detail in a certificate of the chief financial officer of the U.S. Borrower delivered to the Administrative Agent and dated the relevant date of determination and which certifies that all necessary steps for the realization thereof have been taken or the U.S. Borrower reasonably anticipates that all necessary steps for the realization thereof will be taken within six months following such date of determination).
“Pro rata Share” means,
(a)    with respect to each U.S. Dollar Facility Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the U.S. Dollar Facility Commitments of such Lender at such time and the denominator of which is the amount of the

Aggregate U.S. Dollar Facility Commitments at such time; provided that if such U.S. Dollar Facility Commitments have been terminated, then the Pro rata Share of each U.S. Dollar Facility Lender shall be determined based on the Pro rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof; and
(b)    with respect to each Multicurrency Facility Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Multicurrency Facility Commitments of such Lender at such time and the denominator of which is the amount of the Aggregate Multicurrency Facility Commitments at such time; provided that if such Multicurrency Facility Commitments have been terminated, then the Pro rata Share of each Multicurrency Facility Lender shall be determined based on the Pro rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
“Property” means the property, the Improvements and all other property constituting the “Mortgaged Property,” as described in the Mortgage, or subject to a right, lien or security interest to secure the Loan pursuant to any other Loan Document.
“Public Lender” has the meaning assigned to such term in Section 6.02.
“Published CDOR Rate” has the meaning assigned to such term in the definition of CDOR Rate.
“Published LIBOR Rate” has the meaning assigned to such term in the definition of Eurodollar Base Rate.
*“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).*
*“QFC Credit Support” has the meaning assigned to it in Section 10.22.*
“Qualified Capital Stock” means, of any Person, any Equity Interests of such Person that are not Disqualified Capital Stock.
“Qualified ECP Guarantor” means, at any time, in respect of any Swap Obligation, each Guarantor that at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation has total assets exceeding $10,000,000 or such other amount specified under applicable law (including, without limitation, the Commodity Exchange Act) or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Rate Determination Date” means (i) in the case of any Loans based on the CDOR Rate, on the first day of such Interest Period and (ii) in all other cases, two (2) Business Days prior to the commencement of such Interest Period (or, in each case, such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent in its reasonable discretion).
“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Refinancing” means the refinancing in full and the termination of all the then outstanding obligations under the Existing Credit Agreement simultaneously with the execution of the Original Credit Agreement on October 15, 2010.
“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates, successors and assigns and the partners, directors, officers, employees, agents, attorneys, accountants, trustees, advisors and other representatives of such Person and of such Person’s Affiliates.
“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
“Rent Expense” means the consolidated rent expense of the U.S. Borrower and its Restricted Subsidiaries, as determined in accordance with GAAP, it being understood that common area maintenance charges, any other contingent rent and any other non-rent charges (including property taxes and insurance obligations) shall be excluded from the calculation of Rent Expense. For purposes of this Agreement, Rent Expense shall be calculated on a Pro forma Basis to give effect to Specified Transactions (other than any Permitted Acquisitions involving the payment of Acquisition Consideration of less than $1,000,000) consummated at any time on or after the first day of the relevant Test Period and on or prior to the calculation date as if (i) each Permitted Acquisition had been effected on the first day of such period, (ii) each Investment that resulted in a Person becoming a Restricted Subsidiary or any designation of a Subsidiary as a Restricted Subsidiary had been effected on the first day of such period and (iii) each such Asset Sale and designation of a Subsidiary as an Unrestricted Subsidiary had been consummated on the day prior to the first day of such period.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing of Revolving Loans, a Borrowing, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) aggregate Outstanding Amount of all Loans and L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused
Commitment of, and the portion of the total Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Multicurrency Facility Lenders” means, as of any date of determination, Multicurrency Facility Lenders having more than 50% of the sum of the (a) aggregate Outstanding Amount of all Multicurrency Facility Revolving Loans and Multicurrency Facility L/C Obligations (with the aggregate amount of each Multicurrency Facility Lender’s risk participation and funded participation in Multicurrency Facility L/C Obligations and Multicurrency Facility Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Multicurrency Facility Commitments; provided that the unused Multicurrency Facility Commitment of, and the portion of the total Outstanding Amount of Multicurrency Facility Revolving Loans, Multicurrency Facility L/C Obligations and Multicurrency Facility Swing Line Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Multicurrency Facility Lenders.
*“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial
Institution, a UK Resolution Authority.*
“Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Equity Interests of the U.S. Borrower or any of its Restricted Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interests of the U.S. Borrower now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of the U.S. Borrower now or hereafter outstanding, except, in the case of the foregoing clauses (a), (b) or (c), a dividend or distribution payable or other payment made solely in (i) shares in any other class of Equity Interests not constituting Disqualified Capital Stock, with terms that are not materially more favorable, taken as a whole and in the good faith determination of the U.S. Borrower, than the Equity Interests with respect to which such dividend, distribution or other payment was made and (ii) shares of any class of common Equity Interests.
*“Restricted Period” means the period from and including the Amendment No. 2 Effective Date until the delivery by the U.S. Borrower of financial statements and the related Compliance Certificate in respect of the third fiscal quarter of fiscal year 2021 pursuant to Sections 6.01(b) and 6.02(b), respectively.*
“Restricted Subsidiary” means any Subsidiary of the U.S. Borrower other than an Unrestricted Subsidiary.
“Revaluation Date” means (a) with respect to any Multicurrency Facility Revolving Loan, each of the following: (i) each date of a Borrowing of a Eurodollar Rate Revolving Loan or Canadian Prime Rate Loan denominated in Canadian Dollars, a Eurodollar Rate Revolving Loan or Overnight LIBO Rate Loan denominated in Euros or Pounds Sterling or a Eurodollar Rate Revolving Loan denominated in an Alternative Currency, (ii) each date of a continuation or conversion of a Eurodollar Rate Revolving Loan or Canadian Prime Rate Loan denominated in Canadian Dollars, a Eurodollar Rate Revolving Loan or Overnight LIBO Rate Loan denominated in Euros or Pounds Sterling or a Eurodollar Rate Revolving Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the applicable Facility Agent shall determine or the Required Multicurrency Facility Lenders shall require; (b) with respect to any Multicurrency Facility Letter of Credit, each of the following: (i) each date of issuance of a Multicurrency Facility Letter of Credit denominated in Canadian Dollars, Euros, Pounds Sterling or an Alternative Currency, (ii) each date of an amendment of any such Multicurrency Facility Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable Multicurrency Facility L/C Issuer under any Multicurrency Facility Letter of Credit denominated in Canadian Dollars, Euros, Pounds Sterling or an Alternative Currency, and (iv) such additional dates as the applicable Facility Agent or the applicable Multicurrency Facility L/C Issuer shall determine or the Required Multicurrency Facility Lenders shall require; and (c) with respect to any Multicurrency Facility Swing Line Loan, each of the following: (i) each date of a Borrowing of a Multicurrency Facility Swing Line Loan denominated in Canadian Dollars, Euros, Pounds Sterling or an Alternative Currency and (ii) such additional dates as the Administrative Agent or the Multicurrency Facility Swing Line Lender shall determine.
“Revolving Loan” means a U.S. Dollar Facility Revolving Loan or a Multicurrency Facility Revolving Loan, as applicable.
“Revolving Loan Borrowing” means a U.S. Dollar Facility Revolving Loan Borrowing or a Multicurrency Facility Revolving Loan Borrowing, as applicable.
“Revolving Loan Note” means a U.S. Dollar Facility Revolving Loan Note or a Multicurrency Facility
Revolving Loan Note, as applicable.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale-Leaseback Transaction” has the meaning assigned to such term in Section 7.09.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, Canadian Dollars, Euros or Pounds Sterling, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the applicable Facility Agent or the applicable Multicurrency Facility L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or the federal government of Canada or other sanctions authority.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, the federal government of Canada or any similarly designated Person under other applicable Laws, including any “designated person”, “politically exposed foreign person” or “terrorist groups” under the Canadian Economic Sanctions and Export Control Laws and the regulations thereunder, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Amended and Restated Credit Agreement” has the meaning assigned to such term in the recitals hereto.
*“Second Amendment Transaction Costs” means the fees, costs and expenses payable by Holdings, the U.S. Borrower or any of their Subsidiaries in connection with the Second Amendment Transactions.*
*“Second Amendment Transactions” means, collectively, Amendment No. 2 and the payment of the fees and expenses incurred in connection with the foregoing.*
“Second Restatement Date” has the meaning assigned to such term in the recitals hereto.
“Secured Obligations” means (a) the Obligations, (b) the due and punctual payment and performance of all obligations of the U.S. Borrower and the other Loan Parties under each Swap Contract permitted to be incurred pursuant to Section 7.03(n) entered into with any counterparty that is a Secured Party; provided that the Secured Obligations shall exclude any Excluded Swap Obligations and (c) the due and punctual payment and performance of all obligations in respect of any Treasury Management Agreement between any Loan Party and any Person that is a Secured Party.
“Secured Parties” means, collectively, (a) the Administrative Agent, (b) the Collateral Agent, (c) each other Agent, (d) the Lenders, (e) the L/C Issuers, (f) the Swing Line Lenders, (g) each Hedge Bank and Treasury Management Bank and (h) solely with respect to Secured Obligations under Section 10.04(b), the other Indemnitees.
“Securities Act” means the Securities Act of 1933.
“Securities Collateral” has the meanings assigned to such term in the Security Agreement.

“Security Agreement” means a security agreement, substantially in the form of Exhibit G attached to the Third Amended and Restated Credit Agreement, among the Loan Parties (other than the Canadian Borrower and the Dutch Borrower) and the Collateral Agent for the benefit of the Secured Parties, as amended by that certain First Amendment to Security Agreement, dated as of the Fourth Amendment Restatement Date, by and among the Loan Parties (other than the Canadian Borrower and the Dutch Borrower) and the Collateral Agent.
“Security Agreement Collateral” means all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 6.13.
“Security Documents” means the Security Agreement, the Mortgages, and each other security agreement, pledge agreement or other document or agreement delivered in accordance with applicable law to grant, or purport to grant, a security interest in any property as collateral for the Secured Obligations.
“Significant Subsidiary” has the meaning assigned to such term in Rule 1.02(w) of Regulation S-X under the Securities Act as in effect on the Closing Date.
“Skip Hop Acquisition” means the acquisition of Skip Hop Holdings, Inc., a Delaware corporation, by the U.S. Borrower, on February 22, 2017.
“SPC” has the meaning assigned to such term in Section 10.06(h).
“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
*“Specified Test Period” means each Test Period that ends after March 28, 2020 and prior to the last day of the first fiscal quarter of 2021.*
“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Asset Sale that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower or any Asset Sale with respect to a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise. For the avoidance of doubt, each of the Skip Hop Acquisition and the Mexico Acquisition shall be deemed a Specified Transaction hereunder.
“Spot Rate” for a currency means the rate determined by the applicable Facility Agent or the applicable Multicurrency Facility L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the applicable Facility Agent or the applicable Multicurrency Facility L/C Issuer, as applicable, may obtain such spot rate from another financial institution designated by the applicable Facility Agent or the applicable Multicurrency Facility L/C Issuer, as applicable, if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such Multicurrency Facility L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Multicurrency Facility Letter of Credit denominated in Canadian Dollars, Euros or Pounds Sterling; and provided further that a Multicurrency Facility L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Subordinated Indebtedness” means Indebtedness of the U.S. Borrower or any other Loan Party (other than the Canadian Borrower and the Dutch Borrower) that is by its terms subordinated in right of payment to the Obligations of the U.S. Borrower and such other Loan Party (other than the Canadian Borrower and the Dutch Borrower), as applicable.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, other than any Affiliated Charitable Organization. Unless the context otherwise requires, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the U.S. Borrower.
“Subsidiary Guarantors” means, collectively (x) each Restricted Subsidiary of U.S. Borrower that is, as of the Closing Date, a signatory to a Guarantee, and (y) each Restricted Subsidiary of U.S. Borrower that executes a joinder to the Guarantee pursuant to clause (ii) of the second paragraph of Section 6.13(a), other than, in each case, any Restricted Subsidiary that is released from the Guarantee pursuant to Section 9.10(c); provided, that, for the avoidance of doubt, in no event shall the Canadian Borrower or the Dutch Borrower, or, in any case, of any other Foreign Subsidiary guaranty any Obligations, interest or fees thereon, or any indemnification or reimbursement obligations of U.S. Loan Parties.
“Successor Company” has the meaning assigned to such term in Section 7.04(a).
*“Supported QFC” has the meaning assigned to such term in Section 9.18.*
“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than one year prior to the date of delivery thereof unless there shall have occurred within one year prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, or right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the
Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required under the definition of “Title Policy” hereunder or (b) otherwise reasonably acceptable to the Collateral Agent.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line” means U.S. Dollar Facility Swing Line or the Multicurrency Facility Swing Line.
“Swing Line Borrowing” means a U.S. Dollar Facility Swing Line Borrowing or a Multicurrency Facility Swing Line Borrowing, as applicable.
“Swing Line Lender” means the U.S. Dollar Facility Swing Line Lender or the Multicurrency Facility Swing Line Lender, as applicable. Unless otherwise indicated, references to “the Swing Line Lender” shall be deemed to be a reference to each applicable Swing Line Lender.
“Swing Line Loan” means a U.S. Dollar Facility Swing Line Loan or a Multicurrency Facility Swing Line Loan.
“Swing Line Loan Note” means a U.S. Dollar Facility Swing Line Loan Note or a Multicurrency Facility Swing Line Loan Note.
“Swing Line Loan Notice” means a U.S. Dollar Facility Swing Line Loan Notice or a Multicurrency Facility Swing Line Loan Notice.
“Syndication Agents” has the meaning assigned to such term in the introductory paragraph hereto.
“Tax Return” means all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.
“Tax Status Certificate” has the meaning assigned to such term in Section 3.01(e)(iii).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Test Period” means, at any time, the four consecutive fiscal quarters of the U.S. Borrower (taken as one accounting period) (x) in the case of Section 7.12, then last ended and (y) otherwise, for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b).
“Third Amended and Restated Credit Agreement” has the meaning assigned to such term in the recitals hereto.
“Third Restatement Date” has the meaning assigned to such term in the recitals hereto.
“Threshold Amount” means an amount not to exceed $65,000,000.
“Title Company” means any title insurance company as shall be retained by the U.S. Borrower and reasonably acceptable to the Administrative Agent.
“Title Policy” means a policy of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance) issued by the Title Company insuring (or committing to insure) the Lien of such Mortgage as a valid and enforceable first priority mortgage Lien on the Mortgaged Property described therein, in an amount equal to the fair market value of such Mortgaged Property as reasonably determined, in good faith, by the U.S.

Borrower and reasonably acceptable to the Administrative Agent to the extent permitted by the laws of the local jurisdiction and in compliance with the Title Company’s underwriting policies, which reasonably assures the Administrative Agent that the Mortgage on such Mortgaged Property is a valid and enforceable mortgage Lien on the subject Mortgaged Property, free and clear of all Liens except for Permitted Liens and such Title Policy shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include, as appropriate, to the extent available at commercially reasonably rates, a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and have been supplemented by such endorsements as shall be reasonably requested by the Administrative Agent, including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, separate tax lot revolving credit, so-called comprehensive coverage over covenants and restrictions and for any and all other matters that the Administrative Agent may reasonably request, in each case, if available in the appropriate jurisdiction at commercially reasonable rates.
“Transaction” means, collectively, (a) the Refinancing, (b) the initial funding of the Loans and the effectiveness of the Loan Documents and (c) the payment of the fees and expenses incurred in connection with any of the foregoing.
“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including netting services, deposit accounts, debit, purchase or credit cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, cash pooling, account reconciliation and reporting and trade finance services.
“Treasury Management Bank” means each counterparty to a Treasury Management Agreement with the U.S. Borrower, the Canadian Borrower, the Dutch Borrower or any Subsidiary Guarantor if at the date of entering into such Treasury Management Agreement such Person was a Lender or Affiliate of a Lender and such Person executes and delivers to the Administrative Agent a letter agreement in the form of Exhibit J pursuant to which such Person (x) appoints the Collateral Agent as its agent under the applicable Loan Documents and (y) agrees to be bound by the provisions of Sections 10.04 and 10.14. For the avoidance of doubt, Persons that were Treasury Management Banks under the Third Amended and Restated Credit Agreement immediately prior to the effectiveness of this Agreement shall not cease to be Treasury Management Banks solely by virtue of the effectiveness of this Agreement.
“Type” means with respect to a Revolving Loan, its character as a Base Rate Loan, a Canadian U.S. Base Rate Loan, a Canadian Prime Rate Loan, an Overnight LIBO Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.
*“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.*
*“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.*
“Uniform Customs” or “UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” means a U.S. Dollar Facility Unreimbursed Amount or a Multicurrency Facility Unreimbursed Amount, as applicable.
“Unrestricted Subsidiary” means (a) any Subsidiary of the U.S. Borrower designated by the Board of
Directors of the U.S. Borrower as an Unrestricted Subsidiary pursuant to Section 6.16 on or subsequent to the Fourth Restatement Date and (b) any Subsidiary of an Unrestricted Subsidiary. Neither the Canadian Borrower nor the Dutch Borrower may be designated as an Unrestricted Subsidiary.
“U.S. Borrower” has the meaning assigned to such term in the introductory paragraph hereto.
“U.S. Dollar Facility Availability Period” means the period from and including the Closing Date to the earliest of (a) the fifth anniversary of the Fourth Restatement Date, (b) the date of termination of the Aggregate U.S. Dollar Facility Commitments pursuant to Section 2.06 and (b) the date of termination of the commitment of each U.S. Dollar Facility Lender (including each U.S. Dollar Facility Swing Line Lender) to make U.S. Dollar Facility Revolving Loans and U.S. Dollar Facility Swing Line Loans and of the obligation of the U.S. Dollar Facility L/C Issuer to make U.S. Dollar Facility L/C Credit Extensions pursuant to Section 8.02.
“U.S. Dollar Facility Commitment” means, as to each U.S. Dollar Facility Lender, its obligation to (a) make U.S. Dollar Facility Revolving Loans to the U.S. Borrower pursuant to Section 2.01(a), (b) purchase participations in U.S. Dollar Facility L/C Obligations, and (c) purchase participations in U.S. Dollar Facility Swing Line Loans, in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “U.S. Dollar Facility Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate U.S. Dollar Facility Commitments of all Lenders shall be $650,000,000 on the Fourth Restatement Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“U.S. Dollar Facility Commitment Increase” has the meaning assigned to such term in Section 2.14.
“U.S. Dollar Facility Commitment Increase Lender” has the meaning assigned to such term in Section 2.14.
“U.S. Dollar Facility L/C Advance” means, with respect to each U.S. Dollar Facility Lender, such Lender’s funding of its participation in any U.S. Dollar Facility L/C Borrowing in accordance with its Pro rata Share.
“U.S. Dollar Facility L/C Borrowing” means an extension of credit resulting from a drawing under any U.S. Dollar Facility Letter of Credit which has not been reimbursed on the date when made or refinanced as a U.S. Dollar Facility Revolving Loan Borrowing.
“U.S. Dollar Facility L/C Credit Extension” means, with respect to any U.S. Dollar Facility Letter of Credit, the issuance thereof, extension of the expiry date thereof or the increase of the amount thereof.
“U.S. Dollar Facility L/C Issuer” means (a) JPMorgan Chase Bank, N.A., or any of its Affiliates or branches designated by it, and its permitted successors and assigns, as an issuer of U.S. Dollar Facility Letters of Credit hereunder, (b) Bank of America, N.A., or any of its Affiliates or branches designated by it, and its permitted successors and assigns, as an issuer of U.S. Dollar Facility Letters of Credit hereunder, and (c) any other U.S. Dollar Facility Lender approved by the Administrative Agent (such approval not to be unreasonably withheld) which agrees with the U.S. Borrower to act as an issuer of U.S. Dollar Facility Letters of Credit hereunder, in its capacity as a U.S. Dollar Facility L/C Issuer.
“U.S. Dollar Facility L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding U.S. Dollar Facility Letters of Credit plus the aggregate of all U.S. Dollar Facility Unreimbursed Amounts, including all U.S. Dollar Facility L/C Borrowings. For purposes of computing the amount available to be drawn under any U.S. Dollar Facility Letter of Credit, the amount of such U.S. Dollar Facility Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a U.S. Dollar Facility Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such U.S. Dollar Facility Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“U.S. Dollar Facility Lender” means each financial institution listed on the signature pages hereto as a Lender that has a U.S. Dollar Facility Commitment or holds U.S. Dollar Facility Revolving Loans, together with any Person that subsequently becomes a U.S. Dollar Facility Lender by way of assignment in accordance with the terms of Section 10.06, together with their respective successors, other than any Person that ceases to be a U.S. Dollar Facility Lender as a result of an assignment in accordance with Section 10.06 or an amendment of this Agreement and, as the context requires, includes the U.S. Dollar Facility L/C Issuer and the U.S. Dollar Facility Swing Line Lender.
“U.S. Dollar Facility Letter of Credit” means any letter of credit issued hereunder (other than a Multicurrency Facility Letter of Credit) and shall include the Existing Letters of Credit. A U.S. Dollar Facility Letter of Credit may be a commercial letter of credit or a standby letter of credit and shall be denominated in Dollars. For the avoidance of doubt, a U.S. Dollar Facility Letter of Credit that is a commercial letter of credit shall not include a banker’s acceptance.
“U.S. Dollar Facility Letter of Credit Fee” has the meaning assigned to such term in Section 2.03(i).
“U.S. Dollar Facility Letter of Credit Sublimit” means the lesser of (a) $100,000,000 and (b) the Aggregate U.S. Dollar Facility Commitments. The U.S. Dollar Facility Letter of Credit Sublimit is part of, and not in addition to, the Aggregate U.S. Dollar Facility Commitment.
“U.S. Dollar Facility Maturity Date” means the earlier of (i) the fifth anniversary of the Amendment No. 1 Effective Date and (ii) the date of termination in whole of the U.S. Dollar Facility Commitments, the U.S. Dollar Facility L/C Obligations, and the U.S. Dollar Facility Swing Line pursuant to Section 2.06 or 8.02.
“U.S. Dollar Facility Register” has the meaning assigned to such term in Section 10.06(c).
“U.S. Dollar Facility Revolving Loan” has the meaning assigned to such term in Section 2.01(a).
“U.S. Dollar Facility Revolving Loan Borrowing” means a borrowing consisting of U.S. Dollar Facility Revolving Loans of the same Type, and, in the case of Eurodollar Rate Loans, having the same Interest Period.
“U.S. Dollar Facility Revolving Loan Note” means a promissory note made by the U.S. Borrower in favor of a Lender or its registered assigns, in substantially the form of Exhibit C-1, evidencing U.S. Dollar Facility
Revolving Loans made by such Lender to the U.S. Borrower.
“U.S. Dollar Facility Swing Line” means the revolving credit facility made available by the U.S. Dollar Facility Swing Line Lender pursuant to Section 2.04.
“U.S. Dollar Facility Swing Line Borrowing” means a borrowing of a U.S. Dollar Facility Swing Line Loan pursuant to Section 2.04.
“U.S. Dollar Facility Swing Line Lender” has the meaning assigned to such term in the introductory paragraph hereof, or any successor swing line lender hereunder.
“U.S. Dollar Facility Swing Line Loan” has the meaning assigned to such term in Section 2.04(a)(i).
“U.S. Dollar Facility Swing Line Loan Note” means a promissory note made by the U.S. Borrower in favor of the U.S. Dollar Facility Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing U.S. Dollar Facility Swing Line Loans made by the U.S. Dollar Facility Swing Line Lender.
“U.S. Dollar Facility Swing Line Loan Notice” means a notice of a U.S. Dollar Facility Swing Line Borrowing pursuant to Section 2.04(b)(ii), which shall be substantially in the form of Exhibit B-1.

“U.S. Dollar Facility Swing Line Sublimit” means the lesser of (a) $70,000,000 and (b) the Aggregate U.S. Dollar Facility Commitments. The U.S. Dollar Facility Swing Line Sublimit is part of, and not in addition to, the Aggregate U.S. Dollar Facility Commitments.
“U.S. Dollar Facility Unreimbursed Amount” has the meaning assigned to such term in Section 2.03(c)(i).
“U.S. Loan Parties” means Holdings, the U.S. Borrower, and each Domestic Subsidiary that is a Loan
Party.
*“U.S. Special Resolution Regime” has the meaning assigned to such term in Section 10.22.*
“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.
“Wholly-Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares or, in the case of a Foreign Subsidiary, nominal shares owned by foreign nationals as required by Law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person have a 100% equity interest at such time. For the avoidance of doubt, a “Wholly-Owned Domestic Restricted Subsidiary” shall mean a Wholly-Owned Subsidiary that is a Domestic Restricted Subsidiary, and “Wholly-Owned Foreign Restricted Subsidiary” shall mean a Wholly-Owned Subsidiary that is a Foreign Restricted Subsidiary.
“Write-Down and Conversion Powers” means~~,~~ *(a)* with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule *and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.*
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein,” “hereof,” “hereto” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset”

and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    On the Fourth Restatement Date, Schedules 1.01(b) through 10.06 to the Third Amended and Restated Credit Agreement shall be replaced in their entirety with Schedules 1.01(b) through 10.06 to this Agreement.
(e)    On the Fourth Restatement Date, all Exhibits to the Third Amended and Restated Credit Agreement shall be replaced in their entirety with the Exhibits to this Agreement.
(f)    Each reference to a “Revolving Loan Note”, the “Borrower”, and a “Revolving Loan” set forth in each Revolving Loan Note (as defined in the Original Credit Agreement) that is outstanding as of the Fourth Restatement Date shall be deemed to be a reference to a “U.S. Dollar Facility Revolving Loan Note”, the “U.S. Borrower” and a “U.S. Dollar Facility Revolving Loan”, respectively, automatically and without any requirement of for any holder of such Revolving Loan Note to exchange its Revolving Loan Note for a U.S. Dollar Facility Revolving Loan Note.
(g)    In this Agreement, where it relates to a Dutch entity, a reference to:
(i)    a necessary corporate or other organizational action, where applicable, includes without limitation: (A) any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden) and (B) obtaining unconditional positive advice (advies) from each competent works council;
(ii)    a dissolution includes a Dutch entity being (A) declared bankrupt (failliet verklaard) and/or (B) dissolved (ontbonden);
(iii)    a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;
(iv)    a liquidator or a trustee includes a curator;
(v)    an interim receiver or an administrator includes a bewindvoerder; and
(vi)    an attachment includes a beslag.
(h)    Any reference in this Agreement or any other Loan Document to a merger, transfer, conveyance, disposal, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, corporation or partnership, or an allocation of assets to a series of a limited liability companies, partnerships or corporations (or the unwinding of such a division or allocation), as if it were a merger, transfer, disposal, conveyance, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, corporation or partnership shall be deemed to constitute the formation of a separate Person, and any such division shall constitute a separate Person hereunder and under the other Loan Documents (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03    Accounting Terms.
(a)    Generally. Subject to Section 1.03(b), all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, (i) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the U.S. Borrower and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) each lease that is classified and accounted for as an operating lease under GAAP as in effect on the Closing Date shall continue to be classified and accounted for as an operating lease (instead of being classified and accounted for as a capital lease) for purposes of all financial computations and covenants under this Agreement notwithstanding that such lease may be classified and accounted for as a capital lease after the Closing Date under GAAP
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio, covenant or requirement set forth in any Loan Document, and either the U.S. Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the U.S. Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the U.S. Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, covenant or requirement made before and after giving effect to such change in GAAP; provided, further that such reconciliation shall be required to be provided only for the four fiscal quarters following such change or such longer period as may be reasonably requested by the Administrative Agent.
1.04    Rounding. Any financial ratios required to be maintained by the U.S. Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07    Resolution of Drafting Ambiguities. The U.S. Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents, that it and its counsel reviewed and participated in the preparation and negotiation of the Loan Documents and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Loan Documents.
1.08    Exchange Rates; Currency Equivalents; Reduction of Commitments.
(a)    The Canadian Agent or the applicable Multicurrency Facility L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Canadian Dollars, the European Agent or the applicable Multicurrency Facility L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Euros or Pounds Sterling, and the applicable Facility Agent or the applicable Multicurrency Facility L/C Issuer, as the case may be, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in an Alternative Currency. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the applicable Facility Agent or the applicable Multicurrency Facility L/C Issuer, as applicable.
(b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurodollar Rate Revolving Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurodollar Rate Revolving Loan or Letter of Credit is denominated in Canadian Dollars, Euros, Pounds Sterling or in an Alternative Currency, such amount shall be the relevant Canadian Dollar Equivalent, Euro Equivalent, Pounds Sterling Equivalent or Alternative Currency Equivalent, as applicable, of such Dollar amount (rounded to the nearest unit of such currency, with 0.5 of a unit being rounded upward, as applicable), as determined by the applicable Facility Agent or the applicable Multicurrency Facility L/C Issuer, as the case may be.
(c)    Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.09 and 7.15, with respect to any Indebtedness, Investment, Restricted Payment, Lien, Asset Sale, Attributable Indebtedness, sale leaseback or prepayment of Indebtedness (each, a “Covenant Transaction”) in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Covenant Transaction is incurred or made.
(d)    For purposes of determining compliance with the Lease Adjusted Leverage Ratio, the amount of any Indebtedness denominated in any currency other than Dollars will be converted into Dollars based on the relevant currency exchange rate in effect on the date of the financial statements on which the applicable Consolidated Indebtedness is calculated. For purposes of determining compliance with Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.09 and 7.15, with respect to the amount of any Covenant Transaction in a currency other than Dollars, such amount will be converted into Dollars based on the relevant currency exchange rate in effect on the date such Covenant Transaction is incurred or made and such basket will be measured at the time such Covenant Transaction is incurred or made.
(e)    For the avoidance of doubt, in the case of a Multicurrency Facility Revolving Loan or Multicurrency Facility Swing Line Loan denominated in Canadian Dollars, Euros, Pounds Sterling or in an Alternative Currency, except as expressly provided herein, all interest and fees shall accrue and be payable thereon based on the actual amount outstanding in Canadian Dollars, Euros, Pounds Sterling or such Alternative Currency (without any translation into the Dollar Equivalent thereof), as applicable.
(f)    In connection with this Agreement, it is understood and agreed that the commitments under the Third Amended and Restated Credit Agreement are being reduced on a non-pro rata basis on the Fourth Restatement Date and that any requirement under the Third Amended and Restated Credit Agreement or this Agreement that (x) notice be provided by any Borrower of a reduction in commitments under the Third Amended and Restated Credit Agreement is waived, (y) any reduction of the commitments be reduced ratably among the lenders under the Third Amended and Restated Credit Agreement is waived and (z) notice be provided by any Borrower of a prepayment of any amounts outstanding under the Third Amended and Restated Credit Agreement is waived, in each case, with respect to that (and only that) commitment reduction or prepayment taking effect on the Fourth Restatement Date.
1.09    Alternative Currencies.
(a)    The Borrower may from time to time request that Eurodollar Rate Loans be made and/or Multicurrency Facility Letters of Credit be issued in a currency other than Dollars, Canadian Dollars, Euros and Pounds Sterling; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurodollar Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Multicurrency Facility Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Multicurrency Facility L/C Issuer.
(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurodollar Rate Loans, the Administrative Agent shall promptly notify each Multicurrency Facility Lender thereof; and in the case of any such request pertaining to Letters of Credit, the L/C Issuer shall promptly notify the applicable Multicurrency Facility L/C Issuer thereof. Each Multicurrency Facility Lender (in the case of any such request pertaining to Eurodollar Rate Loans) or the applicable Multicurrency Facility L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)    Any failure by a Multicurrency Facility Lender or the applicable Multicurrency Facility L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Multicurrency Facility Lender or the applicable Multicurrency Facility L/C Issuer, as the case may be, to permit Eurodollar Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Multicurrency Facility Lenders consent to making Eurodollar Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of Eurodollar Rate Loans; and if the Administrative Agent and the applicable Multicurrency Facility L/C Issuer consents to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the U.S. Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the U.S. Borrower.
(d)    The Administrative Agent and the U.S. Borrower, may, without the consent of any Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the U.S. Borrower, to effect the provisions of this Section 1.09, and for the avoidance of doubt, this Section 1.09(d) shall supersede any provisions in Sections 1.09(b) and (c) or Section 10.01 to the contrary (other than Section 10.01(h)), but no such amendment shall curtail any right specifically granted to any Lender under Section 1.09(a) or (b).
1.10    Change of Currency.
(a)    Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any country and any relevant market conventions or practices relating to the change in currency.
ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Revolving Loans.
(a)    Subject to the terms and conditions set forth herein, each U.S. Dollar Facility Lender severally agrees to make loans (each such loan, a “U.S. Dollar Facility Revolving Loan”) to the U.S. Borrower from time to time, on any Business Day during the U.S. Dollar Facility Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s U.S. Dollar Facility Commitment as set forth on Schedule 2.01; provided that after giving effect to any borrowing of U.S. Dollar Facility Revolving Loans, the Outstanding Amount of the U.S. Dollar Facility Revolving Loans of any Lender, plus such Lender’s Pro rata Share of the Outstanding Amount of all U.S. Dollar Facility L/C Obligations, plus such Lender’s Pro rata Share of the Outstanding Amount of all U.S. Dollar Facility Swing Line Loans shall not exceed such Lender’s U.S. Dollar Facility Commitment. Within the limits of each U.S. Dollar Facility Lender’s U.S. Dollar Facility Commitment, and subject to the other terms and conditions hereof, the U.S. Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. U.S. Dollar Facility Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
(b)    Subject to the terms and conditions set forth herein, each Multicurrency Facility Lender severally agrees to make loans (each such loan, a “Multicurrency Facility Revolving Loan”) to each Borrower from time to time, on any Business Day during the Multicurrency Facility Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Multicurrency Facility Commitment as set forth on Schedule 2.01; provided that after giving effect to any borrowing of Multicurrency Facility Revolving Loans, the Outstanding Amount of the Multicurrency Facility Revolving Loans of any Lender, plus such Lender’s Pro rata Share of the Outstanding Amount of all Multicurrency Facility L/C Obligations, plus such Lender’s Pro rata Share of the Outstanding Amount of all Multicurrency Facility Swing Line Loans shall not exceed such Lender’s Multicurrency Facility Commitment; and provided, further, that after giving effect to any borrowing of Multicurrency Facility Revolving Loans in an Alternative Currency, the aggregate Outstanding Amount of all Multicurrency Facility Revolving Loans of any Lender denominated in Alternative Currencies, plus such Lender’s Pro rata Share of the Outstanding Amount of all Multicurrency Facility L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Multicurrency Facility Lender’s Multicurrency Facility Commitment, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Multicurrency Facility Revolving Loans denominated in Dollars may be Canadian U.S. Base Rate Loans or Eurodollar Rate Loans, Multicurrency Facility Revolving Loans denominated in Canadian Dollars may be Canadian Prime Rate Loans or Eurodollar Rate Loans and Multicurrency Facility Revolving Loans denominated in Euros or Pounds Sterling may be Overnight LIBO Rate Loans or Eurodollar Rate Loans, in each case as further provided herein. Multicurrency Facility Revolving Loans denominated in an Alternative Currency must be Eurodollar Rate Loans.
2.02    Borrowings, Conversions and Continuations of Revolving Loans.
(a)    Each borrowing of Loans, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to, in the case of U.S. Dollar Facility Revolving Loans, the Administrative Agent and, in the case of Multicurrency Facility Revolving Loans, the applicable Facility Agent, in each case by submitting a Borrowing or Conversion Notice. Each such notice must be received by the applicable Facility Agent not later than (i) 1:00 p.m., three Business Days prior to the requested date of any borrowing of, conversion to or continuation of Eurodollar Rate Loans (excluding any Eurodollar Rate Loans denominated in Euros or Pounds Sterling) or of any conversion of Eurodollar Rate Loans to Base Rate Loans, Canadian U.S. Base Rate Loans, Canadian Prime Rate Loans or Overnight LIBO Rate Loans, as applicable, (ii) 4:00 p.m., one Business Day prior to the requested date of any borrowing of Overnight LIBO Rate

Loans, (iii) 11:00 a.m., on the Business Day of the requested date of any borrowing of Base Rate Loans, Canadian U.S. Base Rate Loans, or Canadian Prime Rate Loans, (iv) 1:00 p.m., London Time, four Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans denominated in Euros or Pounds Sterling and (v) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans denominated in Alternative Currencies. Each Borrowing or Conversion Notice in respect of U.S. Dollar Facility Revolving Loans by the U.S. Borrower pursuant to this Section 2.02(a) must be appropriately completed and signed by a Responsible Officer of the U.S. Borrower. Each Borrowing or Conversion Notice in respect of Multicurrency Facility Revolving Loans by the applicable Borrower pursuant to this Section 2.02(a) must be appropriately completed and signed by a Responsible Officer of the applicable Borrower. Each borrowing of, conversion to or continuation of Eurodollar Rate Loans denominated in Dollars or Canadian Dollars shall be in an amount equal to $1,000,000 or C$1,000,000, as applicable, or a whole multiple of $500,000 or C$500,000, as applicable, in excess thereof. Each borrowing of, conversion to or continuation of Eurodollar Rate Loans denominated in Euros, Pounds Sterling or an Alternative Currency shall be in an amount equal to the Euro Equivalent, Pounds Sterling Equivalent or Alternative Currency Equivalent, as applicable, of $1,000,000 or a whole multiple of $500,000 of such equivalent in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), (i) each borrowing of or conversion to Base Rate Loans, Canadian U.S. Base Rate Loans or Canadian Prime Rate Loans (other than Swing Line Loans) shall be in a principal amount of $200,000 or C$200,000, as applicable, or a whole multiple of $100,000 or C$100,000, as applicable, in excess thereof, and (ii) each borrowing of or conversion to Overnight LIBO Rate Loans (other than Swing Line Loans) shall be in a principal amount of the Euro Equivalent or Pounds Sterling Equivalent, as applicable, of $200,000 or a whole multiple of $100,000 of such equivalent in excess thereof. Each Borrowing or Conversion Notice shall specify (i) whether the requested borrowing is to be a U.S. Dollar Facility Revolving Loan Borrowing or a Multicurrency
Facility Revolving Loan Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted, continued or rolled over, (iv) if applicable, the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) in the case of the Multicurrency Facility Commitments, whether such requested Loans are to be denominated in Dollars, Canadian Dollars, Euros, Pounds Sterling or an Alternative Currency and (vii) in the case of the Multicurrency Facility Commitments, whether such Loans are to be borrowed by the U.S. Borrower, the Canadian Borrower or the Dutch Borrower. If the U.S. Borrower fails to specify a Type of U.S. Dollar Facility Revolving Loan in a Borrowing or Conversion Notice or if the U.S. Borrower fails to give a timely notice requesting a conversion or continuation, then the U.S. Dollar Facility Revolving Loan, shall be made as, or converted to, a Base Rate Loan. If any Borrower fails to specify a Type of Multicurrency Facility Revolving Loan in a Borrowing or Conversion Notice or if any Borrower fails to give a timely notice requesting a conversion or continuation, then the Multicurrency Facility Revolving Loan shall be made as, or converted to, a Canadian U.S. Base Rate Loan (if such Loan is denominated in Dollars), a Canadian Prime Rate Loan (if such Loan is denominated in Canadian Dollars) or an Overnight LIBO Rate Loan (if such Loan is denominated in Euros or Pounds Sterling); provided, however, that in the case of a failure to timely request a continuation of Multicurrency Facility Revolving Loans denominated in an Alternative Currency, such Loans shall be continued as Eurodollar Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans, Canadian U.S. Base Rate Loans, Canadian Prime Rate Loans or Overnight LIBO Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If a Borrower requests a borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Borrowing or Conversion Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of a Borrowing or Conversion Notice of U.S. Dollar Facility Revolving Loans or Multicurrency Facility Revolving Loans, the applicable Facility Agent shall promptly notify each applicable Lender of the amount of its Pro rata Share of the Loans, and if no timely notice of a conversion or continuation is provided by a Borrower, the applicable Facility Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans, Canadian U.S. Base Rate Loans, Canadian Prime Rate Loans or Overnight LIBO Rate Loans or continuation described in Section 2.02(a). In the case of each borrowing of U.S. Dollar Facility Revolving Loans, each U.S. Dollar Facility

Lender shall make the amount of its U.S. Dollar Facility Revolving Loan available to the Administrative Agent in Dollars in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing or Conversion Notice. In the case of each borrowing of Multicurrency Facility Revolving Loans by any Borrower, each Multicurrency Facility Lender shall make the amount of its Multicurrency Facility Revolving Loan available to the applicable Facility Agent in Dollars, Canadian Dollars, Euros, Pounds Sterling or an Alternative Currency, as applicable, in immediately available funds at the applicable Facility Agent’s Office not later than 1:00 p.m. and not later than the Applicable Time specified by the applicable Facility Agent in the case of any Multicurrency Facility Revolving Loans denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Borrowing or Conversion Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the applicable Facility Agent shall make all funds so received available to the applicable Borrower in like funds as received by such Facility Agent, either by (i) crediting the account of such Borrower on the books of JPMCB, JPMorgan Chase Bank, N.A., Toronto Branch, J.P. Morgan Europe Limited or any other applicable Facility Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the applicable Facility Agent by such Borrower; provided that if, on the date the Borrowing or Conversion Notice with respect to such Borrowing of U.S. Dollar Facility Revolving Loans is given by the U.S. Borrower, there are U.S. Dollar Facility Swing Line Loans or U.S. Dollar Facility L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such U.S. Dollar Facility L/C Borrowings, and second, to the payment in full of any such U.S. Dollar Facility Swing Line Loans, and third, to the U.S. Borrower as provided above; provided, further that if, on the date the Borrowing or Conversion Notice with respect to such Borrowing of Multicurrency Facility Revolving Loans (including Multicurrency Facility Revolving Loans denominated in an Alternative Currency) is given by a Borrower, there are Multicurrency Facility Swing Line Loans or Multicurrency Facility L/C Borrowings (including Multicurrency Facility L/C Borrowings denominated in an Alternative Currency) outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Multicurrency Facility L/C Borrowings, and second, to the payment in full of any such Multicurrency Facility Swing Line Loans, and third, to the applicable Borrower as provided above.
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no U.S. Dollar Facility Revolving Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders. During the existence of a Default, no Multicurrency Facility Revolving Loans (whether in Dollars, Canadian Dollars, Euros or Pounds Sterling or in any Alternative Currency) may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Multicurrency Facility Lenders.
(d)    The applicable Facility Agent shall promptly notify the applicable Borrowers and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change. At any time that Canadian Prime Rate Loans or Canadian U.S. Base Rate Loans are outstanding, the Canadian Agent shall notify the Borrowers and the Multicurrency Facility Lenders of any change in the Canadian Agent’s prime rate used or other rate of interest used in determining the Canadian Prime Rate or Canadian U.S. Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.
(f)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

2.03    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the applicable Letter of Credit Expiration Date, to issue Letters of Credit for the account of (x) the U.S. Borrower, (y) Holdings (so long as such Letter of Credit is directly related to the business of U.S. Borrower or any of its Subsidiaries) or (z) any Subsidiary of the U.S. Borrower (so long as in the case of clauses (y) and (z), (A) with respect to any
Letter of Credit denominated in Dollars, the U.S. Borrower is a joint and several co-applicant, (B) with respect to any Letter of Credit denominated in Canadian Dollars, the U.S. Borrower and the Canadian Borrower are joint and several co-applicants and references under this Section 2.03 shall be deemed to include Holdings or such Subsidiary, (C) with respect to any Letter of Credit denominated in Euros or Pounds Sterling, the U.S. Borrower and the Dutch Borrower are joint and several co-applicants and references under this Section 2.03 shall be deemed to include Holdings or such Subsidiary and (D) with respect to any Letter of Credit denominated in an Alternative Currency, the U.S. Borrower is the applicant or a joint and several co-applicant) and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Holdings, the applicable Borrower or such Subsidiary and any drawings thereunder; provided that after giving effect to any U.S. Dollar Facility L/C Credit Extension with respect to any U.S. Dollar Facility Letter of Credit, (x) the Outstanding Amount of the U.S. Dollar Facility Revolving Loans of any U.S. Dollar Facility Lender, plus such Lender’s Pro rata Share of the Outstanding Amount of all U.S. Dollar Facility L/C Obligations, plus such Lender’s Pro rata Share of the Outstanding Amount of all U.S. Dollar Facility Swing Line Loans shall not exceed such Lender’s U.S. Dollar Facility Commitment and (y) the Outstanding Amount of the U.S. Dollar Facility L/C Obligations shall not exceed the U.S. Dollar Facility Letter of Credit Sublimit; and, provided, further that after giving effect to any Multicurrency Facility L/C Credit Extension with respect to any Multicurrency Facility Letter of Credit, (x) the Outstanding Amount of the Multicurrency Facility Revolving Loans of any Multicurrency Facility Lender, plus such Lender’s Pro rata Share of the Outstanding Amount of all Multicurrency Facility L/C Obligations, plus such Lender’s Pro rata Share of the Outstanding Amount of all Multicurrency Facility Swing Line Loans shall not exceed such Lender’s Multicurrency Facility Commitment and (y) the Outstanding Amount of the Multicurrency Facility L/C Obligations shall not exceed the Multicurrency Facility Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly each Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Fourth Restatement Date shall be subject to and governed by the terms and conditions hereof. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary that is not a Loan Party, the U.S. Borrower, the Canadian Borrower and the Dutch Borrower, as applicable, shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The U.S. Borrower, the Canadian Borrower and the Dutch Borrower hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries (other than Loan Parties) inures to the benefit of the U.S. Borrower the Canadian Borrower and the Dutch Borrower, as applicable, and the business of the U.S. Borrower, the Canadian Borrower and the Dutch Borrower derives substantial benefits from the businesses of such Subsidiaries.
(ii)    (A) No U.S. Dollar Facility L/C Issuer shall be under any obligation to issue any U.S. Dollar Facility Letter of Credit, if:
(I) subject to Section 2.03(b)(iii), the expiry date of such requested U.S. Dollar Facility Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date;

(II) the expiry date of such requested U.S. Dollar Facility Letter of Credit would occur after the Letter of Credit Expiration Date applicable to U.S. Dollar Facility Letters of Credit, unless all the Lenders have approved such expiry date;
(III)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the U.S. Dollar Facility L/C Issuer from issuing such U.S. Dollar Facility Letter of Credit, or any Law applicable to the U.S. Dollar Facility L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the U.S. Dollar Facility L/C Issuer shall prohibit, or request that the U.S. Dollar Facility L/C Issuer refrain from, the issuance of letters of credit generally or such U.S. Dollar Facility Letter of Credit in particular or shall impose upon the U.S. Dollar Facility L/C Issuer with respect to such U.S. Dollar Facility Letter of Credit any restriction, reserve or capital requirement (for which the U.S. Dollar Facility L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the U.S. Dollar Facility L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the U.S. Dollar Facility L/C Issuer in good faith deems material to it;
(IV)    the issuance of such U.S. Dollar Facility Letter of Credit would violate one or more policies of the U.S. Dollar Facility L/C Issuer generally applicable to the issuance of letters of credit;
(V)    such U.S. Dollar Facility Letter of Credit is to be denominated in a currency other than Dollars;
(VI)    any U.S. Dollar Facility Lender is at that time a Defaulting Lender, unless the U.S. Dollar Facility L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the U.S. Dollar Facility L/C Issuer (in its sole discretion) with the U.S. Borrower or such U.S. Dollar Facility Lender to eliminate the U.S. Dollar Facility L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the U.S. Dollar Facility Letter of Credit then proposed to be issued or that U.S. Dollar Facility Letter of Credit and all other U.S. Dollar Facility L/C Obligations as to which the U.S. Dollar Facility L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;
(VII)    in the case of JPMorgan Chase Bank, N.A. and its Affiliates and branches only, after giving effect to such U.S. Dollar Facility Letter of Credit, the Outstanding Amount of the U.S. Dollar Facility L/C Obligations in respect of all U.S. Dollar Facility Letters of Credit issued by JPMorgan Chase Bank, N.A. and/or its Affiliates and branches, in the aggregate, shall exceed $33,333,333.34;
(VIII)    in the case of Bank of America, N.A. and its Affiliates and branches only, after giving effect to such U.S. Dollar Facility Letter of Credit, the Outstanding Amount of the U.S. Dollar Facility L/C Obligations in respect of all U.S. Dollar Facility Letters of Credit issued by Bank of America and/or its Affiliates and branches, in the aggregate, shall exceed $33,333,333.33; or
(IX)    in the case of Bank of Montreal and its Affiliates and branches only, after giving effect to such U.S. Dollar Facility Letter of Credit, the Outstanding Amount of the U.S. Dollar Facility L/C Obligations in respect of all U.S. Dollar Facility Letters of Credit issued by Bank of Montreal and/or its Affiliates and branches, in the aggregate, shall exceed $33,333,333.33.
(B)    No Multicurrency Facility L/C Issuer shall be under any obligation to issue any Multicurrency Facility Letter of Credit, if:

(I)    subject to Section 2.03(b)(iii), the expiry date of such requested Multicurrency Facility Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Multicurrency Facility Lenders have approved such expiry date;
(II)    the expiry date of such requested Multicurrency Facility Letter of Credit would occur after the Letter of Credit Expiration Date applicable to Multicurrency Facility Letters of Credit, unless all the Lenders have approved such expiry date;
(III)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Multicurrency Facility L/C Issuer from issuing such Multicurrency Facility Letter of Credit, or any Law applicable to the Multicurrency Facility L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Multicurrency Facility L/C Issuer shall prohibit, or request that the Multicurrency Facility L/C Issuer refrain from, the issuance of letters of credit generally or such Multicurrency Facility Letter of Credit in particular or shall impose upon the Multicurrency Facility L/C Issuer with respect to such Multicurrency Facility Letter of Credit any restriction, reserve or capital requirement (for which the Multicurrency Facility L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Multicurrency Facility L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Multicurrency Facility L/C Issuer in good faith deems material to it;
(IV)    the issuance of such Multicurrency Facility Letter of Credit would violate one or more policies of the Multicurrency Facility L/C Issuer generally applicable to the issuance of letters of credit;
(V)    such Multicurrency Facility Letter of Credit is to be denominated in a currency other than Dollars, Canadian Dollars, Euros, Pounds Sterling or an Alternative Currency;
(VI)    any Multicurrency Facility Lender is at that time a Defaulting Lender, unless the Multicurrency Facility L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Multicurrency Facility L/C Issuer (in its sole discretion) with the U.S. Borrower or such Multicurrency Facility Lender to eliminate the Multicurrency Facility L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Multicurrency Facility Letter of Credit then proposed to be issued or that Multicurrency Facility Letter of Credit and all other Multicurrency Facility L/C Obligations as to which the Multicurrency Facility L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;
(VII)    in the case of JPMorgan Chase Bank, N.A., Toronto Branch and its Affiliates (including JPMorgan Chase Bank, N.A., London Branch) and branches only, after giving effect to such Multicurrency Facility Letter of Credit, the Outstanding Amount of the Multicurrency Facility L/C Obligations in respect of all Multicurrency Facility Letters of Credit issued by JPMorgan Chase Bank, N.A., Toronto Branch and/or its Affiliates (including JPMorgan Chase Bank, N.A., London Branch) and branches, in the aggregate, shall exceed $13,333,333.34;
(VIII)    in the case of Bank of America, N.A., Canada Branch and its Affiliates and branches only, after giving effect to such Multicurrency Facility Letter of Credit, the Outstanding Amount of the Multicurrency Facility L/C Obligations in respect of all Multicurrency Facility Letters of Credit issued by Bank of America, N.A., Canada Branch and/or its Affiliates and branches, in the aggregate, shall exceed $13,333,333.33; or
(IX)    in the case of Bank of Montreal and its Affiliates and branches only, after giving effect to such Multicurrency Facility Letter of Credit, the Outstanding Amount of the Multicurrency Facility L/C Obligations in respect of all Multicurrency Facility Letters of Credit issued by Bank of Montreal and/or its Affiliates and branches, in the aggregate, shall exceed $13,333,333.33.
(iii)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(iv)    The U.S. Dollar Facility L/C Issuer shall act on behalf of the U.S. Dollar Facility Lenders with respect to any U.S. Dollar Facility Letters of Credit issued by it and the documents associated therewith, and the U.S. Dollar Facility L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the U.S. Dollar Facility L/C Issuer in connection with U.S. Dollar Facility Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such U.S. Dollar Facility Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the U.S. Dollar Facility L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the U.S. Dollar Facility L/C Issuer. The Multicurrency Facility L/C Issuer shall act on behalf of the Multicurrency Facility Lenders with respect to any Multicurrency Facility Letters of Credit issued by it and the documents associated therewith, and the Multicurrency Facility L/C Issuer shall have all of the benefits and immunities (A) provided to the Canadian Agent and European Agent in Article IX with respect to any acts taken or omissions suffered by the Multicurrency Facility L/C Issuer in connection with Multicurrency Facility Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Multicurrency Facility Letters of Credit as fully as if the terms “Canadian Agent” and “European Agent” as used in Article IX included the Multicurrency Facility L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Multicurrency Facility L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the U.S. Borrower (or, in the case of Multicurrency Facility Letters of Credit, the U.S. Borrower, the Canadian Borrower or the Dutch Borrower) delivered to the applicable L/C Issuer (with a copy to the Administrative Agent and, in the case of a Letter of Credit denominated in Canadian Dollars or issued to the Canadian Borrower, the Canadian Agent and, in the case of a Letter of Credit denominated in Euros or Pounds Sterling or issued to the Dutch Borrower, the European Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the applicable Facility Agent not later than 2:00 p.m. at least three Business Days (or such later date and time as the applicable Facility Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) solely with respect to Multicurrency Facility Letters of Credit, whether such Letter of Credit is to be denominated in Dollars, Canadian Dollars, Euros, Pounds Sterling or an Alternative Currency and (H) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably require. Additionally, the applicable Borrower shall furnish to the applicable L/C Issuer and the applicable Facility Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or such Facility Agent may reasonably require.

(ii)    Promptly after receipt of any Letter of Credit Application, each L/C Issuer will confirm with the applicable Facility Agent (by telephone or in writing) that such Facility Agent has received a copy of such Letter of Credit Application from a Borrower and, if not, such L/C Issuer will provide such Facility Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Lender, any applicable Facility Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Holdings (so long as such Letter of Credit is directly related to the business of U.S. Borrower or any of its Subsidiaries), the U.S. Borrower, the Canadian Borrower, the Dutch Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices relating generally to issuances of Letters of Credit. Immediately upon the issuance of each U.S. Dollar Facility Letter of Credit, each U.S. Dollar Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the U.S. Dollar Facility L/C Issuer a risk participation in such U.S. Dollar Facility Letter of Credit in an amount equal to the product of such U.S. Dollar Facility Lender’s Pro rata Share times the amount of such U.S. Dollar Facility Letter of Credit. Immediately upon the issuance of each Multicurrency Facility Letter of Credit, each Multicurrency Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Multicurrency Facility L/C Issuer a risk participation in such Multicurrency Facility Letter of Credit in an amount equal to the product of such Multicurrency Facility Lender’s Pro rata Share times the amount of such Multicurrency Facility Letter of Credit.
(iii)    If the applicable Borrower so requests in any applicable Letter of Credit Application for a standby Letter of Credit, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the applicable Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit that is a U.S. Dollar Facility Letter of Credit has been issued, the U.S. Dollar Facility Lenders shall be deemed to have authorized (but may not require) the U.S. Dollar Facility L/C Issuer to permit the extension of such U.S. Dollar Facility Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date applicable to U.S. Dollar Facility Letters of Credit; provided, however, that the U.S. Dollar Facility L/C Issuer shall not permit any such extension if (A) the U.S. Dollar Facility L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such U.S. Dollar Facility Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the U.S. Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the U.S. Dollar Facility L/C Issuer not to permit such extension. Once an Auto-Extension Letter of Credit that is a Multicurrency Facility Letter of Credit has been issued, the Multicurrency Facility Lenders shall be deemed to have authorized (but may not require) the Multicurrency Facility L/C Issuer to permit the extension of such Multicurrency Facility Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date applicable to Multicurrency Facility Letters of Credit; provided, however, that the Multicurrency Facility L/C Issuer shall not permit any such extension if (A) the Multicurrency Facility L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Multicurrency Facility Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the applicable Facility Agent that the Required Multicurrency Facility Lenders have elected not to permit such extension or (2) from the applicable Facility Agent, any Lender or a Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Multicurrency Facility L/C Issuer not to permit such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower and the applicable Facility Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the applicable Borrower and the applicable Facility Agent thereof. Not later than 2:00 p.m. on the date of any payment by any L/C Issuer under a Letter of Credit or the Applicable Time on the date of any payment by the applicable Multicurrency Facility L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse such L/C Issuer through the applicable Facility Agent in an amount equal to the amount of such drawing. In the case of a Multicurrency Facility Letter of Credit denominated in Canadian Dollars, the applicable Borrower shall reimburse the applicable Multicurrency Facility L/C Issuer in Canadian Dollars, in the case of a Multicurrency Facility Letter of Credit denominated in Dollars, the applicable Borrower shall reimburse the applicable Multicurrency Facility L/C Issuer in Dollars, in the case of a Multicurrency Facility Letter of Credit denominated in Euros or Pounds Sterling, the applicable Borrower shall reimburse the applicable Multicurrency Facility L/C Issuer in Euros or Pounds Sterling, as applicable, and in the case of a Multicurrency Facility Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the applicable Multicurrency Facility L/C Issuer in such Alternative Currency, unless (A) the Multicurrency Facility L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Multicurrency Facility L/C Issuer promptly following receipt of the notice of drawing that Borrower will reimburse the Multicurrency Facility L/C Issuer in Dollars. If the U.S. Borrower fails to so reimburse the U.S. Dollar Facility L/C Issuer by such time, the Administrative Agent shall promptly notify each U.S. Dollar Facility Lender of the Honor Date, the amount of the unreimbursed drawing (the “U.S. Dollar Facility Unreimbursed Amount”), and the amount of such U.S. Dollar Facility Lender’s Pro rata Share thereof. In such event, the U.S. Borrower shall be deemed to have requested a U.S. Dollar Facility Revolving Loan Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the U.S. Dollar Facility Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate U.S. Dollar Facility Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing or Conversion Notice). If the Canadian Borrower or the Dutch Borrower, as applicable, fails to so reimburse the Multicurrency Facility L/C Issuer by such time, the applicable Facility Agent shall promptly notify each Multicurrency Facility Lender of the Honor Date, the Dollar Equivalent amount of the unreimbursed drawing (the “Multicurrency Facility Unreimbursed Amount”), and the Dollar Equivalent amount of such Multicurrency Facility Lender’s Pro rata Share thereof. In such event, such Borrower shall be deemed to have requested a Multicurrency Facility Revolving Loan Borrowing of Canadian Prime Rate Loans denominated in Canadian Dollars (if the Letter of Credit to which such Honor Date relates is denominated in Canadian Dollars), Overnight LIBO Rate Loans denominated in Euros or Pounds Sterling (if the Letter of Credit to which such Honor Date relates is denominated in Euros or Pounds Sterling), as applicable, or Canadian U.S. Base Rate Loans denominated in Dollars (if the Letter of Credit to which such Honor Date relates is denominated in Dollars or an Alternate Currency (in which case the Dollar Equivalent of the Multicurrency Facility Unreimbursed Amount shall be the amount of such Canadian U.S. Base Rate Loan)) to be disbursed on the Honor Date in an amount equal to the Multicurrency Facility Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Canadian U.S. Base Rate Loans, Overnight LIBO Rate Loans and Canadian Prime Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Multicurrency Facility Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing or Conversion Notice). Any notice given by an L/C Issuer or an applicable Facility Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each U.S. Dollar Facility Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the U.S. Dollar Facility L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro rata Share of the U.S. Dollar Facility Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each U.S. Dollar Facility Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the U.S. Borrower in such amount. The Administrative Agent shall remit the funds so received to the U.S. Dollar Facility L/C Issuer. Each Multicurrency Facility Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds (which funds may be denominated in Dollars) available to the applicable Facility Agent for the account of the Multicurrency Facility L/C Issuer at the applicable Facility Agent’s Office in an amount equal to its Pro rata Share of the Multicurrency Facility Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the applicable Facility Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Multicurrency Facility Lender that so makes funds available shall be deemed to have made a Canadian U.S. Base Rate Loan, Overnight LIBO Rate Loan or a Canadian Prime Rate Loan, as applicable. The Canadian Agent or the European Agent, as applicable, shall remit the funds so received to the Multicurrency Facility L/C Issuer.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan Borrowing of Base Rate Loans, Canadian U.S. Base Rate Loans, Overnight LIBO Rate Loans or Canadian Prime Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the applicable Facility Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until a U.S. Dollar Facility Lender funds its U.S. Dollar Facility Revolving Loan or U.S. Dollar Facility L/C Advance pursuant to this Section 2.03(c) to reimburse the U.S. Dollar Facility L/C Issuer for any amount drawn under any U.S. Dollar Facility Letter of Credit, interest in respect of such U.S. Dollar Facility Lender’s Pro rata Share of such amount shall be solely for the account of the U.S. Dollar Facility L/C Issuer. Until a Multicurrency Facility Lender funds its Multicurrency Facility Revolving Loan or Multicurrency Facility L/C Advance pursuant to this Section 2.03(c) to reimburse the Multicurrency Facility L/C Issuer for any amount drawn under any Multicurrency Facility Letter of Credit, interest in respect of such Multicurrency Facility Lender’s Pro rata Share of such amount shall be solely for the account of the Multicurrency Facility L/C Issuer.
(v)    Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by a Borrower of a Borrowing or Conversion Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of any Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Lender fails to make available to the applicable Facility Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the applicable Facility Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to (i) with respect to amounts denominated in Dollars or Canadian Dollars, the greater of (x)(A) with respect to amounts denominated in Dollars, the Federal Funds Rate, and (B) with respect to amounts denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in any amount approximately equal to the amount with respect to which such rate is determined, would be offered for such day by JPMorgan Chase Bank, N.A., Toronto Branch, plus any administrative, processing or similar fees customarily charged by JPMorgan Chase Bank, N.A., Toronto Branch and (y) a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, (ii) with respect to amounts denominated in Euros or Pounds Sterling, a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, and (iii) with respect to amounts denominated in any Alternative Currencies, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMCB in the applicable offshore interbank market for such currency to major banks in such interbank market plus any administrative, processing or similar fees customarily charged by the applicable Multicurrency Facility L/C Issuer. A certificate of such L/C Issuer submitted to any Lender (through the applicable Facility Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after the U.S. Dollar Facility L/C Issuer has made a payment under any U.S. Dollar Facility Letter of Credit and has received from any U.S. Dollar Facility Lender such Lender’s U.S. Dollar Facility L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the U.S. Dollar Facility L/C Issuer any payment in respect of the related U.S. Dollar Facility Unreimbursed Amount or interest thereon (whether directly from the U.S. Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such U.S. Dollar Facility Lender its Pro rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s U.S. Dollar Facility L/C Advance was outstanding) in the same funds as those received by the Administrative Agent. At any time after the Multicurrency Facility L/C Issuer has made a payment under any Multicurrency Facility Letter of Credit and has received from any Multicurrency Facility Lender such Lender’s Multicurrency Facility L/C Advance in respect of such payment in accordance with Section 2.03(c), if the applicable Facility Agent receives for the account of the Multicurrency Facility L/C Issuer any payment in respect of the related Multicurrency Facility Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the applicable Facility Agent will distribute to such Multicurrency Facility Lender its Pro rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Multicurrency Facility L/C Advance was outstanding) in the same funds as those received by the applicable Facility Agent.
(ii)    If any payment received by the Administrative Agent for the account of the U.S. Dollar Facility L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the U.S. Dollar Facility L/C Issuer in its discretion), each U.S. Dollar Facility Lender shall pay to the Administrative Agent for the account of the U.S. Dollar Facility L/C Issuer its Pro rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. If any payment received by the applicable Facility Agent for the account of the Multicurrency Facility L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Multicurrency Facility L/C Issuer in its discretion), each Multicurrency Facility Lender shall pay to such applicable Facility Agent for the account of the Multicurrency Facility L/C Issuer its Pro rata Share thereof on demand of such applicable
Facility Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to (w) with respect to amounts denominated in Dollars, the Federal Funds Rate from time to time in effect, (x) with respect to amounts denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in any amount approximately equal to the amount with respect to which such rate is determined, would be offered for such day by JPMorgan Chase Bank, N.A., Toronto Branch, plus any administrative, processing or similar fees customarily charged by JPMorgan Chase Bank, N.A., Toronto Branch, (y) with respect to amounts denominated in Euros or Pounds Sterling, the rate of interest determined by the applicable Multicurrency Facility L/C Issuer in accordance with banking industry rules on interbank compensation and (z) with respect to amounts denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMCB in the applicable offshore interbank market for such currency to major banks in such interbank market. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrowers to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall, to the fullest extent permitted under applicable law, be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that Holdings, the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(v)    any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guarantee or any other guarantee, for all or any of the Obligations of the Borrowers in respect of such Letter of Credit;
(vi)    adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the applicable Borrower or any Subsidiary Guarantor or in the relevant currency markets generally; or
(vii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Holdings, any Borrower or any Subsidiary.
The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable L/C Issuer. Such Borrower shall be conclusively deemed to have waived any such claim against each L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, each L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any applicable Facility Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, any Required Lenders or any Required Multicurrency Facility Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (with any finding of gross negligence or willful misconduct having been found by a final, nonappealable judgment of a court of competent jurisdiction); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any applicable Facility Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence (as found by a final, nonappealable judgment of a court of competent jurisdiction). In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, except to the extent that any errors with respect to the foregoing are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such L/C Issuer.
(g)    [Reserved].
(h)    Applicability of ISP and Uniform Customs. Unless otherwise expressly agreed by the L/C Issuers and the Borrowers when a Letter of Credit is issued that Uniform Customs shall apply to such Letter of Credit, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit and, on an exception basis only, to any standby Letter of Credit as may be required by local law or statute.
(i)    Letter of Credit Fees. The U.S. Borrower shall pay Letter of Credit fees (the “U.S. Dollar Facility Letter of Credit Fees”) (A) to the Administrative Agent for the account of each U.S. Dollar Facility Lender in accordance with its Pro rata Share, (i) for each commercial U.S. Dollar Facility Letter of Credit equal to (x) the Applicable Rate for commercial Letters of Credit times (y) the daily amount available to be drawn under such U.S. Dollar Facility Letter of Credit and (ii) for each standby U.S. Dollar Facility Letter of Credit equal to the Applicable Rate for standby Letters of Credit times the daily amount available to be drawn under such U.S. Dollar Facility Letter of Credit; provided, however, any U.S. Dollar Facility Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any U.S. Dollar Facility Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the U.S. Dollar Facility L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other U.S. Dollar Facility Lenders in accordance with the upward adjustments in their respective Pro rata Shares allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the U.S. Dollar Facility L/C Issuer for its own account and (B) to the U.S. Dollar Facility L/C Issuer a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the U.S. Dollar Facility L/C Obligations (excluding any portion thereof attributable to U.S. Dollar Facility Unreimbursed Amounts) during the period from and including the Amendment No. 1 Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any U.S. Dollar Facility L/C Obligations, as well as the U.S. Dollar Facility L/C Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any U.S. Dollar Facility Letter of Credit or processing of drawings thereunder. The applicable Borrower shall pay Letter of Credit fees (the “Multicurrency Facility Letter of Credit Fees”) (A) to the applicable Facility Agent for the account of each Multicurrency Facility Lender in accordance with its Pro rata Share, (i) for each commercial Multicurrency Facility Letter of Credit equal to (x) the Applicable Rate for commercial Letters of Credit times (y) the Dollar Equivalent of the daily amount available to be drawn under such Multicurrency Facility Letter of Credit and (ii) for each standby Multicurrency Facility Letter of Credit equal to the Applicable Rate for standby Letters of Credit times the Dollar Equivalent of the daily amount available to be drawn under such Multicurrency Facility Letter of Credit; provided, however, any Multicurrency Facility Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Multicurrency Facility Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Multicurrency Facility L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Multicurrency Facility Lenders in accordance with the upward adjustments in their respective Pro rata Shares allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the Multicurrency Facility L/C Issuer for its own account and (B) to the Multicurrency Facility L/C Issuer a fronting fee, which shall accrue at the rate of 0.125% per annum on the Dollar Equivalent of the average daily amount of the Multicurrency Facility L/C Obligations (excluding any portion thereof attributable to Multicurrency Facility Unreimbursed Amounts) during the period from and including the Amendment No. 1 Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any Multicurrency Facility L/C Obligations, as well as the Multicurrency Facility L/C Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Multicurrency Facility Letter of Credit or processing of drawings thereunder. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date applicable thereto and thereafter on demand. If there is any change in the Applicable Rate for Eurodollar Rate Revolving Loans during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
2.04    Swing Line Loans.
(a)    (i) The U.S. Dollar Facility Swing Line. Subject to the terms and conditions set forth herein, the U.S. Dollar Facility Swing Line Lender, may, in its sole discretion, in reliance upon the agreements of the other U.S. Dollar Facility Lenders set forth in this Section 2.04, make loans (each such loan, a “U.S. Dollar Facility Swing Line Loan”) to the U.S. Borrower from time to time on any Business Day after the Closing Date during the U.S. Dollar Facility Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the U.S. Dollar Facility Swing Line Sublimit, notwithstanding the fact that such U.S. Dollar Facility Swing Line Loans, when aggregated with the Pro rata Share of the Outstanding Amount of U.S. Dollar Facility Revolving Loans and U.S. Dollar Facility L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s U.S. Dollar Facility Commitment; provided that after giving effect to any U.S. Dollar Facility Swing Line Loan, (i) the Outstanding Amount of U.S. Dollar Facility Revolving Loans shall not exceed the Aggregate U.S. Dollar Facility Commitments, and (ii) the aggregate Outstanding Amount of the U.S. Dollar Facility Revolving Loans of any U.S. Dollar Facility Lender, plus such Lender’s Pro rata Share of the Outstanding Amount of all U.S. Dollar Facility L/C Obligations, plus such Lender’s Pro rata Share of the Outstanding Amount of all U.S. Dollar Facility Swing Line Loans shall not exceed such Lender’s U.S. Dollar Facility Commitment, and provided, further, that the U.S. Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding U.S. Dollar Facility Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the U.S. Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each U.S. Dollar Facility Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a U.S. Dollar Facility Swing Line Loan, each U.S. Dollar Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the U.S. Dollar Facility Swing Line Lender a risk participation in such U.S. Dollar Facility Swing Line Loan in an amount equal to the product of such Lender’s Pro rata Share times the amount of such U.S. Dollar Facility Swing Line Loan.
(ii)    The Multicurrency Facility Swing Line. Subject to the terms and conditions set forth herein, the Multicurrency Facility Swing Line Lender, may, in its sole discretion, in reliance upon the agreements of the other Multicurrency Facility Lenders set forth in this Section 2.04, make loans (each such loan, a “Multicurrency Facility Swing Line Loan”) denominated in Dollars, Canadian Dollars, Euros or Pounds Sterling to the Borrowers from time to time on any Business Day after the Restatement Date during the Multicurrency Facility Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Multicurrency Facility Swing Line Sublimit, notwithstanding the fact that such Multicurrency Facility Swing Line Loans, when aggregated with the Pro rata Share of the Outstanding Amount of Multicurrency Facility Revolving Loans and Multicurrency Facility L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Multicurrency Facility Commitment; provided that after giving effect to any Multicurrency Facility Swing Line Loan, (i) the Outstanding Amount of Multicurrency Facility Revolving Loans shall not exceed the Aggregate Multicurrency Facility Commitments, and (ii) the aggregate Outstanding Amount of the Multicurrency Facility Revolving Loans of any Multicurrency Facility Lender, plus such Lender’s Pro rata Share of the Outstanding Amount of all Multicurrency Facility L/C Obligations, plus such Lender’s Pro rata Share of the Outstanding Amount of all

Multicurrency Facility Swing Line Loans shall not exceed such Lender’s Multicurrency Facility Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Multicurrency Facility Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Multicurrency Facility Swing Line Loan denominated in Dollars shall be a Canadian U.S. Base Rate Loan. Each Multicurrency Facility Swing Line Loan denominated in Canadian Dollars shall be a Canadian Prime Rate Loan. Each Multicurrency Facility Swing Line Loan denominated in Euros or Pounds Sterling shall be an Overnight LIBO Rate Loan. Immediately upon the making of a Multicurrency Facility Swing Line Loan, each Multicurrency Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Multicurrency Facility Swing Line Lender a risk participation in such Multicurrency Facility Swing Line Loan in an amount equal to the product of such Lender’s Pro rata Share times the amount of such Multicurrency Facility Swing Line Loan.
(b)    Borrowing Procedures.
(i)    Each U.S. Dollar Facility Swing Line Borrowing may, in the sole discretion of the U.S. Dollar Facility Swing Line Lender, be made upon the U.S. Borrower’s irrevocable notice to the U.S. Dollar Facility Swing Line Lender and the Administrative Agent by submitting a U.S. Dollar Facility Swing Line Loan Notice. Each such notice must be received by the U.S. Dollar Facility Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be an amount in Dollars and a minimum of $100,000 or a whole multiple of $50,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such U.S. Dollar Facility Swing Line Loan Notice must be appropriately completed and signed by a Responsible Officer of the U.S. Borrower. Promptly after receipt by the U.S. Dollar Facility Swing Line Lender of any U.S. Dollar Facility Swing Line Loan Notice, the U.S. Dollar Facility Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such U.S. Dollar Facility Swing Line Loan Notice and, if not, the U.S. Dollar Facility Swing Line Lender will notify the Administrative Agent in writing of the contents thereof. Unless the U.S. Dollar Facility Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed U.S. Dollar Facility Swing Line Borrowing (A) directing the U.S. Dollar Facility Swing Line Lender not to make such U.S. Dollar Facility Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a)(i), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the U.S. Dollar Facility Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such U.S. Dollar Facility Swing Line Loan Notice, make the amount of its U.S. Dollar Facility Swing Line Loan available to the U.S. Borrower at its office by crediting the account of the U.S. Borrower on the books of the U.S. Dollar Facility Swing Line Lender in immediately available funds.
(ii)    Each Multicurrency Facility Swing Line Borrowing may, in the sole discretion of the Multicurrency Facility Swing Line Lender, be made upon the U.S. Borrower’s, the Canadian Borrower’s or the Dutch Borrower’s irrevocable notice to the Multicurrency Facility Swing Line Lender and the Canadian Agent (in the case of (i) Dollar denominated Multicurrency Facility Swing Line Loans to the U.S. Borrower or the Canadian Borrower and (ii) Canadian Dollar denominated Multicurrency Facility Swingline Loans to any Borrower) or the European Agent (in the case of (i) Dollar denominated Multicurrency Facility Swing Line Loans to the Dutch Borrower and (ii) Euro and Pounds Sterling denominated Multicurrency Facility Swing Line Loans to any Borrower) by submitting a Multicurrency Facility Swing Line Loan Notice. Each such notice must be received by the Multicurrency Facility
Swing Line Lender not later than 1:00 p.m. (or 11:00 a.m., London time, in the case of Multicurrency Facility Swing Line Borrowings denominated in Euros or Pounds Sterling or, in the case of the Dutch Borrower, denominated in Dollars) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be an amount in Dollars, Canadian Dollars, Euros or Pounds Sterling and a minimum of $100,000, C$100,000 or the Euro Equivalent or Pounds Sterling Equivalent of $100,000, as applicable, or a whole multiple of $50,000, C$50,000 or the Euro Equivalent or Pounds Sterling Equivalent of $50,000, as applicable, in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such Multicurrency Facility Swing Line Loan Notice must be appropriately completed and signed by a Responsible Officer of the applicable Borrower. Promptly after receipt by the Multicurrency Facility Swing Line Lender of any Multicurrency Facility Swing Line Loan Notice, the Multicurrency Facility Swing Line Lender will confirm (by telephone or in writing) with the Canadian Agent or the European Agent, as applicable, that the such Facility Agent has also received such Multicurrency Facility Swing Line Loan Notice and, if not, the Multicurrency Facility Swing Line Lender will notify in writing such Facility Agent of the contents thereof. Unless the Multicurrency Facility
Swing Line Lender has received notice (by telephone or in writing) from the Canadian Agent or the European Agent (including at the request of any Lender) prior to 2:00 p.m. (or noon, London time, in the case of Multicurrency Facility Swing Line Borrowings denominated in Euros or Pounds Sterling or, in the case of the Dutch Borrower, denominated in Dollars) on the date of the proposed Multicurrency Facility Swing Line Borrowing (A) directing the Multicurrency Facility Swing Line Lender not to make such Multicurrency Facility Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a)(ii), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Multicurrency Facility Swing Line Lender will, not later than 3:00 p.m. (or 3:00 p.m., London time, in the case of Multicurrency Facility Swing Line Borrowings denominated in Euros or Pounds Sterling or, in the case of the Dutch Borrower, denominated in Dollars) on the borrowing date specified in such Multicurrency
Facility Swing Line Loan Notice, make the amount of its Multicurrency Facility Swing Line Loan available to the applicable Borrower at its office by crediting the account of the applicable Borrower on the books of the Multicurrency Facility Swing Line Lender in immediately available funds.
(c)    Refinancing of Swing Line Loans.
(i)    (A)    The U.S. Dollar Facility Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the U.S. Borrower (which hereby irrevocably authorizes the U.S. Dollar Facility Swing Line Lender to so request on its behalf), that each U.S. Dollar Facility Revolving Lender make a Base Rate Revolving Loan in an amount equal to such Lender’s Pro rata Share of the amount of U.S. Dollar Facility Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing or Conversion Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate U.S. Dollar Facility Commitments and the conditions set forth in Section 4.02. The U.S. Dollar Facility Swing Line Lender shall furnish the U.S. Borrower with a copy of the applicable Borrowing or Conversion Notice promptly after delivering such notice to the Administrative Agent. Each U.S. Dollar Facility Revolving Lender shall make an amount equal to its Pro rata Share of the amount specified in such Borrowing or Conversion Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable U.S. Dollar Facility Swing Line Loan) for the account of the U.S. Dollar Facility Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Borrowing or Conversion Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the U.S. Borrower in such amount. The Administrative Agent shall remit the funds so received to the U.S. Dollar Facility Swing Line Lender.
(B)    The Multicurrency Facility Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Multicurrency Facility Swing Line Lender to so request on its behalf), that each Multicurrency Facility Lender make a Canadian Prime Rate Revolving Loan (in the case of Canadian Dollar denominated Multicurrency Facility Swing Line Loans to any Borrower), Canadian U.S. Base Rate Loan (in the case of Dollar denominated Multicurrency Facility Swing Line Loans to the U.S. Borrower or the Canadian Borrower) or Overnight LIBO Rate Loan (in the case of (i) Dollar denominated Multicurrency Facility Swing Line Loans to the Dutch Borrower and (ii) Euro and Pounds Sterling denominated Multicurrency Facility Swing Line Loans to any Borrower) in an amount equal to such Lender’s Pro rata Share of the amount of Multicurrency Facility Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing or Conversion Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Canadian

Prime Rate Loans, Canadian U.S. Base Rate Loans or Overnight LIBO Rate Loans, but subject to the unutilized portion of the Aggregate Multicurrency Facility Commitments and the conditions set forth in Section 4.02. The Multicurrency Facility Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Borrowing or Conversion Notice promptly after delivering such notice to the Canadian Agent (in the case of (i) Dollar denominated Multicurrency Facility Swing Line Loans to the U.S. Borrower or the Canadian Borrower and (ii) Canadian Dollar denominated Multicurrency Facility Swingline Loans to any Borrower) or the European Agent (in the case of (i) Dollar denominated Multicurrency Facility Swing Line Loans to the Dutch Borrower and (ii) Euro and Pounds Sterling denominated Multicurrency Facility Swing Line Loans to any Borrower). Each Multicurrency Facility Lender shall make an amount equal to its Pro rata Share of the amount specified in such Borrowing or Conversion Notice available to the Canadian Agent or the European Agent, as applicable, in the same currency in which such Multicurrency Facility Swing Line Loan is denominated in immediately available funds (and Canadian Agent or European Agent, as applicable, may apply Cash Collateral available with respect to the applicable Multicurrency Facility Swing Line Loan) for the account of the Multicurrency Facility Swing Line Lender at the Canadian Agent’s Office or the European Agent’s Office, as applicable, not later than 1:00 p.m. on the day specified in such Borrowing or Conversion Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Canadian Prime Rate Loan, Canadian U.S. Base Rate Loan or Overnight LIBO Rate Loan, as applicable, to the applicable Borrower in such amount. The Canadian Agent and the European Agent, as applicable, shall remit the funds so received to the Multicurrency Facility Swing Line Lender.
(ii)    If for any reason any U.S. Dollar Facility Swing Line Loan cannot be refinanced by such a U.S. Dollar Facility Revolving Loan Borrowing in accordance with Section 2.04(c)(i)(A), the request for Base Rate Revolving Loans submitted by the U.S. Dollar Facility Swing Line Lender as set forth herein shall be deemed to be a request by the U.S. Dollar Facility Swing Line Lender that each of the Lenders fund its risk participation in the relevant U.S. Dollar Facility Swing Line Loan and each U.S. Dollar Facility Lender’s payment to the Administrative Agent for the account of the U.S. Dollar Facility Swing Line Lender pursuant to Section 2.04(c)(i)(A) shall be deemed payment in respect of such participation. If for any reason any Multicurrency Facility Swing Line Loan cannot be refinanced by such a Multicurrency Facility Revolving Loan Borrowing in accordance with Section 2.04(c)(i)(B), the request for Canadian Prime Rate Revolving Loans, Canadian U.S. Base Rate Loans or Overnight LIBO Rate Loans submitted by the Multicurrency Facility Swing Line Lender as set forth herein shall be deemed to be a request by the Multicurrency Facility Swing Line Lender that each of the Lenders fund its risk participation in the relevant Multicurrency Facility Swing Line Loan and each Multicurrency Facility Lender’s payment to the Canadian Agent or the European Agent, as applicable, for the account of the Multicurrency Facility Swing Line Lender pursuant to Section 2.04(c)(i)(B) shall be deemed payment in respect of such participation.
(iii)    If any Lender fails to make available to the Administrative Agent, the Canadian Agent or the European Agent, as applicable, for the account of the applicable Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i)(A) or (B), as applicable, the applicable Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent, the Canadian Agent or the European Agent, as applicable), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to (x) the greater of (A)(I) with respect to amounts denominated in Dollars, the Federal Funds Rate, and (II) with respect to amounts denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in any amount approximately equal to the amount with respect to which such rate is determined, would be offered for such day by JPMorgan Chase Bank, N.A., Toronto Branch, plus any administrative, processing or similar fees customarily charged by JPMorgan Chase Bank, N.A., Toronto Branch, and (B) a rate determined by such Swing Line Lender in accordance with banking industry rules on interbank compensation and (y) with respect to amounts denominated in Euros and Pounds Sterling, a rate determined by such Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the applicable Swing Line Lender submitted to any Lender (through the Administrative Agent, the Canadian Agent or the European Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)    Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Swing Line Lender, the applicable Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; unless, in any case, such Lender has given the notice specified in Section 2.04(b)(i) or (ii), as applicable. No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any U.S. Dollar Facility Lender has purchased and funded a risk participation in a U.S. Dollar Facility Swing Line Loan, if the U.S. Dollar Facility Swing Line Lender receives any payment on account of such U.S. Dollar Facility Swing Line Loan, the U.S. Dollar Facility Swing Line Lender will distribute to such U.S. Dollar Facility Lender its Pro rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such U.S. Dollar Facility Lender’s risk participation was funded) in the same funds as those received by the U.S. Dollar Facility Swing Line Lender. At any time after any Multicurrency Facility Lender has purchased and funded a risk participation in a Multicurrency Facility Swing Line Loan, if the Multicurrency Facility Swing Line Lender receives any payment on account of such Multicurrency Facility Swing Line Loan, the Multicurrency Facility Swing Line Lender will distribute to such Multicurrency Facility Lender its Pro rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Multicurrency Facility Lender’s risk participation was funded) in the same funds as those received by the Multicurrency Facility Swing Line Lender.
(ii)    If any payment received by the U.S. Dollar Facility Swing Line Lender in respect of principal or interest on any U.S. Dollar Facility Swing Line Loan is required to be returned by the U.S. Dollar Facility Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the U.S. Dollar Facility Swing Line Lender in its discretion), each U.S. Dollar Facility Lender shall pay to the U.S. Dollar Facility Swing Line Lender its Pro rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the U.S. Dollar Facility Swing Line Lender. The obligations of the U.S. Dollar Facility Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement. If any payment received by the Multicurrency Facility Swing Line Lender in respect of principal or interest on any Multicurrency Facility Swing Line Loan is required to be returned by the Multicurrency Facility Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Multicurrency Facility Swing Line Lender in its discretion), each Multicurrency Facility Lender shall pay to the Multicurrency Facility Swing Line Lender its Pro rata Share thereof on demand of the Canadian Agent or the European Agent, as applicable, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to (x) with respect to amounts denominated in Dollars, the Federal Funds Rate, (y) with respect to amounts denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in any amount approximately equal to the amount with respect to which such rate is determined, would be offered for such day by JPMorgan Chase Bank, N.A., Toronto Branch, plus any administrative, processing or similar fees customarily charged by JPMorgan Chase Bank, N.A., Toronto Branch, and (z) with respect to amounts denominated in Euros or Pounds Sterling, the rate of interest per annum determined by such Swing Line Lender in accordance with banking industry rules on interbank compensation. The Administrative Agent, the Canadian Agent or the European Agent will make such demand upon the request of the Multicurrency
Facility Swing Line Lender. The obligations of the Multicurrency Facility Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Interest for Account of Swing Line Lender. The U.S. Dollar Facility Swing Line Lender shall be responsible for invoicing the U.S. Borrower for interest on the U.S. Dollar Facility Swing Line Loans. Until a U.S. Dollar Facility Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro rata Share of any U.S. Dollar Facility Swing Line Loan, interest in respect of such Pro rata Share shall be solely for the account of the U.S. Dollar Facility Swing Line Lender. The Multicurrency Facility Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Multicurrency Facility Swing Line Loans. Until a Multicurrency Facility Lender funds its Canadian Prime Rate Revolving Loan, Overnight LIBO Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro rata Share of any Multicurrency Facility Swing Line Loan, interest in respect of such Pro rata Share shall be solely for the account of the Multicurrency Facility Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. Each Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the applicable Swing Line Lender.
2.05    Prepayments.
(a)    Optional.
(i)    Each Borrower may, upon notice to the applicable Facility Agent at any time or from time to time voluntarily prepay Revolving Loans, in whole or in part without premium or penalty; provided that (A) such notice must be received by the applicable Facility Agent not later than 1:00 p.m. (i) three Business Days prior to any date of prepayment of Eurodollar Rate Loans; (ii) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of such prepayment of Eurodollar Rate Loans denominated in Alternative Currencies; and (iii) on the date of prepayment of Base Rate Loans, Canadian U.S. Base Rate Loans, Canadian Prime Rate Loans or Overnight LIBO Rate Loans; (B) any prepayment of Eurodollar Rate Loans not denominated in Alternative Currencies shall be in a principal amount of $1,000,000, C$1,000,000 or the Euro Equivalent or Pounds Sterling Equivalent of $1,000,000, as applicable, or a whole multiple of $500,000, C$500,000 or $500,000 of such equivalent, as applicable, in excess thereof or, if less, the entire principal amount thereof then outstanding; (C) any prepayment of Eurodollar Rate Loans denominated in Alternative Currencies shall be in a minimum Alternative Currency Equivalent amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amounts outstanding; and (D) any prepayment of Base Rate Loans, Canadian U.S. Base Rate Loans, Canadian Prime Rate Loans or Overnight LIBO Rate Loans shall be in a principal amount of $200,000, C$200,000 or the Euro Equivalent or Pounds Sterling Equivalent of $200,000, as applicable, or a whole multiple of $100,000, C$100,000 or $100,000 of such equivalent, as applicable, in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall be in the form of Exhibit A-2 and shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid, and whether a U.S. Dollar Facility Revolving Loan or a Multicurrency Facility Revolving Loan is being prepaid. The applicable Facility Agent will promptly notify each Lender, as applicable, of its receipt of each such notice, and of the amount of such Lender’s Pro rata Share of such prepayment. If such notice is given by a Borrower, such Borrower shall be committed to make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by any additional amounts required pursuant to Section 3.05.
(ii)    Each Borrower may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent, the Canadian Agent or the European Agent, as applicable), at any time or from time to time,voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by such Swing Line Lender and, (x) in the case of U.S. Dollar Facility Swing Line Loans, the Administrative Agent and (y) in the case of Multicurrency Facility Swing Line Loans, the Canadian Agent or the European Agent, as applicable, not later than 1:00 p.m. (or 11:00 a.m., London time, in the case of Multicurrency Facility Swing Line Borrowings denominated in Euros or Pounds Sterling or, in the case of the Dutch Borrower, denominated in Dollars) on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000, C$100,000 or the Euro Equivalent or Pounds Sterling Equivalent of $100,000, as applicable, or a whole multiple of $50,000, C$50,000 or $50,000 of such equivalent, as applicable, in excess thereof. Each such notice shall be in the form of Exhibit A-2 and shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall be committed to make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b)    Revolving Loan Prepayments. If for any reason at any time the Outstanding Amount of U.S.
Dollar Facility Revolving Loans, U.S. Dollar Facility Swing Line Loans and U.S. Dollar Facility L/C Obligations exceeds the Aggregate U.S. Dollar Facility Commitments then in effect, the U.S. Borrower shall immediately first, prepay U.S. Dollar Facility Swing Line Loans, second, prepay U.S. Dollar Facility Revolving Loans, and third, Cash Collateralize the U.S. Dollar Facility L/C Obligations, in an aggregate amount equal to such excess. If the applicable Facility Agent notifies either Borrower at any time that the Outstanding Amount in respect of Multicurrency Facility Revolving Loans, Multicurrency Facility L/C Obligations and Multicurrency Facility Swing Line Loans at such time exceed an amount equal to 105% of the aggregate Multicurrency Facility Commitments then in effect, then, within two Business Days after receipt of such notice, the applicable Borrower shall prepay Loans and/or the applicable Borrower shall Cash Collateralize the Multicurrency Facility L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Multicurrency Facility Commitments then in effect; provided, however, that, subject to the provisions of Section 2.15, the Borrowers shall not be required to Cash Collateralize the Multicurrency Facility L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Multicurrency Facility Revolving Loans and
Multicurrency Facility Swing Line Loans, the Outstanding Amount of the Multicurrency Facility L/C Obligations exceed the Aggregate Multicurrency Facility Commitments then in effect. If the Administrative Agent notifies the U.S. Borrower at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the U.S. Borrower shall prepay Loans in an aggregate amount sufficient to reduce the Outstanding Amount of all amounts denominated in Alternative Currencies as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect. *Within (A) five (5) Business Days of receipt by a Borrower or any Restricted Subsidiary of the proceeds of any Post-Amendment No. 2 Bond Issuance, U.S. Borrower shall prepay the lesser of (x) all Revolving Loans and Swing Line Loans outstanding upon such issuance and (y) that aggregate principal amount of Revolving Loans and Swing Line Loans that is equal to 50% of the Net Cash Proceeds of the Post-Amendment No. 2 Bond Issuance and (B) five (5) Business Days of the receipt by U.S. Borrower or any of its Restricted Subsidiaries, at any time during the Restricted Period, of Net Cash Proceeds of any Asset Sale made pursuant to Section 7.05(b), U.S. Borrower shall cause 100% of such Net Cash Proceeds to be applied to prepay the Revolving Loans and Swing Line Loans outstanding at such time (such prepayment pursuant to this sentence (subject to the second paragraph of Section 2.05(c)), to be allocated among the outstanding U.S. Dollar Facility Revolving Loans, U.S. Dollar Facility Swing Line Loans, Multicurrency Facility Revolving Loans and Multicurrency Facility Swing Line Loans as determined by the U.S. Borrower).*
(c)    Application of Prepayments. Prior to any optional prepayment hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.05(a), subject to the provisions of this Section 2.05(c).
Amounts to be applied pursuant to this Section 2.05 to the prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding Base Rate Revolving Loans, Canadian U.S. Base Rate Loans, Canadian Prime Rate Loans or Overnight LIBO Rate Loans, as determined by the applicable Borrower. Any amounts remaining after each such application shall be applied to prepay Eurodollar Rate Revolving Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.05 shall be in excess of the amount of the Base Rate Loans, Canadian U.S. Base Rate Loans, Canadian Prime Rate Loans or Overnight LIBO Rate Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans, Canadian U.S. Base Rate Loans, Canadian Prime Rate Loans or Overnight LIBO Rate Loans shall be immediately prepaid and, at the election of the applicable Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms reasonably satisfactory to the Collateral Agent and the U.S. Borrower and applied to the prepayment of Eurodollar Rate Loans on the last day of the then next-expiring Interest Period for Eurodollar Rate Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount (and any returns on investment relating thereto) shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the applicable Facility

Agent may, and upon written direction from the Required Lenders (in the case of U.S. Dollar Facility Revolving Loans) or the Required Multicurrency Facility Lenders (in the case of Multicurrency Facility Revolving Loans) shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 3.05.
(d)    Notice of Mandatory Prepayment. The applicable Borrower shall notify the applicable Facility Agent by written notice of any mandatory prepayment pursuant to Section 2.05(b) (i) in the case of prepayment of a Eurodollar Rate Loan, not later than 1:00 p.m., three Business Days before the date of prepayment, and (ii) in the case of prepayment of a Base Rate Loan, Canadian U.S. Base Rate Loan, Canadian Prime Rate Loan or Overnight LIBO Rate Loan, not later than 1:00 p.m., one Business Day before the date of prepayment. Each such notice shall be irrevocable. Each such notice shall be in the form of Exhibit A-2 and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and shall include a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the applicable Facility Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.05. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.08.
(e)    *Limitations. Notwithstanding any other provision of Section 2.05(b) to the contrary, to the extent that all or any of the Net Cash Proceeds giving rise to a mandatory prepayment pursuant to clause (B) of the last sentence of Section 2.05(b) is attributable to an Asset Sale by or of a Foreign Restricted Subsidiary or non-wholly owned Restricted Subsidiary, such mandatory prepayment (x) in the case of Net Cash Proceeds of a Foreign Restricted Subsidiary, will be limited to the extent the repatriation of such Net Cash Proceeds would, in the good faith judgment of the Borrowers, result in adverse tax consequences that are material (taking into account the imposition of withholding taxes and foreign tax benefits, if any) and/or (y) shall be subject to permissibility under (A) local law (including financial assistance, corporate benefit, restrictions on repatriating or upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant Restricted Subsidiaries) and (B) organizational document restrictions (including as a result of minority ownership) and restrictions in other material agreements; provided that Holdings and its Restricted Subsidiaries shall take commercially reasonable actions to permit repatriation of the Net Cash Proceeds that are the subject of such mandatory prepayments without violating local law or incurring material adverse tax consequences in the good faith judgment of the Borrowers, but shall not otherwise be subject to further limitations as a result of such restrictions. Notwithstanding the foregoing, any prepayments made after application of the foregoing proviso shall be net of any costs, expenses or taxes incurred by Holdings, the Borrowers or any of their Restricted Subsidiaries arising as a result of compliance with such proviso. Further, there will be no requirement to make any prepayment with respect to any portion of any required prepayment pursuant to clause (y)(B) above to the extent that the repatriation of such Net Cash Proceeds would reasonably be expected to give rise to risk of liability for the directors of such Restricted Subsidiaries.*
2.06    Termination or Reduction of Commitments.
The U.S. Borrower may, upon notice to the Administrative Agent, the Canadian Agent, the European Agent and any other Facility Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments (in each case, on a pro rata basis between the Aggregate U.S. Dollar Facility Commitments and the Aggregate Multicurrency Facility Commitments); provided that (i) any such notice shall be received by the Administrative Agent, the Canadian Agent, the European Agent and any other Facility Agent not later than 1:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and (iii) the U.S. Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, (x) the Outstanding Amount of U.S. Dollar Facility Revolving Loans, U.S. Dollar Facility Swing Line Loans and U.S. Dollar Facility L/C Obligations would exceed the Aggregate U.S. Dollar Facility Commitments or (y) the Outstanding Amount of Multicurrency Facility Revolving Loans, Multicurrency Facility Swing Line Loans and Multicurrency Facility L/C Obligations would exceed the Aggregate Multicurrency Facility Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied ratably (x) to the U.S. Dollar Facility Commitment of each U.S. Dollar Facility Lender according to its Pro rata Share thereof and (y) to the Multicurrency Facility Commitment of each Multicurrency Facility Lender according to its Pro rata Share thereof.

All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
2.07    Repayment of Loans.
(a)    Revolving Loans. The U.S. Borrower shall repay to the Administrative Agent for the ratable account of the applicable U.S. Dollar Facility Lenders on the U.S. Dollar Facility Maturity Date the aggregate principal amount of all U.S. Dollar Facility Revolving Loans outstanding on such date. Each applicable Borrower shall repay to each applicable Facility Agent, for the ratable account of the applicable Multicurrency Facility Lenders on the Multicurrency Facility Maturity Date the aggregate principal amount of all Multicurrency Facility Revolving Loans outstanding on such date borrowed by such Borrower.
(b)    Swing Line Loans. The U.S. Borrower shall repay the U.S. Dollar Facility Swing Line Loans on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the U.S. Dollar Facility Maturity Date. Each applicable Borrower shall repay the Multicurrency Facility Swing Line Loans on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Multicurrency Facility Maturity Date.
2.08    Interest.
(a)    Subject to the provisions of subsection (b) below:
(i)    each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate;
(ii)    each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate;
(iii)    each Canadian U.S. Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian U.S. Base Rate plus the Applicable Rate;
(iv)    each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate;
(v)    each Overnight LIBO Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Overnight LIBO Rate plus the Applicable Rate;
(vi)    each U.S. Dollar Facility Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate;
(vii)    each Multicurrency Facility Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian U.S. Base Rate (if denominated in Dollars), the Canadian Prime Rate (if denominated in Canadian Dollars), the Overnight LIBO Rate (if denominated in Euros or Pounds Sterling) plus, in each case, the
Applicable Rate;
(viii)    interest on each Loan shall be payable in the currency in which such Loan was made.
(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal and premium, if any, of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in Section 2.08(a) or (ii) in the case of any other overdue amount, 2% plus the rate applicable to Base Rate Revolving Loans as provided in Section 2.08(a)(ii) (in either case, the “Default Rate”).
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto; provided that (i) interest accrued pursuant to Section 2.08(b) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan, a Canadian U.S. Base Rate Revolving Loan, a Canadian Prime Rate Revolving Loan, an Overnight LIBO Rate Loan or a Swing Line Loan without a permanent reduction in Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees. In addition to certain fees described in subsections Section 2.03(i):
(a)    Commitment Fee. The U.S. Borrower shall pay to the Administrative Agent, for the account of each U.S. Dollar Facility Lender in accordance with its Pro Rata Share, a fee in Dollars equal to the Applicable Commitment Fee Rate per annum times the actual daily amount by which the Aggregate U.S. Dollar Facility Commitments exceed the sum of (i) the Outstanding Amount of U.S. Dollar Facility Revolving Loans (which for the avoidance of doubt does not include the outstanding amount of U.S. Dollar Facility Swing Line Loans) and (ii) the Outstanding Amount of U.S. Dollar Facility L/C Obligations, subject to adjustment as provided in Section 2.16. Such commitment fee shall accrue at all times during the period commencing on the Closing Date and ending on the last day of the U.S. Dollar Facility Availability Period, including at any time during which one or more of the conditions in Article IV are not met, and shall be due and payable quarterly in arrears (A) on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and (B) on the U.S. Dollar Facility Maturity Date. The U.S. Borrower shall pay to the Canadian Agent, for the account of each Multicurrency Facility Lender in accordance with its Pro Rata Share, a fee in Dollars equal to the Applicable Commitment Fee Rate per annum times the actual daily amount by which the Aggregate Multicurrency Facility Commitments exceed the sum of (i) the Outstanding Amount of Multicurrency Facility Revolving Loans (which for the avoidance of doubt does not include the outstanding amount of Multicurrency Facility Swing Line Loans) and (ii) the Outstanding Amount of Multicurrency Facility L/C Obligations, subject to adjustment as provided in Section 2.16. Such commitment fee shall accrue at all times during the period commencing on the Fourth Restatement Date and ending on the last day of the Multicurrency Facility Availability Period, including at any time during which one or more of the conditions in Article IV are not met, and shall be due and payable quarterly in arrears (A) on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Fourth Restatement Date, and (B) on the Multicurrency Facility Maturity Date. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(b)    Other Fees.
(i)    The U.S. Borrower shall pay to the Arrangers, the L/C Issuers and the Administrative Agent for their own respective accounts fees in Dollars (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letters, as applicable, computed on the amount of such Letter of Credit, and payable upon the issuance thereof and (ii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letters, as applicable, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears (it being understood and agreed that JPMorgan Chase Bank, N.A., Toronto Branch, JPMorgan Chase Bank, N.A., London Branch and Bank of America, N.A., Canada Branch, shall be entitled to the same letter of credit fees as JPMCB and Bank of America, N.A., respectively). Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)    The U.S. Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.
2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by JPMCB’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Canadian U.S. Base Rate Loans when the Canadian U.S. Base Rate is determined by JPMorgan Chase Bank, N.A., Toronto Branch’s “reference rate of interest” and all computations of interest for Canadian Prime Rate Loans and any other Loans based on the CDOR Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, continued or converted from a Loan of another Type and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Any change in the interest rate in a Loan resulting from a change in the Base Rate, the Canadian Prime Rate or the Eurodollar Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. Each determination by the applicable Facility Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
For the purposes of the Interest Act (Canada), (a) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “Deemed Year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the Deemed Year, (b) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (c) the rates of interest quoted by the Canadian Agent to any Borrower pursuant hereto are intended to be nominal rates and not effective rates or yields.
2.11    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent, the Canadian Agent, the European Agent and any other applicable Facility Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent, the Canadian Agent, the European Agent and any other applicable Facility Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent, the Canadian Agent, the European Agent and any other applicable Facility Agent in respect of such matters, the accounts and records of the Administrative Agent, the Canadian Agent, the European Agent and any other applicable Facility Agent shall control in the absence of manifest error.
(b)    Upon the request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
(c)    In addition to the accounts and records referred to in subsections (a) and (b) above in this Section 2.11, each Lender, the Administrative Agent, the Canadian Agent, the European Agent and any other applicable Facility Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent, the Canadian Agent, the European Agent or any other applicable Facility Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent, the Canadian Agent, the European Agent and any other applicable Facility Agent shall control in the absence of manifest error.
(d)    The provisions of subsections (a) through (c) above in this Section 2.11, shall be subject to the provisions of Section 10.06 regarding the Register and the Participant Register (as such terms are defined in Section 10.06).
2.12    Payments Generally; Applicable Facility Agent’s Clawback.
(a)    General. Except as otherwise required by applicable Law, all payments to be made by a Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, the Canadian Agent or the European Agent, as applicable, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars, at the Canadian Agent’s Office in Canadian Dollars or Dollars or at the European Agent’s Office in Euros or Pounds Sterling, as applicable, and in immediately available funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the applicable Facility Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Facility Agent’s Office, in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the applicable Facility Agent on the dates specified herein. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The applicable Facility Agent will promptly distribute to each Lender its Pro rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the applicable Facility Agent (i) after 2:00 p.m. in the case of payments in Dollars, Canadian Dollars, Euros or Pounds Sterling or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
(b)    (i) Funding by Lenders; Presumption by Applicable Facility Agent. Unless the applicable Facility Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the applicable Facility Agent such Lender’s Pro rata Share of such Borrowing, the applicable Facility Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to a Borrower, a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the applicable Facility Agent, then each of the applicable Lender and the applicable Borrower, agrees to pay to the applicable Facility Agent forthwith on demand such corresponding amount in immediately available funds (or, in the case of an amount demanded in any Alternative Currency, such corresponding amount in Same Day Funds) with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower, to but excluding the date of payment to the applicable Facility Agent at (A) in the case of a payment to be made by such Lender, (i) with respect to amounts denominated in Dollars or Canadian Dollars, the greater of (x)(1) with respect to amounts denominated in Dollars, the Federal Funds Rate and (2) with respect to amounts denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in any amount approximately equal to the amount with respect to which such rate is determined, would be offered for such day by JPMorgan Chase Bank, N.A., Toronto Branch, plus any administrative, processing or similar fees customarily charged by JPMorgan Chase Bank, N.A., Toronto Branch, and (y) a rate determined by the Administrative Agent, the Canadian Agent or the European Agent, as applicable, in accordance with banking industry rules on interbank compensation, (ii) with respect to amounts denominated in Euros or Pounds Sterling, a rate determined by the European Agent in accordance with banking industry rules on interbank compensation and (iii) with respect to amounts denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMCB in the applicable offshore interbank market for such currency to major banks in such interbank market plus any administrative, processing or similar fees customarily charged by JPMCB and (B) in the case of a payment to be made by the applicable Borrower, the interest rate applicable to Loans of the Type comprising such Borrowing. If the applicable Borrower and such Lender shall pay such interest to the applicable Facility Agent for the same or an overlapping period, the applicable Facility Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such period. If such Lender pays its share of the applicable Borrowing to the applicable Facility Agent then the amount so paid shall constitute such Lender’s Revolving Loan, included in such Borrowing. Any payment by the applicable Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the applicable Facility Agent.
(i)    Payments by the Borrowers; Presumptions by Applicable Facility Agent. Unless the applicable Facility Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the applicable Facility Agent for the account of the Lenders or an L/C Issuer hereunder that such Borrower will not make such payment, the applicable Facility Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the applicable Facility Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds (or, in the case of an amount distributed in any Alternative Currency, in Same Day Funds) with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the applicable Facility Agent at (i) with respect to amounts denominated in Dollars or Canadian Dollars, the greater of (x)(A) with respect to amounts denominated in Dollars, the Federal Funds Rate and (B) with respect to amounts denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in any amount approximately equal to the amount with respect to which such rate is determined, would be offered for such day by JPMorgan Chase Bank, N.A., Toronto Branch, plus any administrative, processing or similar fees customarily charged by JPMorgan Chase Bank, N.A., Toronto Branch, and (y) a rate determined by the Administrative Agent, the Canadian Agent or the European Agent, as applicable, in accordance with banking industry rules on interbank compensation, (ii) with respect to amounts denominated in Euros or Pounds Sterling, a rate determined by the European Agent in accordance with banking industry rules on interbank compensation and (iii) with respect to amounts denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMCB in the applicable offshore interbank market for such currency to major banks in such interbank market plus any administrative, processing or similar fees customarily charged by JPMCB. A notice of the applicable Facility Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the applicable Facility Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to a Borrower by the applicable Facility Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the applicable Facility Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner. Notwithstanding anything herein to the contrary, the Lenders may make and book Loans through any of their branches or Affiliates.
2.13    Sharing of Payments by Lenders. If (x) any U.S. Dollar Facility Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest or fees on any of the U.S. Dollar Facility Revolving Loans made by it, or the participations in U.S. Dollar Facility L/C Obligations or in U.S. Dollar Facility Swing Line Loans held by it resulting in such U.S. Dollar Facility Lender’s receiving payment of a proportion of the aggregate amount of such U.S. Dollar Facility Revolving Loans or participations and accrued interest or fees thereon greater than its Pro rata Share (or other ratable share provided under this Agreement) thereof as provided herein, then the U.S. Dollar Facility Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the U.S. Dollar Facility Revolving Loans and subparticipations in U.S. Dollar Facility L/C Obligations and U.S. Dollar Facility Swing Line Loans of the other U.S. Dollar Facility Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the U.S. Dollar Facility Lenders ratably in accordance with their respective Pro rata Shares (or other ratable share provided under this Agreement) or (y) any Multicurrency Facility Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest or fees on any of the Multicurrency Facility Revolving Loans made by it, or the participations in Multicurrency Facility L/C Obligations or in Multicurrency Facility Swing Line Loans held by it resulting in such Multicurrency Facility Lender’s receiving payment of a proportion of the aggregate amount of such Multicurrency Facility Revolving Loans or participations and accrued interest or fees thereon greater than its Pro rata Share (or other ratable share provided under this Agreement) thereof as provided herein, then the Multicurrency Facility Lender receiving such greater proportion shall (a) notify the applicable Facility Agent of such fact, and (b) purchase (for cash at face value) participations in the Multicurrency Facility Revolving Loans and subparticipations in Multicurrency Facility L/C Obligations and Multicurrency Facility Swing Line Loans of the other Multicurrency Facility Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Multicurrency Facility Lenders ratably in accordance with their respective Pro rata Shares (or other ratable share provided under this Agreement), provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to such Borrower or any Subsidiary thereof (as to which the provisions of this section shall apply).
Subject to the provisions of Sections 10.06(d) and (e), each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    Incremental Credit Extensions. ~~The~~*Other than during the Restricted Period, the* U.S. Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent, the Canadian Agent, the European Agent and any other applicable Facility Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more increases in the amount of (x) the U.S. Dollar Facility Commitments to be made available to the U.S. Borrower (each such increase, a “U.S. Dollar Facility Commitment Increase”), or (y) the Multicurrency Facility Commitments to be made available to the U.S. Borrower, the Canadian Borrower and the Dutch Borrower (each such increase, a “Multicurrency Facility Commitment Increase”) or (ii) to add one or more tranches of term loans (each, an “Incremental Term Loan”), provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default (provided, however, the Lenders providing any such Loans constituting Incremental Term Loans may agree to a ”funds certain” provision that does not impose as a condition to funding thereof that no Default or Event of Default exist at the time of funding or requires only a bring down of only certain representations and warranties, in which case such “funds certain” provision shall be applicable) shall exist and at the time that any such Commitment Increase or Incremental Term Loan is provided (and after giving effect thereto) no Default or Event of Default shall exist (provided, however, the Lenders providing any such Loans constituting Incremental Term Loans may agree to a “funds certain” provision that does not impose as a condition to funding thereof that no Default or Event of Default exist at the time of funding or requires only a bring down of only certain representations and warranties, in which case such “funds certain” provision shall be applicable) and the U.S. Borrower shall be in compliance with each of the covenants set forth in Section 7.12 determined on a Pro forma Basis as of the last day of the most recently ended Test Period as if the Commitments, after giving effect to such Commitment Increase, had been fully drawn on the last day of such fiscal quarter of the U.S. Borrower for testing compliance therewith. Each Incremental Term Loan shall be in an aggregate principal amount not less than $25,000,000 and each Commitment Increase shall be in an aggregate principal amount that is not less than $10,000,000. Notwithstanding anything to the contrary herein, (i) the aggregate amount of U.S. Dollar Facility Commitment Increases and Incremental Term Loans made available only to the U.S. Borrower in Dollars shall not exceed (A) $350,000,000 plus (B) an unlimited amount so long as the Consolidated First Lien Leverage Ratio (determined on a Pro forma Basis as of the last day of the most recently ended Test Period as if the Commitments, including any requested Commitment Increase, had been fully drawn and any requested Incremental Term Loan had been made) is less than or equal to 2.25:1.00; provided that any U.S. Dollar Facility Commitment Increase or Incremental Term Loan made available pursuant to this clause (i) may be incurred under either clauses (A) or (B) above in the Borrowers’ discretion, and absent an election, to the extent that the Consolidated First Lien Leverage Ratio set forth in clause (B) above has been satisfied, such U.S. Dollar Facility Increase or Incremental Term Loan will be deemed to have been made pursuant to clause (B) above, and (ii) the aggregate amount of Multicurrency Facility Commitment Increases and Incremental Term Loans made available to the U.S. Borrower, the Canadian Borrower or the Dutch Borrower in Dollars, Canadian Dollars, Euros, Pound Sterling or any Alternative Currency shall not exceed $75,000,000. Each U.S. Dollar Facility Commitment Increase shall be on the same terms and conditions as the U.S. Dollar Facility Commitments in effect immediately prior to such U.S. Dollar Facility Commitment Increase. Each Multicurrency Facility Commitment Increase shall be on the same terms and conditions as the Multicurrency Facility Commitments in effect immediately prior to such Multicurrency Facility Commitment Increase. The terms of any Incremental Term Loans shall be as set forth in an Incremental Amendment; provided that (i) the final maturity date of any Incremental Term Loans shall be no earlier than the U.S. Dollar Facility Maturity Date, (ii) the all-in-yield (whether in the form of interest rate margins, original issue discount, upfront fees, or any interest rate floor) for the Incremental Term Loans shall be determined by the U.S. Borrower and the lenders providing such Incremental Term Loans and any prepayment premiums applicable to any Incremental Term Loans will be determined by the U.S. Borrower and the lenders providing such Incremental Term Loans, (iii) any Incremental Term Loans will rank pari passu in right of payment and be secured on a pari passu basis with the obligations in respect of the Aggregate U.S. Dollar Facility Commitments, (iv) subject to clause (i), the amortization schedule applicable to any Incremental Term Loans shall be determined by the U.S. Borrower and the lenders thereunder, (v) the mandatory prepayments applicable to any Incremental Term Loans will be determined by the U.S. Borrower and the lenders providing such Incremental Term Loans and (vi) any Incremental Term Loans shall otherwise be on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent. Each notice from the U.S. Borrower pursuant to this Section 2.14 shall set forth the requested amount of the relevant Commitment Increase or Incremental Term Loans. (x) Incremental Term Loans may be provided by any existing Lender or any Additional Lender reasonably acceptable to the Administrative Agent, (y) U.S. Dollar Facility Commitment Increases may be provided by any existing U.S. Dollar Facility Lender (and each existing U.S. Dollar Facility Lender will have the right to provide a portion of any U.S. Dollar Facility Commitment Increase, in each case on terms permitted in this Section 2.14) and Multicurrency Facility Commitment Increases may be provided by any existing Multicurrency Facility Lender (and each existing Multicurrency Facility Lender will have the right to provide a portion of any Multicurrency Facility Commitment Increase, in each case on terms permitted in this Section 2.14); provided that (i) the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s providing such Incremental Term Loan if such consent would be required under Section 10.06(a) for an assignment of Loans or Commitments, as applicable, to such Lender and (ii) each of the Administrative Agent, the applicable Facility Agent (in the case of a Multicurrency Facility Commitment Increase), the applicable Swing Line Lender and the applicable L/C Issuers shall have consented (not to be unreasonably withheld) to such Lender’s providing such Commitment Increase, in each case, if such consent would be required under Section 10.06(a) for an assignment of Loans or Commitments, as applicable, to such Lender. Each applicable existing Lender shall, by notice to the U.S. Borrower and the Administrative Agent given not later than 10 days after the date of the Administrative Agent’s notice delivered pursuant to the first sentence of this paragraph, either agree to make a portion of any Commitment Increase or Incremental Term Loan, or decline to do so (and any existing Lender that does not deliver such notice within such period of 10 days shall be deemed to have declined to do so). In the event that, on the 10th day after the Administrative Agent shall have delivered the notice pursuant to the first sentence of this paragraph, the applicable existing Lenders shall have agreed pursuant to the preceding sentence to provide any Commitment Increase or Incremental Term Loan, as applicable, in an aggregate amount less than the amount requested by the U.S. Borrower, any Commitment Increase or Incremental Term Loan may be provided by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that (i) the Administrative Agent shall have consented (not to be unreasonably withheld) to such Additional Lender’s providing such Incremental Term Loan if such consent would be required under Section 10.06(a) for an assignment of Loans or Commitments, as applicable, to such Lender and (ii) each of the Administrative Agent, the applicable Facility Agent (in the case of a Multicurrency Facility Commitment Increase), the applicable Swing Line Lender and the applicable L/C Issuers shall have consented (not to be unreasonably withheld) to such Additional Lender’s providing such Commitment Increase, in each case, if such consent would be required under Section 10.06(a) for an assignment of Loans or Commitments, as applicable, to such Additional Lender. (x) Commitments in respect of Commitment Increases shall become Commitments (or in the case of a Commitment Increase to be provided by an existing Lender that already has such a Commitment, an increase in such Lender’s U.S. Dollar Facility Commitment or Multicurrency Facility Commitment, as the case may be) under this Agreement and (y) Incremental Term Loans, in each case, shall be effected pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the U.S. Borrower, the Canadian Borrower (in the case of a Multicurrency Facility Commitment Increase for the benefit of the Canadian Borrower), the Dutch Borrower (in the case of a Multicurrency Facility Commitment Increase for the benefit of the Dutch Borrower), each Lender agreeing to provide such Commitment or Incremental Term Loans, if any, each Additional Lender, if any, the Administrative Agent, and, in the case of a Multicurrency Facility Commitment Increase, the applicable Facility Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date of such Incremental Amendment) and such other conditions as the parties thereto shall agree.
Subject to the minimum principal amount requirements specified above in this Section 2.14, no more than five Incremental Facility Closing Dates may be selected by the U.S. Borrower (it being understood and agreed that a U.S. Dollar Facility Commitment Increase and Multicurrency Facility Commitment Increase consummated on the same day shall constitute a single Incremental Facility Closing Date). The U.S. Borrower will use the proceeds of the Commitment Increases and Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Commitment Increases or Incremental Term Loans, unless it so agrees in its sole discretion. Upon each increase in the U.S. Dollar Facility Commitments pursuant to this Section, each U.S. Dollar Facility Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the U.S. Dollar Facility Commitment Increase (each a “U.S. Dollar Facility Commitment Increase Lender”), and each such U.S. Dollar Facility Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding U.S. Dollar Facility Letters of Credit and U.S. Dollar Facility Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in U.S. Dollar Facility Letters of Credit and (ii) participations hereunder in U.S. Dollar Facility Swing Line Loans held by each U.S. Dollar Facility Lender (including each such U.S. Dollar Facility Commitment Increase Lender) will equal the percentage of the aggregate U.S. Dollar Facility Commitments of all U.S. Dollar Facility Lenders represented by such U.S. Dollar Facility Lender’s U.S. Dollar Facility Commitment and (b) if, on the date of such increase, there are any U.S. Dollar Facility Revolving Loans outstanding, such U.S. Dollar Facility Revolving Loans shall on or prior to the effectiveness of such U.S. Dollar Facility Commitment Increase be prepaid from the proceeds of additional U.S. Dollar Facility Revolving Loans made hereunder (reflecting such increase in U.S. Dollar Facility Commitments), which prepayment shall be accompanied by accrued interest on the U.S. Dollar Facility Revolving Loans being prepaid and any costs incurred by any U.S. Dollar Facility Lender in accordance with Section 3.05. Upon each increase in the Multicurrency Facility Commitments pursuant to this Section, each Multicurrency Facility Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Multicurrency Facility Commitment Increase (each a “Multicurrency Facility Commitment Increase Lender”), and each such Multicurrency Facility Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Multicurrency Facility Letters of Credit and Multicurrency Facility Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Multicurrency Facility Letters of Credit and (ii) participations hereunder in Multicurrency Facility Swing Line Loans held by each Multicurrency Facility Lender (including each such Multicurrency Facility Commitment Increase Lender) will equal the percentage of the aggregate Multicurrency Facility Commitments of all Multicurrency Facility Lenders represented by such Multicurrency Facility Lender’s Multicurrency Facility Commitment and (b) if, on the date of such increase, there are any Multicurrency Facility Revolving Loans outstanding, such Multicurrency Facility Revolving Loans shall on or prior to the effectiveness of such Multicurrency Facility Commitment Increase be prepaid from the proceeds of additional Multicurrency Facility Revolving Loans made hereunder (reflecting such increase in Multicurrency Facility Commitments), which prepayment shall be accompanied by accrued interest on the Multicurrency Facility Revolving Loans being prepaid and any costs incurred by any Multicurrency Facility Lender in accordance with Section 3.05. The Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the two immediately preceding sentences. This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.15    Cash Collateral.
(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or the U.S. Dollar Facility L/C Issuer (i) if such L/C Issuer has honored any full or partial drawing request under any U.S. Dollar Facility Letter of Credit and such drawing has resulted in a U.S. Dollar Facility L/C Borrowing, or (ii) if, as of the applicable Letter of Credit Expiration Date, any U.S. Dollar Facility L/C Obligation for any reason remains outstanding, the U.S. Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all U.S. Dollar Facility L/C Obligations. Upon the request of the applicable Facility Agent or the Multicurrency Facility L/C Issuer (i) if such L/C Issuer has honored any full or partial drawing request under any Multicurrency Facility Letter of Credit and such drawing has resulted in a Multicurrency Facility L/C Borrowing, or (ii) if, as of the applicable Letter of Credit Expiration Date, any Multicurrency Facility L/C Obligation for any reason remains outstanding, the U.S. Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all Multicurrency Facility L/C Obligations. In addition, if the Administrative Agent notifies the U.S. Borrower at any time that the Outstanding Amount of all Multicurrency Facility L/C Obligations at such time exceeds 105% of the Multicurrency Facility Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the U.S. Borrower shall deliver to the Administrative Agent Cash Collateral in an amount equal to the amount by which the Outstanding Amount of all Multicurrency Facility L/C Obligations exceeds the Multicurrency Facility Letter of Credit Sublimit. At any time that there shall exist a Defaulting Lender, immediately upon the request of the applicable Facility Agent, the applicable L/C Issuer or the applicable Swing Line Lender, the U.S. Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender). If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations or Swing Line Loans, the U.S. Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer and the applicable Swing Line Lender.

(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at JPMC. The U.S. Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each L/C Issuer and the Lenders (including each Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the U.S. Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.06, 2.16 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(iv))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the applicable L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.16    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the applicable Facility Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the applicable Facility Agent by that Defaulting Lender pursuant to the Guarantee), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the applicable Facility Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder, on a pro rata basis; third, if so determined by the Administrative Agent or requested by any L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the U.S. Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the U.S. Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the applicable Loans of, and applicable L/C Borrowings owed to, all applicable non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender), and the applicable Borrower shall (A) be required to pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(i).
(iv)    Reallocation of Pro rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Pro rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.
(b)    Defaulting Lender Cure. If the applicable Borrower, the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent, each Swing Line Lender and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the applicable Loans and funded and unfunded participations in applicable Letters of Credit and Swing Line Loans to be held on a pro rata basis by the applicable Lenders in accordance with their Pro rata Shares (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of such Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes. Except as required by applicable Law, any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any applicable withholding agent shall be required by applicable law to deduct any Indemnified Taxes or any Other Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section) the applicable Lender, Swing Line Lender, or L/C Issuer, as the case may be (or, in the case of payments made to a Facility Agent for its own account, the applicable Facility Agent), receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    Payment of Other Taxes by the U.S. Borrower. Without limiting the provisions of subsection (a) above, the U.S. Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
(c)    Indemnification by the Borrowers. The U.S. Borrower and, with respect to Multicurrency Facility Revolving Loans, Multicurrency Facility Swing Line Loans and Multicurrency Facility L/C Obligations only, the Canadian Borrower and the Dutch Borrower shall indemnify the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent, each Lender, each Swing Line Lender and each L/C Issuer, within 10 Business Days after written demand therefor (such demand setting forth in reasonable detail the basis and calculation of such amount), for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01) payable by the applicable Facility Agent, such Lender, such Swing Line Lender or such L/C Issuer, as the case may be, and reasonable out-of-pocket expenses arising therefrom whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability, the basis thereof and the calculation of such amount in reasonable detail delivered to the U.S. Borrower by a Lender, Swing Line Lender or L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, the Canadian Agent, the European Agent, any other applicable Facility Agent, a Swing Line Lender or an L/C Issuer, shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the U.S. Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders. Each Lender shall deliver to the U.S. Borrower and to the Administrative Agent, whenever reasonably requested by any Borrower or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable Laws and such other reasonably requested information as will permit the U.S. Borrower, the Canadian Borrower, the Dutch Borrower or the applicable Facility Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in an applicable jurisdiction (including, if applicable, any documentation necessary to prevent withholding under FATCA).
Without limiting the generality of the foregoing, (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the U.S. Borrower and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the U.S. Borrower or the Administrative Agent (in such number of signed originals as prescribed by applicable Laws or otherwise shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter (1) if any documentation previously delivered has expired or become obsolete or invalid or (2) upon the request of the U.S. Borrower or the Administrative Agent) as will enable the U.S. Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to U.S. federal backup withholding or information reporting requirements; and (B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the U.S. Borrower and the Administrative Agent (in such number of signed originals as prescribed by applicable Laws or otherwise shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and (1) if any documentation previously delivered has expired or become obsolete or invalid or (2) upon the request of the U.S. Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    IRS Form W-8BEN or W-8BEN-E (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(ii)    IRS Form W-8ECI (or any successor thereto),
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code (the “Portfolio Interest Exemption”), (x) a certificate, substantially in the form of Exhibit L-1, L-2, L-3 or L-4, as applicable (a “Tax Status Certificate”), to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the U.S. Borrower, within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest to be received is effectively connected with a U.S. trade or business and (y) duly completed and executed original copies of IRS Form W-8BEN or W-8BEN-E (or any successor thereto),
(iv)    where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate of such beneficial owner(s) (provided that, if the Foreign Lender is a partnership and not a participating Lender, the Tax Status Certificate from the beneficial owner(s) may be provided by the Foreign Lender on the beneficial owner(s) behalf)), and/or
(v)    any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax or otherwise reasonably requested by the U.S. Borrower or the Administrative Agent together with such supplementary documentation as may be prescribed by applicable Laws or otherwise reasonably requested by the U.S. Borrower or the Administrative Agent to permit the U.S. Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
Each Lender shall promptly notify in writing the U.S. Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any documentation previously provided.
Each Lender hereby authorizes the Administrative Agent to deliver to the U.S. Borrower and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to this Section 3.01(e).
Notwithstanding anything to the contrary in this Section 3.01(e), no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.

For purposes of determining withholding Taxes imposed under FATCA, from and after the Fourth Restatement Date, the U.S. Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement and the Loans hereunder as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(f)    Treatment of Certain Refunds. If any applicable Facility Agent, any Lender, Swing Line Lender or L/C Issuer determines, in its good faith discretion, that it has received a refund (in cash or as an overpayment applied to future Tax payments) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 3.01, it shall promptly pay to a Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the U.S. Borrower under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such applicable Facility Agent, such Lender, Swing Line Lender or L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the U.S. Borrower, upon the request of such applicable Facility Agent, such Lender, Swing Line Lender or L/C Issuer, agrees to repay the amount paid over to the U.S. Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority (other than penalties arising from the gross negligence or willful misconduct of any applicable Facility Agent, the Lenders, Swing Line Lender or L/C Issuer)) to such applicable Facility Agent, such Lender, Swing Line Lender or L/C Issuer in the event such applicable Facility Agent, such Lender, Swing Line Lender or L/C Issuer is required to repay such refund to such Governmental Authority. Such Lender, Swing Line Lender, L/C Issuer, applicable Facility Agent, as the case may be, shall, at the U.S. Borrower’s reasonable request, provide the U.S. Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority. If the U.S. Borrower reasonably believes that any Indemnified Taxes or Other Taxes for which additional amounts or indemnification payments were made by a Loan Party were incorrectly imposed, the U.S. Borrower may request the relevant Lender to pursue a refund of such Taxes (at U.S. Borrower’s expense), and such Lender shall pursue such refund unless, in the good faith determination of such Lender, pursuing such refund would be materially disadvantageous to it. This subsection shall not be construed to interfere with the right of a Lender, Swing Line Lender, L/C Issuer or an applicable Facility Agent to arrange its Tax affairs in whatever manner it thinks fit nor oblige any Lender, Swing Line Lender, L/C Issuer or applicable Facility Agent to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender, Swing Line Lender, L/C Issuer or applicable Facility Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled. Notwithstanding anything to the contrary, in no event will any Lender, Swing Line Lender or L/C Issuer be required to pay any amount to the U.S. Borrower the payment of which would place such Lender, Swing Line Lender or L/C Issuer in a less favorable net after-tax position than it would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had never been imposed.
3.02    Illegality. If any Change in Law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans (whether denominated in Dollars, Canadian Dollars, Euros, Pounds Sterling or an Alternative Currency), or to determine or charge interest rates based upon the Eurodollar Rate (including the Overnight LIBO Rate), or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars, Canadian Dollars, Euros, Pounds Sterling or any Alternative Currency in the London interbank market, then, on notice thereof by such Lender to the U.S. Borrower, the Canadian Borrower or the Dutch Borrower, as applicable, through the applicable Facility Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or Overnight LIBO Rate Loans in the applicable currency or to convert Base Rate Loans or Overnight LIBO Rate Loans to Eurodollar Rate Loans in the applicable currency shall be suspended until such Lender notifies the applicable Facility Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the U.S. Borrower shall, upon demand from such Lender (with a copy to applicable Facility Agent), (x) convert all Eurodollar Rate Loans of such Lender denominated in Dollars to Base Rate Loans and (y) to the extent such Eurodollar Rate Loans or Overnight LIBO Rate Loans are denominated in an Alternative Currency, prepay such Loans, in each case either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or in the case of Overnight LIBO Rate Loans. Upon any such conversion or prepayment, the U.S. Borrower shall also pay accrued interest on the amount so converted or prepaid. Upon receipt of such notice, the Canadian Borrower and the Dutch Borrower, as applicable, shall, upon demand from such Lender (with a copy to the Canadian Agent and the European Agent) (x) to the extent such Eurodollar Rate Loans are denominated in Dollars, convert such Eurodollar Rate Loans of such Lender to Canadian U.S. Base Rate Loans, (y) to the extent such Eurodollar Rate Loans are denominated in Canadian Dollars, convert such Eurodollar Rate Loans of such Lender to Canadian Prime Rate Loans, or (z) to the extent such Eurodollar Rate Loans or Overnight LIBO Rate Loans are denominated in Euros, Pounds Sterling or an Alternative Currency, prepay such Loans, in each case either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or Overnight LIBO Rate Loans. Upon any such conversion or prepayment, the Canadian Borrower and the Dutch Borrower, as applicable, shall also pay accrued interest on the amount so converted or prepaid.
3.03    Inability to Determine Rates.
(a)    If (i) the applicable Facility Agent determines that for any reason in connection with any request for an Overnight LIBO Rate Loan or a Eurodollar Rate Loan or a conversion to or continuation thereof that (A) Dollar, Canadian Dollar, Euro, Pounds Sterling or any applicable Alternative Currency deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and/or Interest Period of such Eurodollar Rate Loan or Overnight LIBO Rate Loan or (B) adequate and reasonable means do not exist for determining the Overnight LIBO Rate or the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or Overnight LIBO Rate Loan (whether denominated in Dollars, Canadian Dollars, Euros, Pounds Sterling or in an Alternative Currency), or (ii) the Required Lenders advise the applicable Facility Agent in writing that the Overnight LIBO Rate or Eurodollar Rate, as applicable, for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or Overnight LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, in any such case, the Administrative Agent will promptly so notify the applicable Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Overnight LIBO Rate Loans and Eurodollar Rate Loans in the relevant currency shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, such Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or Overnight LIBO Rate Loans, as applicable, or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans, to the extent available in the applicable currency, in the amount specified therein.
(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the Eurodollar Rate and/or Overnight LIBO Rate has made a public statement that the administrator of the Eurodollar Rate and/or Overnight LIBO Rate is insolvent (and there is no successor administrator that will continue publication of the Eurodollar Rate and/or Overnight LIBO Rate), (x) the administrator of the Eurodollar Rate and/or Overnight LIBO Rate has made a public statement identifying a specific date after which the Eurodollar Rate and/or Overnight LIBO Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Eurodollar Rate and/or Overnight LIBO Rate), (y) the supervisor for the administrator of the Eurodollar Rate and/or Overnight LIBO Rate has made a public statement identifying a specific date after which the Eurodollar Rate and/or Overnight LIBO Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Eurodollar Rate and/or Overnight LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurodollar Rate and/or Overnight LIBO Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the U.S. Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Base Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date written notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 3.03(b), only to the extent the Eurodollar Rate and/or Overnight LIBO Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (A) any Eurodollar Rate Loans requested to be made, converted or continued as or into, as applicable, Eurodollar Rate Loans denominated in Dollars shall automatically (in the case of conversions or continuations, on the last day of the then existing Interest Period) be converted or continued as or into, as applicable, Base Rate Loans (in the case of U.S. Dollar Facility Revolving Loans) or Canadian U.S. Base Rate Loans (in the case of Multicurrency Facility Revolving Loans), (B) any Eurodollar Rate Loans requested to be made, converted or continued as or into, as applicable, Eurodollar Rate Loans denominated in Canadian Dollars shall automatically (in the case of conversions or continuations, on the last day of the then existing Interest Period) be converted or continued as or into, as applicable, Canadian Prime Rate Loans, (C) any Borrowing or Conversion Notice that requests the making of an Overnight LIBO Rate Loan or Eurocurrency Rate Loan in an affected currency (other than Dollars or Canadian Dollars pursuant to clauses (A) and (B) above, respectively) shall be ineffective, and (D) any Loans denominated in an affected currency (other than Dollars or Canadian Dollars pursuant to clauses (A) and (B) above, respectively) shall be made or maintained at a rate for short term borrowings of such currency determined in a customary manner in good faith by the Administrative Agent.
3.04    Increased Costs; Reserves on Eurodollar Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;
(ii)    subject any Lender or any L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, change the basis of taxation of payments to such Lender or any L/C Issuer in respect thereof (except, in each case, for (y) Indemnified Taxes or Other Taxes indemnifiable pursuant to Section 3.01, or (z) any Excluded Tax); or
(iii)    impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans or Overnight LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan or Overnight LIBO Rate Loan (or, with respect to clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or any L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any L/C Issuer determines in good faith but in its sole and absolute discretion that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital or liquidity adequacy), then from time to time, the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a), (b) or (e) of this Section 3.04 and delivered to the applicable Borrower shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Eurodollar Rate Loans. The applicable Borrower shall pay to each applicable Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided such Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent and any other applicable Facility Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan, Canadian U.S. Base Rate Loan, Canadian Prime Rate Loan or Overnight LIBO Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) or of any L/C Borrowing;
(b)    any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan, Canadian U.S. Base Rate Loan, Canadian Prime Rate Loan or Overnight LIBO Rate Loan on the date or in the amount notified by such Borrower; or
(c)    any assignment of any Loan other than a Base Rate Loan, Canadian U.S. Base Rate Loan, Canadian Prime Rate Loan or Overnight LIBO Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 3.06(b) or Section 10.13;
including any loss or expense (excluding loss of anticipated profits or margin) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The applicable Borrower shall also pay any reasonable and customary administrative fees charged by such Lender in connection with the foregoing; provided, however, that, notwithstanding anything to the contrary contained herein or in the Third Amended and Restated Credit Agreement,

each Lender party to the Third Amended and Restated Credit Agreement agrees to waive its right to compensation for any amounts owing with respect to such Lender’s “Loans” under Section 3.05 of the Third Amended and Restated Credit Agreement; *provided, however, that, notwithstanding anything to the contrary contained herein, each Lender waives its right to compensation for any amounts owing with respect to such Lender’s “Loans” which are prepaid pursuant to clause (A) of the last sentence of Section 2.05(b) to the extent that such prepayment occurs within 90 days of the Post-Amendment No. 2 Bond Issuance.*
For purposes of calculating amounts payable by the applicable Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the applicable Borrower (with a copy to the Administrative Agent and any other applicable Facility Agent) and shall be conclusive and binding absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.
Notwithstanding the foregoing, the Loan Parties shall not be required to pay increased losses pursuant to this Section if such losses were incurred more than 270 days prior to the date that an applicable Lender notifies the applicable Borrower of the events giving rise to such notice and of such Lender’s intention to claim compensation therefor (except that, if the event giving rise to such losses is retroactive then such 270 day period referred to above shall be extended to include the period of retroactive effect thereof).
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the applicable Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the applicable Borrower shall be conclusive absent manifest error.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, if any Lender gives a notice pursuant to Section 3.02 or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, such Borrower may replace such Lender in accordance with Section 10.13.
3.07    Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder. Additionally, the agreements in this Article III shall survive the resignation of the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent, the Collateral Agent and the L/C Issuers, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations, including, without limitation, the resignation of Bank of America, NA. and Bank of America, N.A., Canada Branch pursuant to the Agency Resignation and Appointment Agreement.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    [Reserved].
4.02    Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (including the initial Credit Extension) is subject to the following conditions precedent:
(a)    The representations and warranties of the U.S. Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material aspects as of such earlier date, (ii) to the extent that such representations and warranties are qualified as to materiality, in which case they shall be true and correct in all respects, and (iii) that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements of the U.S. Borrower and its Subsidiaries furnished pursuant to Section 6.01(a) and Section 6.01(b), respectively; provided, however, the Lenders providing such Credit Extension consisting of Incremental Term Loans may agree to a “funds certain” provision that requires only a bring down of only certain representations and warranties, in which case such “funds certain” provision shall be applicable.
(b)    No Default or Event of Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof; provided, however, the Lenders providing such Credit Extension consisting of Incremental Term Loans may agree to a “funds certain” provision that does not impose as a condition to funding thereof that no Default or Event of Default exist at the time of funding.
(c)    The applicable Facility Agent, the applicable L/C Issuer or the applicable Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof
(d)    *If such Request for Credit Extension includes a request for a Borrowing during the Restricted Period, after giving effect to such Borrowing, the sum of the aggregate amount of cash and Cash Equivalents (as of the last day of the most recent fiscal month for which a certificate has been delivered pursuant to Section 6.02(a)) of the U.S. Borrower and its Restricted Subsidiaries plus the amount of the proposed Borrowing shall not be in excess of $700,000,000 unless the U.S. Borrower shall have provided, along with such Request for Credit Extension, a certificate of a Responsible Officer of Borrower certifying (x) that such Borrowing is necessary for a reasonable business purpose (as determined by the U.S. Borrower in its reasonable discretion) within two weeks following such Borrowing (provided that, for the avoidance of doubt, the proceeds of such Borrowing being held as cash or Cash Equivalents shall not constitute a reasonable business purpose) and (y) as to the approximate amount of cash (calculated by the U.S. Borrower in good faith) needed for such business purpose.*
Each Request for Credit Extension submitted by the U.S. Borrower, the Canadian Borrower or the Dutch Borrower, as applicable, shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
The U.S. Borrower represents and warrants to the Administrative Agent, the Canadian Agent, the European Agent and the Lenders that:

5.01    Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing (or such comparable term as may be used in Ontario or the Netherlands) under the Laws of the jurisdiction of its incorporation or organization, (b) has the organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) is in compliance with all Laws, except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse
Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than as permitted by Section 7.01) under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except with respect to any conflict, breach or contravention referred to in clause (b)(i), to the extent that such conflict, breach or contravention could not reasonably be expected to have a Material Adverse Effect.
5.03    Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof) or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force, (iii) those approvals, consents, exemptions, authorizations, actions, notices or filings described in the Security Agreement and (iv) those approvals, consents, exemptions, authorizations, actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect. Each of the Foreign Loan Parties is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party, and the execution, delivery and performance by such Foreign Loan Party of such Loan Documents constitute and will constitute private and commercial acts and not public or governmental acts. There is no material tax, levy, impost, duty, fee, assessment or other governmental charge, or any material deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Loan Party is organized and existing on or by virtue of the execution or delivery of any Loan Document to which it is party.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights or secured parties’ generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b)    The financial statements delivered pursuant to Section 6.01(b) (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Holdings (or the U.S. Borrower, as applicable) and its Subsidiaries as of the date thereof and their results of operations for the periods covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    Since December 30, 2017, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(d)    All consolidated forecasted balance sheets and statements of income and cash flows of Holdings and its Subsidiaries delivered to the Lenders prior to the Closing Date and pursuant to Section 6.01(d), after the Closing Date, were prepared in good faith on the basis of estimates, information and assumptions believed by management of Holdings to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the U.S. Borrower and its Restricted Subsidiaries, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the U.S. Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that as of the Closing Date, purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
5.07    No Default. Neither the U.S. Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.08    Properties.
(a)    Generally. Each of the U.S. Borrower and its Restricted Subsidiaries has good legal title to (in the case of fee interests in Real Property), valid leasehold interests in (in the case of leasehold interests in real or personal property) and good title to (in the case of all other personal property), all its tangible property material to its business, free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that in the aggregate do not materially interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose or except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Real Property. Schedules 7(a) and 7(b) to the Perfection Certificate dated the Amendment No. 1 Effective Date contain a true and complete list of each interest in Real Property (i) owned by the U.S. Borrower and its Restricted Subsidiaries as of the Amendment No. 1 Effective Date and describes the type of interest therein held by the U.S. Borrower and its Restricted Subsidiaries and (ii) leased, subleased or otherwise occupied or utilized by the U.S. Borrower or its Restricted Subsidiaries, as lessee, sublessee, franchisee or licensee, as of the Amendment No. 1 Effective Date and describes the type of interest therein held by such company.
(c)    Flood Insurance. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained to the extent required by Section 6.07(b).
(d)    Collateral. The use by each of the U.S. Borrower and its Restricted Subsidiaries of the Collateral does not infringe on the rights of any Person other than such infringement which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.09    Environmental Matters.
(a)    Except as set forth in Schedule 5.09 and except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:
(i)    the U.S. Borrower and its Restricted Subsidiaries and their businesses, operations and Real Property are in compliance with, and the U.S. Borrower and its Restricted Subsidiaries have no liability under, Environmental Law;
(ii)    the U.S. Borrower and its Restricted Subsidiaries have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law and all such Environmental Permits are valid and in good standing;
(iii)    there has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or, to the knowledge of the U.S. Borrower and its Restricted Subsidiaries, formerly owned, leased or operated by the U.S. Borrower and its Restricted Subsidiaries or their predecessors in interest, which Release or threatened Release could reasonably be expected to result in liability by the U.S. Borrower and its Restricted Subsidiaries under Environmental Law; and
(iv)    there is no Environmental Claim pending or, to the knowledge of the U.S. Borrower and its Restricted Subsidiaries, threatened in writing against the U.S. Borrower and its Restricted Subsidiaries, or which claim relates to the Real Property currently or, to the knowledge of the U.S. Borrower and its Restricted Subsidiaries, formerly owned, leased or operated by the U.S. Borrower and its Restricted Subsidiaries or which claim relates to the operations of the U.S. Borrower and its Restricted Subsidiaries, and, to the knowledge of the U.S. Borrower and its Restricted Subsidiaries, there are no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Claim.
(b)    Except as set forth in Schedule 5.09 or as would not reasonably be expected to have a Material Adverse Effect:
(i)    none of the U.S. Borrower or its Restricted Subsidiaries is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and no such Person is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location, except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;
(ii)    no Real Property or facility owned, operated or leased by the U.S. Borrower and its Restricted Subsidiaries and, to the knowledge of the U.S. Borrower and its Restricted Subsidiaries, no Real Property or facility formerly owned, operated or leased by the U.S. Borrower and its Restricted Subsidiaries or any of their predecessors in interest is (A) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (B) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;
(iii)    no Lien has been recorded or, to the knowledge of the U.S. Borrower and its Restricted Subsidiaries, threatened under any Environmental Law with respect to any owned real property or other assets of the U.S. Borrower and its Restricted Subsidiaries, except as individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and
(iv)    the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting,

disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law, except for those matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
5.10    Insurance. The properties of the U.S. Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as U.S. Borrower and its Restricted Subsidiaries) with such deductibles and covering such risks as are customarily carried by prudent companies engaged in similar businesses and owning similar properties in localities where U.S. Borrower or the applicable Restricted Subsidiary operates.
5.11    Taxes. Holdings and each of its Restricted Subsidiaries have (a) timely filed all material federal, state and other Tax Returns and reports required to be filed and (b) duly and timely paid all material federal, state, provincial, territorial and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable (whether or not shown on any Tax Return), except those which are *(i)* not more than 30 days overdue ~~or~~, *(ii) during the Restricted Period, the subject of any deferral, forbearance or similar action by any Governmental Authority to the extent such deferral, forbearance or similar action is ongoing, or (iii)* are being contested in good faith by appropriate actions diligently conducted and in each case for which adequate reserves have been provided in accordance with GAAP. There are no proposed tax assessments against Holdings or any of its Restricted Subsidiaries that, if made, would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Holdings and each Restricted Subsidiary has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable. Neither Holdings nor any Restricted Subsidiary has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), except as would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Except any liabilities for Taxes of any consolidated, combined or unitary Tax group of which the Holdings is the common parent, neither Holdings nor any of its Restricted Subsidiaries has any liabilities for the Taxes of any Person under Treas. Reg. Section 1.1502-6 or any similar provision of state, provincial, territorial, local or foreign law, as a transferee or successor, by contract or otherwise, except for (i) any agreements among or between Holdings and its Restricted Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes or (ii) as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.
5.12    ERISA Compliance.
(a)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The Loan Parties and each ERISA Affiliate are in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan except such noncompliance as would not reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of FASB ASC No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed an amount that would reasonably be expected to have a Material Adverse Effect.
(b)    Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable Law and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) neither the U.S. Borrower or any of its Restricted Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.
(c)    Except as would not reasonably be expected to have a Material Adverse Effect, the Canadian Pension Plans, if any, are duly registered under the ITA (if required to be so registered) and any other applicable laws which require registration, have been administered in accordance with the ITA and such other applicable laws and no event has occurred which could reasonably be expected to cause the loss of such registered status. All material obligations of the U.S. Borrower and/or its Restricted Subsidiaries, as applicable (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect, all contributions or premiums required to be made or paid by the U.S. Borrower and/or its Restricted Subsidiaries, as applicable, to the Canadian Pension Plans or the Canadian Benefit Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws. Except as would not reasonably be expected to have a Material Adverse Effect, there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. The Loan Parties do not, and have not previously sponsored, administered, participated in or contributed to a Canadian Pension Plan that is a “registered pension plan” as defined in subsection 248(1) of the ITA and which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).
(d)    As of the Closing Date, no Borrower is nor will be (1) an employee benefit plan subject to Title I of ERISA; (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.
5.13    Subsidiaries; Equity Interests. As of the Fourth Restatement Date, the U.S. Borrower does not have any Subsidiaries other than those specifically disclosed in Schedule 5.13(a), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are, to the extent applicable, fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Schedule 5.13(a) free and clear of all Liens, except the security interest created by the Security Agreement, liens permitted by Section 7.01 and Liens arising by operation of law. As of the Fourth Restatement Date, neither the U.S. Borrower nor any of its Subsidiaries has any equity investments in any other corporation or entity other than those specifically disclosed in Schedule 5.13(b). All of the outstanding Equity Interests of the U.S. Borrower have been validly issued. As of the Fourth Restatement Date, all Wholly-Owned Restricted Subsidiaries of the U.S. Borrower that do not constitute Excluded Subsidiaries existing on the Fourth Restatement Date, other than the Foreign Subsidiaries that are not Dutch Borrower and Canadian Borrower, are Subsidiary Guarantors. As of the Fourth Restatement Date, Schedule 5.13(a) correctly sets forth the ownership interest of the U.S. Borrower and its Subsidiaries in their respective Subsidiaries as of the Fourth Restatement Date.
5.14    Margin Regulations; Investment Company Act.
(a)    Neither the U.S. Borrower nor any of its Restricted Subsidiaries is engaged nor does it intend to engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.
(b)    Neither the U.S. Borrower nor any of its Restricted Subsidiaries is an “investment company” under the Investment Company Act of 1940.
5.15    Disclosure.
(a)    No report, financial statement, certificate or other information, including the Perfection Certificate, but excluding projected financial information, budgets, estimates, pro formas, general industry information and other forward-looking information, furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, when taken as a whole (after giving effect to all supplements and updates thereto from time to time), contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time; it being understood that such projections may vary from actual results and that such variances may be material, are subject to significant uncertainties and outside factors, many of which are beyond the control of the Loan Parties, and that they are not a guarantee of financial performance.
(b)    As of the Amendment No. 1 Effective Date, to the best knowledge of the U.S. Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Amendment No. 1 Effective Date to any Lender in connection with this Agreement is true and correct in all respects.
5.16    Compliance with Laws. Each of the U.S. Borrower and its Restricted Subsidiaries is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such applicable law or order, writ, injunction or decree is being contested in good faith by appropriate actions diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.17    Solvency. Immediately after the Credit Extension to occur on the Fourth Restatement Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan (after taking into account the contribution obligations of each Loan Party pursuant to the Guarantees), (a) the fair value of the properties (as a going concern) of the Loan Parties, taken as a whole, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, taken as a whole, will be able to generally pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct its business in which it is engaged.
5.18    Intellectual Property Matters. Except as set forth in Schedule 5.18: (i) each Loan Party owns, is licensed, or is otherwise free to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, proprietary technology, trade secrets, proprietary information, domain names, and proprietary know-how and processes, necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those which the failure to own, license or otherwise have the right to use, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of each Loan Party, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor to the knowledge of each Loan Party does the use of such Intellectual Property by each Loan Party infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
5.19    Perfection, Etc. Except during a Collateral and Covenant Release Period, all filings and other actions necessary to perfect and protect the Lien in the Collateral created under the Security Documents, to the extent required by the Security Documents, have been duly made or taken or otherwise provided for and are in full force and effect, and except during a Collateral and Covenant Release Period, the Security Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, to the extent required by the Security Documents, perfected first priority Lien in such Collateral, securing the payment of the Secured Obligations, subject to Liens permitted by Section 7.01. Except during a Collateral and Covenant Release Period, the Loan Parties (other than the Canadian Borrower and the Dutch Borrower) are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

5.20    Anti-Terrorism Laws; Anti-Corruption Laws; Sanctions.
(a)    No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any applicable law, sanctions or trade embargoes relating to terrorism, money laundering or Sanctions (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Patriot Act and Canadian Anti-Terrorism Laws. The Borrowers have implemented and maintain in effect policies and procedures designed to promote and achieve compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents, in all material respects, with Anti-Corruption Laws and applicable Sanctions.
(b)    No Loan Party or Subsidiary of a Loan Party, or any of their respective officers and directors, or, to the knowledge of the Loan Parties, any Affiliate, employee, broker or other agent of any Loan Party or Subsidiary of a Loan Party, acting or benefiting in any capacity in connection with the Loans is any of the following:
(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii)    a Person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;
(v)    a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list; or
(vi)    a Sanctioned Person.
(c)    No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(d)    Holdings, its Subsidiaries and their respective officers and directors and, to the knowledge of Holdings and its Subsidiaries, their respective employees and agents are in compliance with Anti-Corruption Laws in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in either of Canadian Borrower or Dutch Borrower being designated as a Sanctioned Person. No borrowing or Letter of Credit, use of proceeds or other Fourth Restatement Date Transaction will violate any Anti-Corruption Law or applicable Sanctions.
5.21    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
ARTICLE VI

AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Swap Contracts and Treasury Management Agreements not then due and payable), or any Letter of

Credit shall remain outstanding (other than Letters of Credit as to which arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuers shall have been made), the U.S. Borrower shall, and shall cause each Restricted Subsidiary (except in the case of Sections 6.01, 6.02 and 6.03) to:
6.01    Financial Statements. Deliver to the Administrative Agent (for distribution to each Lender):
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year (or, ~~if earlier~~,*during the Restricted Period, the earlier of (x) to the extent the SEC grants an extension of the SEC’s corresponding reporting obligation for such period to filers generally, such later date mandated by the SEC and (y)* within ~~15~~*120* days after the ~~date the U.S. Borrower is required to file such financial statements with the SEC without giving effect to extensions~~ *end of such fiscal year)* of the U.S. Borrower, a consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal year setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification (except for *(x)* qualifications resulting from the Obligations being classified as short term Indebtedness during the year prior to the applicable maturity date *or (y) in respect of any fiscal year ending in 2019 or 2020, a qualification (including any matter of emphasis paragraph) to the extent relating to or arising from circumstances caused by the Covid-19 pandemic)* or exception or any qualification or exception as to the scope of such audit, together with, if not filed with the SEC within such time frame, a management’s discussion and analysis with respect to such financial statements (it being understood and agreed that so long as Holdings has no material assets or liabilities other than Holdings’ Guarantee of the Loans and the other Secured Obligations, the Equity Interests of the U.S. Borrower and guarantees of other Indebtedness permitted to be incurred under Section 7.03(r) or (s) to the extent such Indebtedness appears on the consolidated balance sheet of Holdings and its Subsidiaries, the U.S. Borrower may provide financial statements, audit reports and management’s discussion and analysis of financial statements of Holdings and its Subsidiaries as if “Holdings” were substituted in place of “the U.S. Borrower” in this Section 6.01(a));
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or, ~~if earlier,~~*during the Restricted Period, the earlier of (x) to the extent the SEC grants an extension of the SEC’s corresponding reporting obligation for such period to filers generally, such later date mandated by the SEC and (y)* within ~~10~~*75* days after the ~~date the U.S. Borrower is required to file such financial statements with the SEC without giving effect to extensions~~ *end of such fiscal quarter)* of the U.S. Borrower, a consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of the U.S. Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, certified by a Responsible Officer of the U.S. Borrower, as fairly presenting in all material respects the financial condition, results of income and cash flows of the U.S. Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with, if not filed with the SEC within such time frame, a management’s discussion and analysis with respect to such financial statements (it being understood and agreed that so long as Holdings has no material assets or liabilities other than Holdings’ Guarantee of the Loans and the other Secured Obligations, the Equity Interests of the U.S. Borrower and guarantees of other Indebtedness permitted to be incurred under Section 7.03(r) or (s) to the extent such Indebtedness appears on the consolidated balance sheet of Holdings and its Subsidiaries, the U.S. Borrower may provide financial statements and management’s discussion and analysis of financial statements of Holdings and its Subsidiaries as if “Holdings” were substituted in place of “the U.S. Borrower” in this Section 6.01(b));
(c)    simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements; and

(d)    as soon as available, but in any event within 90 days *(or, if later, the date the audited financials are required to be delivered pursuant to clause (a) above)* after the commencement of each fiscal year, a financial forecast for such fiscal year (including the fiscal year in which the Maturity Date occurs) (a “Financial Plan”), presented on a quarterly basis, including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the U.S. Borrower and its Subsidiaries for such fiscal year and any revised Financial Plan for such fiscal year promptly after it is available.
As to any information contained in materials furnished pursuant to Section 6.02(d), the U.S. Borrower shall not be separately required to furnish such information under clause (a) or (b) above, to the extent applicable, but the foregoing shall not be in derogation of the obligation of the U.S. Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
6.02    Certificates; Other Information. Deliver to the Administrative Agent (for distribution to each Lender):
(a)    ~~[Reserved.]~~*no later than (x) with respect to each fiscal month that is not the end of a fiscal quarter, fifteen Business Days following the end of each such fiscal month or (y) with respect to each fiscal month that is the end of a fiscal quarter, the date upon which the financial statements are required to be delivered pursuant to Section 6.01(b), during the Restricted Period, a certificate signed by a Responsible Officer of the U.S. Borrower confirming compliance with Section 7.12(c), which certificate shall set forth the amounts in each of clauses (A), (B) and (C) in the definition of Liquidity as of the last day of such fiscal month;*
(b)    no later than five days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the U.S. Borrower;
(c)    promptly after any request by the Administrative Agent, copies of any detailed audit reports submitted to the board of directors (or the audit committee of the board of directors) of the U.S. Borrower or Holdings by independent accountants in connection with the accounts or books of Holdings, the U.S. Borrower or any of their respective Subsidiaries, or any audit of any of them;
(d)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the U.S. Borrower or Holdings, and copies of all annual, regular, periodic and special reports and registration statements which the U.S. Borrower or Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(e)    except during a Collateral and Covenant Release Period, promptly after the furnishing thereof, copies of any material report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
(f)    promptly after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of each material notice or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any Restricted Subsidiary thereof;
(g)    upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by a Loan Party or any Restricted Subsidiary with the IRS with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by a Loan Party or any Restricted Subsidiary from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Pension Plan or Canadian Pension Plan sponsored by a Loan Party or any Restricted Subsidiary as the Administrative Agent shall reasonably request;
(h)    promptly, (x) such additional information regarding the business, financial or corporate affairs of Holdings, the U.S. Borrower or any of its Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and
(i)    except during a Collateral and Covenant Release Period, within 90 days after the end of each fiscal year of the U.S. Borrower, (i) a report supplementing Schedule 7(a) of the Perfection Certificate, limited to an identification of all owned real property disposed of by the U.S. Borrower or any Restricted Subsidiary thereof during such fiscal year, a list of all owned real property acquired during such fiscal year and a description of such other changes in the information included in such Schedules with respect to owned real property as may be necessary for such Schedules to be accurate and complete with respect to owned real property; (ii) a report supplementing Schedules 11(a), 11(b) and 11(c) of the Perfection Certificate, setting forth an updated list of the information included in such Schedules as may be necessary for such Schedules to be accurate and complete; and (iii) a report supplementing Schedules 5.13(a) and (b) containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, each such report to be signed by a Responsible Officer of the U.S. Borrower and to be in a form reasonably satisfactory to the Administrative Agent.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the U.S. Borrower or Holdings posts such documents, or provides a link thereto, on the U.S. Borrower’s or Holdings’ website on the Internet at its website address provided to the Lenders; or (ii) on which such documents are posted on the U.S. Borrower’s or Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the U.S. Borrower shall not be required to deliver paper copies of such documents to the Administrative Agent unless a written request to deliver paper copies is given by the Administrative Agent and (ii) the U.S. Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide, if requested, to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Upon the request of the Administrative Agent, the U.S. Borrower promptly deliver paper copies of originally executed Compliance Certificates required by Section 6.02(b) to the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies (except for such Compliance Certificates) of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the U.S. Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The U.S. Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the U.S. Borrower and Holdings hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the U.S. Borrower or its securities) (each, a “Public Lender”). The U.S. Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the U.S. Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material nonpublic information with respect to the U.S. Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the

Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
6.03    Notices. Promptly after obtaining knowledge thereof notify the Administrative Agent in writing (for distribution to the Lenders):
(a)    of the occurrence of any Default or Event of Default;
(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including to the extent the following meets the foregoing standard, (i) breach or non-performance of, or any default under, a Contractual Obligation of the U.S. Borrower or any of its Restricted Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between the U.S. Borrower or any of its Restricted Subsidiaries and any Governmental Authority; (iii) the commencement of, or any material adverse development in, any litigation or proceeding affecting the U.S. Borrower or any of its Restricted Subsidiaries, including pursuant to any applicable Environmental Laws; or (iv) of any ERISA Event; and
(c)    any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the U.S. Borrower setting forth details of the occurrence referred to therein and stating what action the U.S.Borrower has taken and proposes to take with respect thereto.
6.04    Payment of Obligations. Pay and discharge as the same shall become due and payable, all their obligations and liabilities, including (a) all Taxes, assessments and governmental charges or levies upon it or its properties or assets, *unless the same (i) are being contested in good faith by appropriate actions diligently conducted and adequate reserves in accordance with GAAP are being maintained by the U.S. Borrower or such Restricted Subsidiary or (ii) during the Restricted Period, constitute Taxes that are the subject of any deferral, forbearance or similar action by any Governmental Authority to the extent such deferral, forbearance or similar action is ongoing; and (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property,* unless the same are being contested in good faith by appropriate actions diligently conducted and adequate reserves in accordance with GAAP are being maintained by the U.S. Borrower or such Restricted Subsidiary; ~~and (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property~~; except, in each of the cases of clauses (a) and (b), where any failure to pay or discharge as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
6.05    Preservation of Existence, Etc. Except to the extent that failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 7.04 or Section 7.05 and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries are acquired by the U.S. Borrower or a Wholly-Owned Subsidiary of the U.S. Borrower in such liquidation.
6.06    Maintenance of Properties. Except to the extent that failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business and at all times maintain, preserve and protect all tangible property material to the conduct of such business and keep such property in good repair, working order and condition (other than as may result from any casualty or condemnation or wear and tear occurring in the ordinary course of business); provided that nothing in this Section 6.06 shall prevent (i) sales of property, consolidations, amalgamations or mergers by or involving any Loan Party in accordance with Section 7.04 or Section 7.05; (ii) the withdrawal by any Loan Party of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or the abandonment by any Loan Party of any rights, franchises, licenses, trademarks, trade names, copyrights, patents or other Intellectual Property that such Person reasonably determines are not useful to its business or no longer commercially desirable.
6.07    Maintenance of Insurance.
(a)    Generally. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the U.S. Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. Except during a Collateral and Covenant Release Period, such insurance policies relating to property, casualty and liability insurance shall name the Collateral Agent as additional insured or loss payee, as applicable.
(b)    Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require (and, in any event, in at least the minimum amount required by applicable flood insurance laws), if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, and any other applicable flood insurance laws.
6.08    Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such applicable law or order, writ, injunction or decree is being contested in good faith by appropriate actions diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Borrowers will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents, in all material respects, with Anti-Corruption Laws and applicable Sanctions.
Except as would not reasonably be expected to have a Material Adverse Effect, for each existing Canadian Pension Plan, the Canadian Borrower shall ensure that such plan retains its registered status under and is administered in a timely manner in all respects in accordance with the applicable pension plan text, funding agreement, the ITA and all other applicable laws. Except as would not reasonably be expected to have a Material Adverse Effect, for each Canadian Pension Plan hereafter adopted or contributed to by U.S. Borrower and/or its Restricted Subsidiaries, as applicable, which is required to be registered under the ITA or any other applicable laws, Canadian Borrower shall use, and shall cause its Restricted Subsidiaries to use, their commercially reasonable efforts to seek and receive confirmation in writing from the applicable regulatory authorities to the effect that such plan is unconditionally registered under the ITA and such other applicable laws. Except as would not reasonably be expected to have a Material Adverse Effect, for each Canadian Pension Plan and Canadian Benefit Plan hereafter adopted or contributed to by Canadian Borrower and/or its Restricted Subsidiaries, the Canadian Borrower shall perform, or cause its Restricted Subsidiaries to perform, in a timely fashion and in all material respects, all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with such plan and the funding therefor.
6.09    Books and Records. Maintain books of record and account, in which entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the U.S. Borrower or such Restricted Subsidiary, as the case may be.
6.10    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such independent accountants’ customary procedure), all at the reasonable expense of the U.S. Borrower and in each case at such reasonable times during normal business hours as often as may be reasonably desired, upon reasonable advance notice to the U.S. Borrower;

provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the U.S. Borrower’s expense; provided, further that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the U.S. Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the U.S. Borrower the opportunity to participate in any discussions with the U.S. Borrower’s independent public accountants.
6.11    Use of Proceeds. Use the proceeds of the Credit Extensions (i) on the Fourth Restatement Date to pay fees and expenses incurred in connection with the Fourth Restatement Date Transaction and (ii) after the Fourth Restatement Date to provide ongoing working capital and for general corporate purposes of the U.S. Borrower and the Restricted Subsidiaries and to pay any fees and expenses incurred in connection with the Fourth Restatement Date Transaction.
6.12    Compliance with Environmental Laws.
(a)    Except to the extent that failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) comply, and use commercially reasonable efforts to cause all lessees and other Persons occupying Real Property of any Loan Party to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; (ii) obtain and renew all material Environmental Permits applicable to its operations and Real Property; and (iii) conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Loan Party shall be required to undertake any Response or perform any compliance activity to the extent that its obligation to do so is being contested in good faith and by proper actions and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
(b)    If a Default caused by reason of a breach of Section 5.09 or Section 6.12(a) shall have occurred and be continuing for more than 20 days without the Loan Parties commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the U.S. Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where and to the extent appropriate, soil and/or groundwater sampling in relation to the subject of such Default, prepared by an environmental consulting firm and, in form reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.
6.13    Additional Collateral; Additional Subsidiary Guarantors; Collateral and Covenant Release.
(a)    Subject to the terms of this Section 6.13 and the Security Documents, with respect to any property of any Loan Party (other than the Canadian Borrower or the Dutch Borrower) that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof or the occurrence of a Collateral and Covenant Trigger Date, as applicable, or such longer period as the Administrative Agent may agree in its discretion) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a First Priority Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. The U.S. Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

With respect to any Person that becomes a Wholly-Owned Domestic Restricted Subsidiary after the Closing Date (other than any Excluded Subsidiary) or the designation in accordance with Section 6.16 of any Wholly-Owned Subsidiary as a Wholly-Owned Domestic Restricted Subsidiary, promptly (i) deliver to the Collateral Agent the certificates, if any, representing the Equity Interests of each first-tier Wholly-Owned Restricted Subsidiary held by such Wholly-Owned Domestic Restricted Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, provided, that, only 65% of the outstanding Equity Interests of any first-tier Foreign Restricted Subsidiary of such Wholly-Owned Domestic Restricted Subsidiary shall be required to be delivered pursuant to this clause (i), (ii) cause such new Wholly-Owned Domestic Restricted Subsidiary to execute joinder agreements to the Guarantee and the Security Agreement, substantially in the forms annexed thereto, and (iii) take all actions necessary in the reasonable opinion of the Administrative Agent or the Collateral Agent to cause the Liens created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.
Promptly grant to the Collateral Agent, within 90 Business Days of the acquisition thereof or such longer period as the Administrative Agent may agree in its discretion, a security interest in and Mortgage on each Real Property owned in fee by any Loan Party (other than the Canadian Borrower and the Dutch Borrower) that is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $7,500,000, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 7.01); provided that, notwithstanding the foregoing, (i) no Mortgage shall be executed and delivered with respect to any Real Property unless and until each Lender has (x) received written notice thereof at least 45 days in advance of such execution and deliver, (y) received, at least 20 Business Days in advance of such execution and delivery, a life of loan flood zone determination and such other documents as it may reasonably request to complete its flood insurance due diligence and (z) confirmed to the Administrative Agent that flood insurance due diligence and flood insurance compliance has been completed to its satisfaction and (ii) to the extent the requirements in clause (i) are not satisfied prior to the end of the 90 Business Day period required above, such period shall be automatically extended to the date that is 10 Business Days after the date on which all requirements under clause (i) have been satisfied. Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens or other Liens reasonably acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party (other than the Canadian Borrower and the Dutch Borrower) shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage). Such Loan Party (other than the Canadian Borrower and the Dutch Borrower) shall deliver to the Collateral Agent a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such Real Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the U.S. Borrower and each Loan Party (other than the Canadian Borrower and the Dutch Borrower) relating thereto).
Notwithstanding anything to the contrary contained herein, (a) no actions in any non-U.S. jurisdiction shall be required under the Loan Documents in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction, so long as all applicable equity interests that are certificated are in the possession of the Collateral Agent to the extent constituting Collateral), (b) deposit account and security account control agreements shall not be required under the Loan Documents, and (c) third party landlord and bailee waivers shall not be required under the Loan Documents.
(b)    Notwithstanding the foregoing, (x) the Administrative Agent shall not take a security interest in those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby and (y) Liens required to be granted pursuant to this Section 6.13 shall be subject to exceptions and limitations consistent with those set forth in the Security Documents as in effect on the Fourth Restatement Date (to the extent appropriate in the applicable jurisdiction).
(c)    Upon the occurrence of a Collateral and Covenant Release Date, (i)(A) any Liens granted to the Administrative Agent or the Collateral Agent, as the case may be, on any Collateral which remain in effect at such time (other than any such Liens in respect of Cash Collateral) shall be automatically released, (B) upon receipt by the Administrative Agent of written notice from the U.S. Borrower of the occurrence of a Collateral and Covenant Release Date, the Administrative Agent or the Collateral Agent, as the case may be, shall promptly execute and deliver any documents or instruments and authorize the recordation/filing, if applicable, of any termination statements, reasonably requested by the U.S. Borrower and in form and substance reasonably satisfactory to the Administrative Agent or the Collateral Agent, as the case may be, to evidence the release of such Liens, and the Administrative Agent or the Collateral Agent, as the case may be, shall promptly deliver all possessory Collateral to the Company (and to the extent any Lender has a Lien on Collateral as security for the Obligations (other than Cash Collateral), it shall comply with the foregoing requirements applicable to the Administrative Agent and the Collateral Agent), all at the expense of the U.S. Borrower, and (C) the Administrative Agent or the Collateral Agent, as the case may be, shall promptly advise all of Holdings’ and its Subsidiaries’ insurance carriers to terminate all lenders’ loss payee endorsements, (ii) the requirements of Section 6.13(a), to the extent they relate to the granting of Liens, shall be suspended and of no effect, and (iii) the requirements of Sections 6.02(e), 6.02(i), 6.15 and 7.14 shall be suspended and of no effect, unless and until, if ever, a subsequent Collateral and Covenant Trigger Date occurs following the occurrence of such Collateral and Covenant Release Date, at which time the requirements of Sections 6.13(a) (as it relates to the granting of Liens), 6.02(e), 6.02(i), 6.15 and 7.14 (collectively, the “Suspended Covenants”) shall again become fully effective and binding upon the U.S. Borrower and the other Loan Parties, as applicable, in all respects with respect to future events, and, in such case, the U.S. Borrower hereby acknowledges and agrees that it will, and will cause each other Loan Party (other than the Canadian Borrower and the Dutch Borrower) to, re-grant the security interests in the Collateral pursuant to documents substantially identical to the Security Documents within 30 days of such Collateral and Covenant Trigger Date (or such later date, not to exceed an additional 30 days, as may be agreed upon by the Administrative Agent) and take such other actions and execute and/or deliver to the Collateral Agent such filings, board resolutions, legal opinions, certificates and other documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity and perfection of such security interests. Notwithstanding that the Suspended Covenants may be reinstated on a Collateral and Covenant Trigger Date, (i) in the event of any such reinstatement, no action taken or omitted to be taken by the U.S. Borrower or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Agreement solely as a result any failure be in compliance with any such Suspended Covenant, (ii) no Default or Event of Default shall be deemed to exist or have occurred as a result of any failure by the U.S. Borrower or any of its Restricted Subsidiaries to comply with the Suspended Covenants during any Collateral and Covenant Release Period, or, upon termination of the Collateral and Covenant Release Period, as a result of any action taken or event that occurred during the Collateral and Covenant Release Period, in each case, solely as a result any failure be in compliance with any such Suspended Covenant, and (iii) following a Collateral and Covenant Trigger Date, the U.S. Borrower and each of its Restricted Subsidiaries will be permitted, without causing a Default or Event of Default solely as a result of the reinstatement of any such Suspended Covenant, to honor, comply with or otherwise to perform any contractual commitments or obligations arising on or prior to such Collateral and Covenant Trigger Date and to consummate the transactions contemplated thereby, so long as such contractual commitments and obligations were not incurred in contemplation of the occurrence of such Collateral and Covenant Trigger Date. Notwithstanding anything to the contrary in this Agreement, all baskets, thresholds, caps and similar exceptions contained in any reinstated Suspended Covenant and/or Sections 7.02, 7.06, 7.09 and 7.15 shall be calculated and/or determined, for purposes of the U.S. Borrower’s and its Restricted Subsidiaries’ ability to utilize any such basket, threshold, cap or similar exception following the termination of any Collateral and Covenant Release Period, giving full effect to all Investments, Restricted Payments, Sale-Leaseback Transactions, prepayments of Subordinated Indebtedness and other applicable transactions made, consummated and/or outstanding, as applicable, prior to the termination of such Collateral and Covenant Release Period (or, so long as such contractual commitments and obligations were not incurred in contemplation of the occurrence of such Collateral and Covenant Trigger Date, contractual commitments or obligations arising on or prior to such Collateral and Covenant Trigger Date with respect to thereto which are consummated after a Collateral and Covenant Trigger Date) (with such Investments, Restricted Payments, Sale-Leaseback Transactions, prepayments of Subordinated Indebtedness and other applicable transactions being allocated by the U.S. Borrower in good faith to minimize any potential overages); provided that, for the avoidance of doubt, any Investments, Restricted Payments, Sale-Leaseback Transactions, prepayments of Subordinated Indebtedness and other applicable transactions (or, so long as such contractual commitments and obligations were not incurred in contemplation of the occurrence of such Collateral and Covenant Trigger Date, contractual commitments or obligations arising on or prior to such Collateral and Covenant Trigger Date with respect to thereto which are consummated after a Collateral and Covenant Trigger Date) that exceed in the aggregate such applicable baskets, thresholds, caps or similar exceptions in any reinstated Suspended Covenant and/or Sections 7.02, 7.06, 7.09 and 7.15 shall not result in a Default or Event of Default under such reinstated Suspended Covenant or such Section 7.02, 7.06, 7.09 or 7.15 solely as a result of such excess on such Collateral and Covenant Trigger Date. It is understood that, if a Collateral and Covenant Release Period terminates as provided in this paragraph (c) above, a Collateral and Covenant Release Period may commence again if the requirements of this paragraph (c) above are subsequently satisfied.
6.14    Further Assurances. Promptly upon the reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.
6.15    Information Regarding Collateral. Except during a Collateral and Covenant Release Period, not effect any change (i) in any Loan Party’s (other than the Canadian Borrower’s and the Dutch Borrower’s) legal name, (ii) in the location of any Loan Party’s (other than the Canadian Borrower’s and the Dutch Borrower’s) chief executive office, (iii) in any Loan Party’s (other than the Canadian Borrower’s and the Dutch Borrower’s) organizational structure or organizational identification number, if any, or (iv) in any Loan Party’s (other than the Canadian Borrower’s and the Dutch Borrower’s) jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 10 days’ prior written notice, or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) subject to Section 6.13(c), it shall have taken all action reasonably requested by the Collateral Agent to maintain (to the extent provided in the applicable Security Document) the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral. Each Loan Party (other than the Canadian Borrower and the Dutch Borrower) agrees to promptly provide the Collateral Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.
6.16    Designation of Subsidiaries. The Board of Directors of the U.S. Borrower may at any time after the Fourth Restatement Date designate any Restricted Subsidiary as an Unrestricted Subsidiary (including any newly acquired or newly formed Restricted Subsidiary at or prior to the time it is so acquired or formed) or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that notwithstanding anything else in this Section 6.16 to the contrary, any Unrestricted Subsidiary that has been redesignated a Restricted Subsidiary may not be subsequently redesignated as an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Fourth Restatement Date shall constitute an Investment by the U.S. Borrower and its Restricted Subsidiaries, as applicable, therein at the date of designation in an amount equal to the fair market value, as determined by the U.S. Borrower in good faith, of the applicable parties’ investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the U.S. Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value, as determined by the U.S. Borrower in good faith, at the date of such designation of Borrower’s and its Restricted Subsidiaries’ (as applicable) Investment in such Subsidiary. As of the Fourth Restatement Date, there are no Unrestricted Subsidiaries of the U.S. Borrower.
ARTICLE VII

NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Swap Contracts and Treasury Management Agreements not then due and payable), or any Letter of Credit shall remain outstanding (other than Letters of Credit as to which arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuers shall have been made), the U.S. Borrower shall not, and shall not permit any Restricted Subsidiary to:
7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of their assets, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
(a)    Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to any Loan Document;
(b)    Liens for taxes (i) not overdue for thirty days, (ii) less than $1,500,000 in the aggregate ~~or~~, (iii) which are being contested in good faith by appropriate actions promptly instituted and diligently conducted *or (iv) during the Restricted Period, that are the subject of any deferral, forbearance or similar action by any Governmental Authority to the extent such deferral, forbearance or similar action is ongoing;*
(c)    inchoate statutory Liens of landlords, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 436(f) or 430(k) of the Code or by ERISA), in each case incurred in the ordinary course of business for amounts not yet overdue for thirty days, or for amounts that are overdue and that (i) are less than $1,500,000 in the aggregate *or, during the Restricted Period, $65,000,000 in the aggregate, taken together with amounts incurred pursuant to Section 7.01(w))* or (ii) (in the case of any such amounts overdue for a period in excess of thirty days) are being contested in good faith by appropriate actions, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
(d)    Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety bonds (other than bonds related to judgments or litigation) and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof and pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the U.S. Borrower or any of its Restricted Subsidiaries;
(e)    easements, rights-of-way, restrictions, encroachments, other minor defects or irregularities in title, and leases or subleases, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the U.S. Borrower or any of its Restricted Subsidiaries;
(f)    any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder entered into by the U.S. Borrower or any Restricted Subsidiary in the ordinary course of its business covering only the assets so leased of real estate permitted hereunder;
(g)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
(h)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (x) interfere in any material respect with the business of the U.S. Borrower or any of its Restricted Subsidiaries or (y) secure any Indebtedness;
(i)    Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(j)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(f), (j), (o) or (r) to be applied against the purchase price for such Investment and (ii) consisting of an agreement to dispose of any property in an Asset Sale permitted under Section 7.05, in each case, solely to the extent such Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien;
(k)    Liens on property of any Foreign Restricted Subsidiary that does not constitute Collateral, which Liens secure Indebtedness of such Foreign Restricted Subsidiary permitted under Section 7.03;
(l)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirements shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition and (iii) the Indebtedness secured thereby is permitted under Sections 7.03(c) or (d);
(m)    Liens solely on any cash earnest money deposits made by the U.S. Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(n)    Liens evidenced by the filing of precautionary UCC or similar financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
(o)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(p)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
(q)    licenses of patents, trademarks and other intellectual property rights granted by the U.S. Borrower or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the U.S. Borrower or such Restricted Subsidiary;
(r)    Liens existing on the Closing Date and set forth on Schedule 7.02;
(s)    Liens securing Indebtedness permitted pursuant to Section 7.03(m); provided that (i) such Liens attach concurrently with or within three hundred sixty (360) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens shall not at any time encumber more than the asset acquired (other than accessions thereto) with the proceeds of such Indebtedness and the proceeds and the products thereof and (iii) with respect to capitalized leases, such Liens do not at any time extend to or cover any assets (except for accessions to such asset) other than the assets subject to such capitalized leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;
(t)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the U.S. Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(u)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02;
(v)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(w)    other Liens on assets securing obligations in an aggregate amount not to exceed *(during the Restricted Period, taken together with amounts incurred pursuant to Section 7.01(c)(i))* $65,000,000 at any time outstanding; provided that, notwithstanding anything to the contrary set forth in Section 3.4(b) of the Security Agreement, any Deposit Account (as defined in the Security Agreement) on which a Lien is granted pursuant to this Section 7.01(w) shall not be subject to the prohibition on granting a Control Agreement (as defined in the Security Agreement) to any Person; provided that the aggregate balance of all such Deposit Accounts (when together with any other assets on which a Lien is granted pursuant to this Section 7.01(w)) shall not exceed $65,000,000 at any time;
(x)    Liens created under the 2016 Reorganization Documents solely to the extent resulting from the transactions consummated pursuant to and in accordance with the definition thereof;
(y)    Liens securing Indebtedness permitted under Section 7.03(g);
(z)    Liens on the Equity Interests of Unrestricted Subsidiaries that secure Indebtedness or other obligations of such Unrestricted Subsidiaries;
(aa)    Liens on cash of Foreign Subsidiaries securing Indebtedness permitted under Section 7.03(t)(B); and
(bb)    Liens securing Indebtedness permitted under Section 7.03(v);
provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral which constitutes Collateral, other than Liens granted pursuant to the Security Documents.
7.02    Investments. Make any Investments, except:
(a)    Investments held by the U.S. Borrower or such Restricted Subsidiary in the form of Cash Equivalents;
(b)    equity Investments owned as of the Closing Date in any Restricted Subsidiary and, to the extent not constituting a Permitted Acquisition, Investments made after the Closing Date in Persons that are at the time made, immediately prior to such Investment, the U.S. Borrower, Canadian Borrower, Dutch Borrower, or any Subsidiary Guarantor;
(c)    Investments consisting of extensions of trade credit and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and deposits, prepayments and other credits to suppliers, in each case, made in the ordinary course of business;
(d)    intercompany loans to the extent permitted under Section 7.03(b);
(e)    loans and advances to employees of Holdings, the U.S. Borrower and its Restricted Subsidiaries (i) made in the ordinary course of business for business-related travel, entertainment, relocation and analogous ordinary business purposes or (ii) made in connection with such Person’s purchase of Equity Interests (other than Disqualified Capital Stock) of Holdings in an aggregate principal amount not to exceed $30,000,000 at any time outstanding, so long as, in the case of clause (ii), such purchase price is immediately contributed to the U.S. Borrower;

(f)    ~~Permitted Acquisitions~~ *other than during the Restricted Period, Permitted Acquisitions; provided that for the avoidance of doubt, this clause (f) shall not operate to prohibit Permitted Acquisitions that were consummated in reliance on and in accordance with this clause (f) prior to the Amendment No. 2 Effective Date;*
(g)    Investments consisting of Liens, Indebtedness, fundamental changes, Asset Sales, Restricted Payments and prepayments permitted under Sections 7.01, 7.03, 7.04, 7.05, 7.06 and 7.15, respectively;
(h)    Investments outstanding on the Fourth Restatement Date and listed on Schedule 7.02 and any modification, replacement, renewal or extension thereof so long as the extent of such Investment is not increased thereby;
(i)    Investments in Swap Contracts permitted under Section 7.03(n);
(j)    Investments made with the proceeds of an Excluded Issuance that are not used for any other purpose;
(k)    Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices;
(l)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(m)    loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings in accordance with Section 7.06;
(n)    Investments made by (i) the U.S. Borrower, Canadian Borrower, Dutch Borrower or a Subsidiary Guarantor in a Foreign Restricted Subsidiary (including guarantees of Indebtedness) in an aggregate amount outstanding at any time which shall not exceed $50,000,000, (ii) Investments by a Foreign Restricted Subsidiary in another Foreign Restricted Subsidiary, (iii) a Foreign Subsidiary that is not a Loan Party in a Foreign Subsidiary, and (iv) Foreign Subsidiary that is a Loan Party in any other Loan Party;
(o)    *other than during the Restricted Period,* any other Investment, so long as immediately after giving effect to such Investment, (A) no Default or Event of Default has occurred and is continuing and (B) the Lease Adjusted Leverage Ratio (calculated on a Pro forma Basis after giving effect to any such Investment) at the time of making such Investment is less than or equal to 3.75:1.00; *provided that for the avoidance of doubt, this clause (o) shall not operate to prohibit Investments that were consummated in reliance on and in accordance with this clause (o) prior to the Amendment No. 2 Effective Date;*
(p)    advances of payroll payments to employees or consultants in the ordinary course of business;
(q)    non-cash consideration received in any Asset Sale permitted by Section 7.05;
(r)    other Investments in an aggregate amount not to exceed at any time $250,000,000; *provided that during the Restricted Period, notwithstanding the reference to $250,000,000 in this Section 7.02(r), the only Investments that may be made or outstanding pursuant to this Section 7.02(r) shall be (A) Investments that were made in accordance with this Section 7.02(r) prior to the Amendment No. 2 Effective Date and (B) additional Investments in an aggregate amount not to exceed at any time $20,000,000;*

(s)    Investments consisting of the contribution of Equity Interests of any other Foreign Restricted Subsidiary held directly by the U.S. Borrower or a Restricted Subsidiary in exchange for Indebtedness, Equity Interests or a combination thereof of the Foreign Restricted Subsidiary to which such contribution is made or the exchange of Equity Interests in any Foreign Restricted Subsidiary for Indebtedness of such Foreign Restricted Subsidiary, as applicable;
(t)    Guarantees by the U.S. Borrower or a Restricted Subsidiary of leases (other than Capital Lease Obligations) or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(u)    Investments made by any Restricted Subsidiary that is not a Subsidiary Guarantor to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment made pursuant to clauses (n), (o) or (r) of this Section 7.02 promptly after such proceeds were received by such Restricted Subsidiary;
(v)    Investments in Affiliated Charitable Organizations not exceeding $30,000,000 in the aggregate during the term of this Agreement;
(w)    Investments in Treasury Management Agreements with Treasury Management Banks;
(x)    Investments made in connection with the 2016 Reorganization, solely to the extent resulting from the transactions consummated pursuant to and in accordance with the definition thereof; and
(y)    during a Collateral and Covenant Release Period, any Investment so long as the U.S. Borrower and its Restricted Subsidiaries shall be in pro forma compliance (giving effect to such Investment and each other Investment, if any, made in reliance on this exception after the end of the most recently ended Test Period) with the financial covenants set forth in Section 7.12 as of the last day of the most recently ended Test Period; provided that, upon the termination of such Collateral and Covenant Release Period, all Investments made in reliance on this exception shall be deemed to have been made under one or more other exceptions contained in this Section 7.02 for purposes of determining the U.S. Borrowers’ and its Restricted Subsidiaries’ ability to utilize any basket, threshold, cap or similar exception to make additional Investments following the termination of such Collateral and Covenant Release Period (with such Investments being allocated by the U.S. Borrower in good faith to minimize any potential overages).
An Investment shall be deemed to be outstanding to the extent not returned in the same form (or (i) in assets that may be used in those businesses in which the U.S. Borrower and its Restricted Subsidiaries are permitted to be engaged under Section 7.07 and have at least the same fair market value or (ii) in Cash Equivalents with at least the same fair market value, provided that such Cash Equivalents are otherwise permitted by this Section 7.02 or such Cash Equivalents are liquidated within 180 days) as the original Investment to (x) if such Investment was made by U.S. Borrower or a Subsidiary Guarantor, to the U.S. Borrower or a Subsidiary Guarantor and (y) if such Investment was made by a Restricted Subsidiary that was not a Guarantor, to U.S. Borrower or any Restricted Subsidiary.
7.03    Indebtedness and Disqualified Capital Stock. Create, incur, assume or suffer to exist any Indebtedness or Disqualified Capital Stock, except:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness of (w) any Subsidiary Guarantor, Canadian Borrower, or Dutch Borrower to the U.S. Borrower, any other Subsidiary Guarantor, Canadian Borrower or Dutch Borrower, (x) the U.S. Borrower to any Subsidiary Guarantor, Canadian Borrower or Dutch Borrower, (y) the U.S. Borrower, Canadian Borrower, Dutch Borrower, or any Subsidiary Guarantor owed to Foreign Subsidiaries, and (z) Foreign Subsidiaries not constituting Loan Parties to other Foreign Subsidiaries; provided (i) all such Indebtedness described in clauses (w) and (x) above, to the extent representing Indebtedness owed to a U.S. Loan Party, except during a Collateral and Covenant Release Period, shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (iii) any payment by any such Subsidiary Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary Guarantor to the U.S. Borrower or to any of its Subsidiaries for whose benefit such payment is made;
(c)    Indebtedness incurred by the U.S. Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, earn-out or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of the U.S. Borrower or any such Restricted Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Restricted Subsidiary of the U.S. Borrower or any of its Restricted Subsidiaries; provided that in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (c) shall at no time exceed the gross proceeds actually received by the U.S. Borrower and its Restricted Subsidiaries in connection with such disposition;
(d)    *other than during the Restricted Period*, Indebtedness of the U.S. Borrower and its Restricted Subsidiaries (A) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (B) owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, in each case, so long as both immediately prior and after giving effect thereto, (x) no Default or Event of Default shall exist or result therefrom, and (y) the U.S. Borrower and its Restricted Subsidiaries will be in pro forma compliance with the covenants set forth in Section 7.12 after giving effect to such Permitted Acquisition and the incurrence or issuance of such Indebtedness and any extensions, renewals or replacements (“refinancings”) of such Indebtedness except refinancings of any such Indebtedness if the terms and conditions thereof when taken as a whole are less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is not greater than or equal to that of the Indebtedness being refinanced or extended; provided such refinancing Indebtedness shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in principal amount the Indebtedness being renewed, extended or refinanced along with interest and premium (if any) of such Indebtedness, together with fees and expenses related to such renewal, extension or refinancing or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom; *provided that for avoidance of doubt, this clause (d) shall not operate to prohibit Indebtedness that was incurred, created or assumed in reliance on and in accordance with this clause (d) prior to the Amendment No. 2 Effective Date;*
(e)    Indebtedness representing deferred compensation to employees of the U.S. Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;
(f)    Indebtedness consisting of obligations of the U.S. Borrower or its Restricted Subsidiaries under deferred employee compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions;
(g)    Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(h)    Indebtedness which may be deemed to exist pursuant to any guarantees, performance, surety, statutory, appeal or similar obligations (other than any guarantees of obligations for borrowed money) incurred in the ordinary course of business;
(i)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts; provided that such Indebtedness is extinguished within five (5) Business Days of the incurrence thereof;

(j)    guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the U.S. Borrower and its Restricted Subsidiaries;
(k)    (i) guarantees by the U.S. Borrower of Indebtedness of a Subsidiary Guarantor or guarantees by a Subsidiary Guarantor of Indebtedness of the U.S. Borrower or another Subsidiary Guarantor or (ii) guarantees by a Restricted Subsidiary of the U.S. Borrower that is not a Guarantor of Indebtedness of another Restricted Subsidiary of the U.S. Borrower that is not a Subsidiary Guarantor or (iii) guarantees by a Foreign Restricted Subsidiary of Indebtedness of another Foreign Restricted Subsidiary or (iv) guarantees by the U.S. Borrower or a Subsidiary Guarantor of Indebtedness of a Restricted Subsidiary of the U.S. Borrower that is not a Guarantor to extent permitted by Section 7.02(e), (n), (o), (r), (u), or (x) with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 7.03;
(l)    Indebtedness existing on the Closing Date and listed on Schedule 7.03 and Permitted Refinancing Indebtedness thereof;
(m)    Capital Lease Obligations and purchase money Indebtedness incurred within 360 days of the acquisition or completion of construction or installation of the assets acquired in connection with the incurrence of such Indebtedness in an aggregate amount which, when added to refinancings thereof and with sales and lease-backs permitted pursuant to Section 7.09, is in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $100,000,000 and (ii) 5% of Consolidated Total Assets, and Permitted Refinancing Indebtedness thereof;
(n)    obligations (contingent or otherwise) of the U.S. Borrower or any Restricted Subsidiary existing or arising under any Swap Contract; provided that such obligations are (or were) entered into in the ordinary course of business for the purpose of fixing or hedging interest rate, currency or commodity risks and not for purposes of speculation;
(o)    Indebtedness incurred by the U.S. Borrower to past, present or future members of management, employees, directors and consultants of Holdings, the U.S. Borrower or any Restricted Subsidiary in connection with stock repurchases; provided that the aggregate amount of such Indebtedness incurred during any fiscal year of the U.S. Borrower shall not exceed $15,000,000; *provided that during the Restricted Period, notwithstanding the reference to $15,000,000 in this Section 7.03(o), the only Indebtedness that may be incurred or outstanding pursuant to this Section 7.03(o) shall be (A) Indebtedness that was incurred and outstanding in accordance with this Section 7.03(o) as of the Amendment No. 2 Effective Date and (B) additional Indebtedness otherwise incurred in accordance with this Section 7.03(o) in an aggregate principal amount not to exceed (together with any Indebtedness incurred during the Restricted Period pursuant to Sections 7.03(p) or (r)) $10,000,000;*
(p)    Indebtedness of one or more Foreign Subsidiaries that are Restricted Subsidiaries in an aggregate amount not to exceed not to exceed $60,000,000; *provided that during the Restricted Period, notwithstanding the reference to $60,000,000 in this Section 7.03(p), the only Indebtedness that may be incurred or outstanding pursuant to this Section 7.03(p) shall be (A) Indebtedness that was incurred and outstanding in accordance with this Section 7.03(p) as of the Amendment No. 2 Effective Date and (B) additional Indebtedness otherwise incurred in accordance with this Section 7.03(p) in an aggregate principal amount not to exceed (together with any Indebtedness incurred during the Restricted Period pursuant to Sections 7.03(o) or (r)) $10,000,000;*
(q)    Indebtedness of a Foreign Restricted Subsidiary to the U.S. Borrower or a Subsidiary Guarantor to the extent constituting an Investment permitted by Section 7.02(e), (j), (n), (o), (r), (u), or (x);
(r)    Indebtedness of the U.S. Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $75,000,000; *provided that during the Restricted Period, notwithstanding the reference to $75,000,000 in this Section 7.03(r), the only Indebtedness that may be incurred or outstanding pursuant to this Section 7.03(r) shall be (A) Indebtedness that was incurred and outstanding in accordance with this

Section 7.03(r) as of the Amendment No. 2 Effective Date and (B) additional Indebtedness otherwise incurred in accordance with this Section 7.03(r) in an aggregate principal amount not to exceed (together with any Indebtedness incurred during the Restricted Period pursuant to Sections 7.03(o) or (p)) $10,000,000;*
(s)    unsecured Indebtedness of the U.S. Borrower and the Subsidiary Guarantors, so long as, after giving effect thereto, (A) no Default or Event of Default has occurred and is continuing and (B) the Lease Adjusted Leverage Ratio (on a Pro forma Basis after giving effect to the incurrence of such Indebtedness) at the time of the incurrence of such Indebtedness is less than or equal to 3.75:1.00; provided that such Indebtedness shall not mature earlier than the Maturity Date and no portion thereof shall be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof prior to the Maturity Date (except, in each case, this proviso will not prevent (i) customary prepayment or repurchase events upon a change in control or an asset sale and (ii) customary mandatory prepayment, repurchase or redemption provisions of “bridge” facilities in connection with a bridge or other interim credit facility to the extent such bridge or interim credit facility, subject to customary conditions, automatically converts or exchanges into Indebtedness that would otherwise be permitted under this Section 7.03(s) (without giving effect to this clause (ii))); provided, further that, for the avoidance of doubt, no Restricted Subsidiary that is not a Subsidiary Guarantor may guarantee or be an obligor with respect to such Indebtedness;
(t)    Indebtedness under Treasury Management Agreements with (A) Treasury Management Banks or (B) in the case of Foreign Subsidiaries, depositary institutions, commercial banks or similar institutions;
(u)    Intercompany Indebtedness arising from the 2016 Reorganization, solely to the extent resulting from the transactions consummated pursuant to and in accordance with the definition thereof;
(v)    in the event that any L/C Issuer has resigned and (i) no successor L/C Issuer has been appointed under Section 10.6(i) or (ii) such successor L/C Issuers appointed under such Section have not agreed to commit to issue Letters of Credit in amounts up to the amounts set forth in Section 2.03(a)(ii)(A)(VIII) or Section 2.03(a)(ii)(B)(VIII), as applicable (the difference between each such amount and the actual commitments received by such successor L/C Issuers with respect to the respective Letter of Credit Facility, the “Shortfall Amount” with respect to such Letter of Credit Facility), letters of credit in a face amount not to exceed the lesser of (1) with respect to either Letter of Credit Facility, the Shortfall Amount and (2) an amount that when added to the sum of the aggregate (a) Outstanding Amount of the U.S. Dollar Facility Revolving Loans, (b) Outstanding Amount of Multicurrency Facility Revolving Facility Loans, (c) Outstanding Amount of U.S. Dollar Facility Swing Line Loans, (d) Outstanding Amount of Multicurrency Facility Swing Line Loans, (e) Outstanding Amount of U.S. Dollar Facility L/C Obligations and (f) Outstanding Amount of Multicurrency Facility L/C Obligations would exceed the sum of (x) the aggregate U.S. Dollar Facility Commitments of all Lenders then in effect plus (y) the aggregate Multicurrency Facility Commitments of all Lenders then in effect; provided, that to the extent the foregoing limits in clause (1) or (2) are exceeded after the date of incurrence of any such letter of credit, the amount of any such letter of credit shall be re-allocated to another basket under this Section 7.03 and may not be deemed as outstanding pursuant to this clause 7.03(v); and
(w)    (A) the ~~2021~~ *2027* Notes and the guarantees of the ~~2021~~*2027* Notes by the Subsidiary Guarantors and (B) Indebtedness incurred to effectuate one or more refinancings, refundings, extensions, renewals or replacements of the Indebtedness referred to in clause (A) of this clause (w); provided that with respect to any Indebtedness referred to in this clause (B): (i) the aggregate principal amount thereof does not exceed the sum of (1) the ~~original~~ *aggregate* principal amount of the Indebtedness referred to in such clause (A) ~~plus (2) a principal amount not to exceed $100,000,000 in the aggregate to the extent such amount is used to repay Loans hereunder plus (3~~*as of the time of such refinancing, refunding, extension, renewals or replacement plus (2)* an unlimited principal amount, for the avoidance of doubt, to the extent permitted to be incurred pursuant to clause (s) above plus (~~4~~ *3*) the amount of any interest, premiums or penalties reasonably required to be paid plus fees and expenses associated therewith, (ii) the only Restricted

Subsidiaries that may be obligors thereon are the Subsidiary Guarantors, (iii) the final maturity date thereof shall not be earlier than the final maturity date of the ~~2021~~*2027* Notes, (iv) no interim amortization or scheduled payments of principal shall be applicable thereto and (v) the mandatory prepayment, mandatory redemption and mandatory offer to purchase provisions thereof shall not be materially less favorable to the U.S. Borrower and the Restricted Subsidiaries than those contained in the ~~2021~~*2027* Notes~~.~~ ; *and*
(x)    *(A) unsecured debt securities of the U.S. Borrower in an aggregate principal amount not to exceed $500,000,000 and guarantees thereof by the Subsidiary Guarantors issued on or prior to the last day of the U.S. Borrower’s fourth fiscal quarter of fiscal year 2020 (the issuance of such debt securities, the “Post-Amendment No. 2 Bond Issuance”) and (B) Indebtedness incurred to effectuate one or more refinancings, refundings, extensions, renewals or replacements of the Indebtedness referred to in clause (A) of this clause (x), so long as the aggregate principal amount of the Indebtedness under this clause (B) of this clause (x) does not exceed the sum of (1) the aggregate principal amount of the Indebtedness referred to in such clause (A) as of the time of such refinancing, refunding, extension, renewals or replacement plus (2) an unlimited principal amount, for the avoidance of doubt, to the extent permitted to be incurred pursuant to clause (s) above plus (3) the amount of any interest, premiums or penalties reasonably required to be paid plus fees and expenses associated therewith; provided that with respect to all Indebtedness incurred pursuant to this clause (x): (i) the only Restricted Subsidiaries that may be obligors thereon are the Subsidiary Guarantors, (ii) the final maturity date thereof shall not be earlier than (I) in the case of clause (A) of this clause (x), the fifth anniversary of the issuance thereof and (Y) in the case of clause (B) of this clause (x), the final maturity date of the Indebtedness that is being so refinanced, refunded, extended, renewed or replaced, (iii) no interim amortization or scheduled payments of principal shall be applicable thereto and (iv) the mandatory prepayment, mandatory redemption and mandatory offer to purchase provisions thereof shall not be materially less favorable to the U.S. Borrower and the Restricted Subsidiaries than those contained in the 2027 Notes or shall otherwise be on then-market terms.*
7.04    Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:
(a)    any Restricted Subsidiary of the U.S. Borrower may merge or amalgamate with (i) the U.S. Borrower, provided that (x) the U.S. Borrower shall be the continuing or surviving Person or (y) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation or a limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and the Successor Company (if not the U.S. Borrower) will expressly assume, by an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent, all of the Obligations of the U.S. Borrower under any of the Loan Documents to which it is a party, or (ii) any one or more other Restricted Subsidiaries, provided that when any Subsidiary Guarantor is merging or amalgamating with another Subsidiary, the Subsidiary Guarantor shall be the continuing or surviving Person or to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Subsidiary which is not a Loan Party (assuming solely for such purpose that the Canadian Borrower and the Dutch Borrower are not Loan Parties) in accordance with Sections 7.02 and 7.03;
(b)    any Restricted Subsidiary of the U.S. Borrower may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the U.S. Borrower or to another Restricted Subsidiary; provided that, if the transferor in such a transaction is a Subsidiary Guarantor, then (i) the transferee must be the U.S. Borrower or a Subsidiary Guarantor and (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party (assuming solely for such purpose that the Canadian Borrower and the Dutch Borrower are not Loan Parties) in accordance with Sections 7.02 and 7.03;
(c)    any Restricted Subsidiary may merge or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that (i) the continuing or surviving Person shall have complied with the requirements of Section 6.13 and (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02;
(d)    a merger, amalgamation dissolution, liquidation, consolidation or Asset Sale, the purpose of which is to effect an Asset Sale permitted pursuant to Section 7.05 may be effected; and
(e)    (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party, and (ii) any Restricted Subsidiary of the U.S. Borrower may liquidate or dissolve or change its legal form if the U.S. Borrower determines in good faith that such action is in the best interests of the U.S. Borrower and if not materially disadvantageous to the Lenders.
7.05    Asset Sales. Make any Asset Sales, except:
(a)    sales or other dispositions of assets that do not constitute Asset Sales;
(b)    Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) when aggregated with the proceeds of all other Asset Sales made within the same fiscal year of the U.S. Borrower, are less than the greater of (i) $150,000,000 and (ii) 7.5% of Consolidated Total Assets (with unused amounts permitted to be applied in the immediately following fiscal year); provided that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the U.S. Borrower (or similar governing body)) and (2) no less than 75% thereof shall be paid in cash or Cash Equivalents; provided, further that for purposes of clause (2), the U.S. Borrower may elect to treat non-cash consideration from an Asset Sale as cash so long as the amount of such non-cash consideration being held by the U.S. Borrower and its Restricted Subsidiaries (and not previously converted to cash or Cash Equivalents) does not exceed $50,000,000 in the aggregate;
(c)    Investments made in accordance with Section 7.02;
(d)    dispositions permitted by Sections 7.04 and 7.06 and Liens permitted by Section 7.01;
(e)    any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary;
(f)    dispositions of Property by the U.S. Borrower or any Restricted Subsidiary to the U.S. Borrower or to a Restricted Subsidiary; provided that if the transferor is the U.S. Borrower or a Subsidiary Guarantor of the U.S. Borrower, (i) the transferee thereof must be either the U.S. Borrower or a Subsidiary Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted by Section 7.02;
(g)    dispositions permitted by Section 7.09;
(h)    Involuntary casualty and condemnation events;
(i)    dispositions of Investments in joint ventures or any Subsidiary that is not wholly owned to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture or similar parties set forth in joint venture arrangements and similar binding arrangements;
(j)    dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;
(k)    the unwinding of any Swap Contract;

(l)    leases and subleases of real or personal property and licenses and sublicenses of intellectual property that do not materially interfere with the business of the Borrower Representative and its Subsidiaries;
(m)    the forgiveness of loans permitted by Section 7.02(e);
(n)    any disposition by reason of the exercise of termination rights under any lease, sublease, license, sublicense, concession or other agreement; and
(o)    dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property.
To the extent the Required Lenders waive the provisions of this Section 7.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 7.05, such Collateral (unless sold to U.S. Borrower or a Subsidiary Guarantor) shall be sold free and clear of the Liens created by the Security Documents, and the Agents shall take all actions they deem appropriate or reasonably requested by the U.S. Borrower in order to effect the foregoing.
7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:
(a)    Each Restricted Subsidiary may make Restricted Payments to the U.S. Borrower and to Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly-Owned Restricted Subsidiary, to the U.S. Borrower and any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests);
(b)    U.S. Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in Equity Interests (other than Disqualified Capital Stock) of such Person and, in the case of a Restricted Subsidiary, based on the proportionate ownership of such Restricted Subsidiary;
(c)    Holdings may declare and make dividend payments or other distributions payable solely in Equity Interests (other than Disqualified Capital Stock) of such Person and, in the case of a Restricted Subsidiary, based on the proportionate ownership of such Restricted Subsidiary;
(d)    to the extent constituting Restricted Payments, the U.S. Borrower and its Restricted Subsidiaries may enter into transactions expressly permitted by Section 7.04;
(e)    so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the U.S. Borrower may make Restricted Payments to Holdings (i) in an aggregate amount not to exceed $18,000,000 in any fiscal year, to the extent necessary to permit Holdings to pay general administrative costs and expenses and operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses, (ii) for so long as Holdings and U.S. Borrower are members of the same affiliated group of corporations within the meaning of section 1504 of the Code and the Treasury Regulations promulgated thereunder (or any similar provision of state or local income tax law), to the extent necessary to permit Holdings or a Subsidiary to discharge the consolidated or similar Tax liabilities of Holdings and any of its Subsidiaries so long as Holdings or the paying Subsidiary applies the amount of any such payment for such purpose and provided that the amount of such payment for any taxable period shall not exceed the amount of income taxes that the U.S. Borrower and/or its Subsidiaries would have paid for such taxable period on a standalone basis; provided that any portion of any such payment attributable to the income of an Unrestricted Subsidiary shall only be permitted to the extent such Unrestricted Subsidiary makes cash distributions for such purpose to the U.S. Borrower or its Restricted Subsidiaries, (iii) in an aggregate amount required for Holdings to pay franchise taxes and other fees required to maintain its legal existence, (iv) in an aggregate amount sufficient to pay reasonable and customary costs and expenses incident to a public offering (whether or not consummated) of the Equity Interests of Holdings to the extent that the proceeds therefrom are intended to be contributed to the U.S. Borrower and (v) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the U.S. Borrower or a Subsidiary Guarantor (or a Subsidiary to the extent otherwise allowed by Section 7.02) or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the U.S. Borrower or a Subsidiary Guarantor (or a Subsidiary to the extent otherwise allowed by Section 7.02) in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.13;
(f)    *other than during the Restricted Period,* so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the U.S. Borrower may make Restricted Payments with respect to the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings, the U.S. Borrower or any Restricted Subsidiary held by any past, present or future employee, director, officer or consultant of Holdings (or any of its Restricted Subsidiaries) pursuant to any equity subscription agreement, stock option agreement or similar agreement or plan; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $30,000,000 in any twelve-month period;
(g)    payments made or expected to be made by Holdings, the U.S. Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, manager or consultant, to the extent made from the proceeds of any Equity Interest constituting restricted stock or stock options issued to such employee, director, officer, manager or consultant and any deemed repurchases of Equity Interests in connection with the exercise of stock options or the vesting of restricted stock;
(h)    *other than during the Restricted Period,* so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, to the extent the Lease Adjusted Leverage Ratio calculated on a Pro forma Basis at the time of, and after giving effect to, the making of such Restricted Payments, is less than or equal to 3.75:1.00, the Borrower may make additional Restricted Payments to Holdings;
(i)    *other than during the Restricted Period,* so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the U.S. Borrower may make additional Restricted Payments to Holdings in an amount not to exceed $35,000,000;
(j)    so long as no Default or Event of Default shall have occurred or be continuing or would result therefrom, the U.S. Borrower may make (and any Restricted Subsidiary may make) Restricted Payments comprised of the proceeds of an Excluded Issuance that are not used for any other purpose; and
(k)    during a Collateral and Covenant Release Period, any Restricted Payment so long as the U.S. Borrower and its Restricted Subsidiaries shall be in pro forma compliance (giving effect to such Restricted Payment and each other Restricted Payment, if any, made in reliance on this exception after the end of the most recently ended Test Period) with the financial covenants set forth in Section 7.12 as of the last day of the most recently ended Test Period; provided that, upon the termination of such Collateral and Covenant Release Period, all Restricted Payments made in reliance on this exception shall be deemed to have been made under one or more other exceptions contained in this Section 7.06 for purposes of determining the U.S. Borrowers’ and its Restricted Subsidiaries’ ability to utilize any basket, threshold, cap or similar exception to make additional Restricted Payments following the termination of such Collateral and Covenant Release Period (with such Restricted Payments being allocated by the U.S. Borrower in good faith to minimize any potential overages).
7.07    Change in Nature of Business/Partnerships/Accounting Changes. (a) Engage in any business other than those businesses in which the U.S. Borrower and its Restricted Subsidiaries are engaged on the Closing

Date (or which are reasonably related thereto or are reasonable extensions thereof) or such other lines of business as may be consented to by the Required Lenders, (b) become a general partner in any general partnership (other than any general partnership in existence on the Closing Date), or (c) make any change in accounting policies or reporting practices, except as required or permitted by GAAP.
7.08    Transactions with Affiliates. Enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with or for the benefit of any Affiliate of the U.S. Borrower or any Restricted Subsidiary, other than on terms and conditions not materially less favorable to the U.S. Borrower or such Restricted Subsidiary as would reasonably be obtained by the U.S. Borrower or such Restricted Subsidiary at that time in an arm’s-length transaction with a Person other than an Affiliate, except that the following shall be permitted:
(a)    Restricted Payments permitted by Section 7.06;
(b)    Investments (i) in Unrestricted Subsidiaries to the extent permitted by Section 7.02(d), (j), (o) or (r) and (ii) in Holdings to the extent permitted by Section 7.02(m);
(c)    reasonable director, officer and employee fees, compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification and severance arrangements, in each case entered into in the ordinary course of business;
(d)    transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;
(e)    transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08(e) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;
(f)    Asset Sales permitted by Section 7.04(b);
(g)    loans and other transactions by and between or among the U.S. Borrower or any Restricted Subsidiary to extent permitted under this Article VII; and
(h)    transactions (i) between or among the U.S. Borrower and/or one or more Restricted Subsidiaries, (ii) between or among Restricted Subsidiaries and (iii) between or among U.S. Borrower, and/or one or more Restricted Subsidiaries and an Affiliated Charitable Organization to the extent otherwise permitted under this Article VII.
7.09    Sales and Leasebacks. Become or remain liable as lessee, guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Person (a) has sold or transferred or is to sell or to transfer to any other Person (other than the U.S. Borrower or any of its Restricted Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Person to any other Person (other than the U.S. Borrower or any of its Restricted Subsidiaries) in connection with such lease (each of the foregoing, a “Sale-Leaseback Transaction”); provided that the U.S. Borrower and its Restricted Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease (i) if and to the extent that the U.S. Borrower and its Restricted
Subsidiaries are permitted to enter into and remain liable with respect to such lease in connection with Indebtedness incurred pursuant to Section 7.03(m) in an aggregate principal amount which, when added to the amount of
Indebtedness of the U.S. Borrower and its Restricted Subsidiaries pursuant to Section 7.03(m), shall not exceed $75,000,000 outstanding at any time and (ii) during a Collateral and Covenant Release Period so long as the U.S. Borrower and its Restricted Subsidiaries shall be in pro forma compliance (giving effect to such Sale-Leaseback Transaction and each other Sale-Leaseback Transaction, if any, made in reliance on this clause (ii) after the end of the most recently ended Test Period) with the financial covenants set forth in Section 7.12 as of the last day of the most recently ended Test Period; provided that, upon the termination of such Collateral and Covenant Release Period, all Sale-Leaseback Transactions made in reliance on this clause (ii) shall be deemed to have been made under clause (i) above for purposes of determining the U.S. Borrowers’ and its Restricted Subsidiaries’ ability to consummate additional Sale-Leaseback Transactions following the termination of such Collateral and Covenant Release Period.
7.10    Clauses Restricting Restricted Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the U.S. Borrower to (a) make Restricted Payments in respect of any Equity Interests of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the U.S. Borrower or any other Subsidiary Guarantor, (b) make loans or advances to, or other Investments in, the U.S. Borrower or any other Subsidiary Guarantor or (c) transfer any of its assets to the Borrower or any other Subsidiary Guarantor, except for:
(i)    any restrictions existing under or permitted by the Loan Documents;
(ii)    any encumbrance or restriction pursuant to applicable Law;
(iii)    any encumbrance or restriction with respect to a Restricted Subsidiary or any of its Subsidiaries pursuant to an agreement relating to any Indebtedness incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the U.S. Borrower (other than Indebtedness incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary was acquired by the U.S. Borrower) and outstanding on such date of acquisition, which encumbrance or restriction is not applicable to the U.S. Borrower or its Restricted Subsidiaries, or the properties or assets of the U.S. Borrower or its Restricted Subsidiaries, other than the Restricted Subsidiary, or the property or assets of the Restricted Subsidiary, so acquired, or any Restricted Subsidiary thereof or the property or assets of any such Restricted Subsidiary;
(iv)    any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (i), or (iii) of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable taken as a whole, as determined by the U.S. Borrower in good faith, to the Lenders than the encumbrances and restrictions contained in such predecessor agreement;
(v)    with respect to clause (c), any encumbrance or restriction (A) that restricts the subletting, assignment, sublicense or transfer of any property or asset or right and is contained in any lease, license or other contract entered into in the ordinary course of business or (B) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;
(vi)    any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of the Equity Interests or assets of such Restricted Subsidiary permitted by Section 7.05;
(vii)    any encumbrances or restrictions applicable solely to a Foreign Restricted Subsidiary and contained in any credit facility extended to any Foreign Restricted Subsidiary;
(viii)    restrictions in the transfers of assets pursuant to a Lien permitted by Section 7.01;
(ix)    any encumbrance or restriction arising under or in connection with any agreement or instrument relating to any Indebtedness permitted by Section 7.03 if (A) either (x) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in the terms of such agreement or instrument or (y) such encumbrance or restriction will not cause the U.S. Borrower not to have the funds necessary to pay the Obligations when due and (B) the encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings;
(x)    any encumbrance or restriction arising under or in connection with any agreement or instrument governing Equity Interests of any Person other than a Wholly-Owned Restricted Subsidiary that is acquired after the Closing Date;
(xi)    any negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of the Indebtedness;
(xii)    comprise restrictions imposed by any agreement relating to secured Indebtedness permitted by Section 7.03(m) to the extent such restrictions apply only to the property or assets (including proceeds and products thereof and any accessions thereto) securing such Indebtedness;
(xiii)    restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(xiv)    any encumbrance or restriction created under the 2016 Reorganization Documents, solely to the extent resulting from the transactions consummated pursuant to and in accordance with the definition thereof; ~~and~~
(xv)    any encumbrance or restriction contained in the ~~2021~~*2027* Notes Indenture or any agreement governing Indebtedness incurred pursuant to Section 7.03(w)(B), so long as such encumbrances and restrictions are not materially more restrictive than those contained in the ~~2021~~*2027* Notes Indenture~~.~~; *and*
(xvi)    *any encumbrance or restriction contained in the indenture governing the Post-Amendment No. 2 Bond Issuance or any agreement governing Indebtedness incurred pursuant to Section 7.03(x)(B), so long as such encumbrances and restrictions are not materially more restrictive than those contained in the indenture governing the Post-Amendment No. 2 Bond Issuance.*
7.11    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly to purchase or carry margin stock (in a manner that would violate Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose. The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall procure that their respective Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
7.12    Financial Covenants.
(a)    Lease Adjusted Leverage Ratio. Permit the Lease Adjusted Leverage Ratio, as of the last day of any Test Period~~, to exceed 4.00:1.00~~ *(other than a Specified Test Period), to exceed with respect to the Test Period ending on (A) the last day of the first fiscal quarter of fiscal year 2020, 4.00:1.00, (B) the last day of the first fiscal quarter of fiscal year 2021, 5.50:1.00, (C) the last day of the second fiscal quarter of fiscal year 2021, 5.00:1.00, (D) the last day of the third fiscal quarter of fiscal year 2021, 4.50:1.00 and (E) the last day of the fourth fiscal quarter of fiscal year 2021 or thereafter, 4.00 to 1:00;* provided that, *other than during the Restricted Period,* if any Material Acquisition shall occur and the Lease Adjusted Leverage Ratio, on a Pro forma Basis giving effect to the consummation of such Material Acquisition, shall be less than 4.00:1.00, then the maximum Lease Adjusted Leverage Ratio required under this Section shall be increased to 4.50:1.00 for the fiscal quarter of the U.S. Borrower in which such Material Acquisition is consummated and the three (3) fiscal quarters of the U.S. Borrower immediately following such fiscal quarter; provided, further, that notwithstanding successive Material Acquisitions, the maximum Lease Adjusted Leverage Ratio required under this Section shall not step up to 4.50:1.00 for more than four (4) fiscal quarters in any six (6) fiscal quarter period.
(b)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, for any Test Period *(other than a Specified Test Period),* to be less than ~~2.25:1.00~~, *for the Test Period ending on (A) the last day of the first fiscal quarter of fiscal year 2020, 2.25:1.00, (B) the last day of the first fiscal quarter of fiscal year 2021, 1.25:1.00, (C) the last day of the second fiscal quarter of fiscal year 2021, 1.50:1.00, (D) the last day of the third fiscal quarter of fiscal year 2021, 1.75:1.00, (E) the last day of the fourth fiscal quarter of fiscal year 2021 and the last day of the first fiscal quarter of fiscal year 2022, 1.85:1.00 and (F) the last day of the second fiscal quarter of fiscal year 2022 or thereafter, either (x) 2.25:1.00 or (y) if prior to the last day of such fiscal quarter, the Post-Amendment No. 2 Bond Issuance shall have occurred resulting in an issuance of debt securities by U.S. Borrower in an aggregate principal amount of no less than $400,000,000, 1.85:1.00 (such level, the “Adjusted FCCR Level”);* provided that, notwithstanding the foregoing, *other than during the Restricted Period,* if any Material Acquisition shall occur and the minimum Consolidated Fixed Charge Coverage Ratio, on a Pro forma Basis giving effect to the consummation of such Material Acquisition, shall be at least 2.25:~~1.00~~,*1.00 (or, if the Adjusted FCCR Level is in effect, 1.85:1.00),* then the minimum Consolidated Fixed Charge Coverage Ratio required under this Section shall be decreased to 2.00:1.00 *(or, if the Adjusted FCCR Level is in effect, 1.60:1.00)* for the fiscal quarter of the U.S. Borrower in which such Material Acquisition is consummated and the three (3) fiscal quarters of the U.S. Borrower immediately following such fiscal quarter; provided, further, that, *other than during the Restricted Period and* notwithstanding successive Material Acquisitions, the minimum Consolidated Fixed Charge Coverage Ratio required under this Section shall not step down to *(x) if the Adjusted FCCR Level is in effect, 1.60:1.00 or (y) otherwise,* 2.00:1.00 for more than four (4) fiscal quarters in any six (6) fiscal quarter period.
(c)    *Minimum Liquidity. As of the last day of each fiscal month during the Restricted Period, permit Liquidity to be less than the sum of (x) $450,000,000 plus (y) from and after the date of the Post-Amendment No. 2 Bond Issuance occurs, an amount equal to 50% of the aggregate principal amount of the debt securities issued in connection with the Post-Amendment No. 2 Bond Issuance.*
(d)    *Minimum Consolidated EBITDA. Permit Consolidated EBITDA, for any Specified Test Period the last fiscal quarter of which is set forth below, to be less than the amount set forth below opposite such fiscal quarter (unless, prior to the last day of such fiscal quarter, the Post-Amendment No. 2 Bond Issuance shall have occurred resulting in an issuance of debt securities by U.S. Borrower in an aggregate gross principal amount of no less than $400,000,000):*
*Fiscal Quarter    Consolidated EBITDA*
*Second fiscal quarter of fiscal year 2020    $247,100,000*
*Third fiscal quarter of fiscal year 2020    $220,600,000*
*Fourth fiscal quarter of fiscal year 2020    $204,650,000*
7.13    Negative Pledges During Collateral and Covenant Release Periods. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of the U.S. Borrower or any other Loan Party (other than the Canadian Borrower and the Dutch Borrower) to re-grant the security interests in the Collateral (taken as a whole and not in any specific Collateral) pursuant to documents substantially identical to the Security Documents within 30 days after the occurrence of any Collateral and Covenant Trigger Date.
7.14    Modifications of Organization Documents and Other Documents, Etc. Except during a Collateral and Covenant Release Period, directly or indirectly:

(a)    amend or modify, or permit the amendment or modification of, any provision of any documents governing any Indebtedness incurred pursuant to Section 7.03(d) or (s), in each case in any manner that is adverse in any material respect to the interests of the Lenders; or
(b)    terminate, amend, modify or change any of its Organization Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Interests to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), other than any such amendments, modifications or changes which are not adverse in any material respect to the interests of the Lenders; provided that the U.S. Borrower may issue Qualified Capital Stock, so long as such issuance is not prohibited by any provision of this Agreement, and may amend its Organization Documents to authorize any such Qualified Capital Stock.
7.15    Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted, subject to the terms of the subordination provisions applicable thereto) any Subordinated Indebtedness (“Junior Financing”), except (i) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (x) *except during the Restricted Period,* such prepayments, redemptions, purchases, defeasances or satisfactions may be made if at the time thereof the Lease Adjusted Leverage Ratio calculated on a Pro forma Basis after giving effect to such prepayment, redemption, repurchase, defeasance or satisfaction is less than or equal to 3.75:1.00, or (y) for the refinancing thereof in exchange for, or with the Net Cash Proceeds of, any (1) Subordinated Indebtedness that (A) does not have an earlier maturity date or a shorter weighted average life to maturity than the Subordinated Indebtedness being refinanced, have any interim amortization or prepayment or redemption offers or events other than change of control and asset sale events that are customary for high yield subordinated notes and does not contain (I) any financial maintenance covenants or (II) covenants or events of default that are, taken as a whole, more onerous to the U.S. Borrower and its Restricted Subsidiaries than those contained herein or (2) an Excluded Issuance that are not used for any other purpose, (ii) for the conversion of any Junior Financing to Equity Interests (other than Disqualified Capital Stock) of Holdings and (iii) the U.S. Borrower and its Restricted Subsidiaries may prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Subordinated Indebtedness during a Collateral and Covenant Release Period so long as the U.S. Borrower and its Restricted Subsidiaries shall be in pro forma compliance (giving effect to such prepayment, redemption, purchase, defeasance or other satisfaction and each other prepayment, redemption, purchase, defeasance or other satisfaction, if any, made in reliance on this clause after the end of the most recently ended Test Period) with the financial covenants set forth in Section 7.12 as of the last day of the most recently ended Test Period; provided that, upon the termination of such Collateral and Covenant Release Period, all prepayments, redemptions, purchases, defeasances and other satisfactions made in reliance on this exception shall be deemed to have been made under one or more other exceptions contained in this Section 7.15 for purposes of determining the U.S. Borrowers’ and its Restricted Subsidiaries’ ability to utilize any basket, threshold, cap or similar exception to make additional prepayments, redemptions, purchases, defeasances or other satisfactions of any Subordinated Indebtedness following the termination of such Collateral and Covenant Release Period (with such prepayments, redemptions, purchases, defeasances and other satisfactions being allocated by the U.S. Borrower in good faith to minimize any potential overages).
ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an “Event of Default”:
(a)    Non-Payment. The U.S. Borrower, the Canadian Borrower, the Dutch Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of or premium (if any) on any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05, 6.11 or Article VII of this Agreement; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent or any Lender to the U.S. Borrower; or
(d)    Representations and Warranties. Any representation, warranty or certification or other statement made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document or in any statement or document delivered in writing in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross-Default. Any Loan Party or any of its Restricted Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and giving effect to any applicable grace period) in respect of any Indebtedness (other than Indebtedness hereunder or under the Guarantee) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) equal to or greater than the Threshold Amount, or (B) fails to observe or perform any other material agreement or condition relating to any such Indebtedness beyond any applicable cure period or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event in the case of this clause (B) is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that became due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or
(f)    Insolvency Proceedings, Etc. Any Loan Party or any of their respective Restricted Subsidiaries (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any interim receiver, receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator or similar officer for it or for all or any material part of its property; or any interim receiver, receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding (including, for the avoidance of doubt, any commencement by the Canadian Borrower or the Dutch Borrower of, or acquiescence by the Canadian Borrower or the Dutch Borrower, to any proceedings for substantive relief with respect to the Canadian Borrower or the Dutch Borrower in any bankruptcy, insolvency, debt restructuring, reorganization, readjustment of debt or other similar proceedings (including, without limitation, proceedings under the BIA, the Winding-up and Restructuring Act (Canada), the Companies’ Creditors Arrangement Act (Canada), or other similar federal or provincial legislation) including, without limitation, the filing by the Canadian Borrower or the Dutch Borrower of a proposal or plan of arrangement or a notice of intention to file same, or proceedings initiated by the Canadian Borrower or the Dutch Borrower for the appointment of a trustee, interim receiver, receiver, receiver and manager, custodian, administrator, sequestrator or other like official with respect to the Canadian Borrower or the Dutch Borrower or all or any substantial part of the assets of Canadian Borrower or the Dutch Borrower, or any similar relief, and in the case of any such proceeding instituted against the Canadian Borrower or the Dutch Borrower (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of 60 calendar days, or the Canadian Borrower or the Dutch Borrower fails to diligently and actively oppose such proceeding or any of the actions sought in such proceeding, in each case, for a period of 60 calendar days); or

(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or
(h)    Judgments. There is entered against any Loan Party or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) one or more final judgments or orders by a court or Governmental Authority for the payment of money in an amount that individually or in the aggregate is equal to or greater than the Threshold Amount (to the extent not adequately covered by insurance issued by a solvent and unaffiliated insurer that has not disclaimed coverage), and all such judgments or orders shall not have been vacated, discharged, stayed or fully bonded pending appeal within 60 days from the entry thereof; or
(i)    ERISA. (i) An ERISA Event, or termination, withdrawal or noncompliance with applicable laws or plan terms with respect to Foreign Plans occurs which has resulted or could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability to a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document except by reason of payment in full of all Obligations, or purports to revoke, terminate or rescind any provision of any Loan Document except pursuant to the express terms thereof; or
(k)    Change of Control. There occurs any Change of Control; or
(l)    Collateral. Except during a Collateral and Covenant Release Period, any security interest and Lien purported to be created by any Security Document as to any material portion of the Collateral of the Loan Parties (other than the Canadian Borrower and the Dutch Borrower) (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) shall cease to give the Collateral Agent, for the benefit of the Secured Parties a perfected First Priority security interest in and Lien on a material portion of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document and subject to Permitted Liens) in favor of the Collateral Agent, or any security interest and Lien purported to be created by any Security Document on such property shall be asserted by any Loan Party not to be a valid, perfected, First Priority (except as otherwise expressly provided in this Agreement or such Security Document and subject to Permitted Liens) security interest in or Lien on the Collateral covered thereby, in each case other than to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates or instruments actually delivered to it representing securities or notes pledged under the Security Documents or to file UCC continuation statements and except, as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and the Collateral Agent shall be reasonably satisfied with the credit of such insurer.
8.02    Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(i)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
(iii)    require that the U.S. Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
(iv)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the U.S. Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the U.S. Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:
(a)    First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their capacities as such;
(b)    Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest, commitment fees and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (b) payable to them;
(c)    Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid commitment fees, Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause (c) payable to them;
(d)    Fourth, (i) to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Borrowings, (ii) to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, (iii) to payment of amounts due under any Treasury Management Agreement between any Loan Party and any Secured Party and (iv) to payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Loan Party and any Secured Party, to the extent such Swap Contract is permitted hereunder, ratably among the Secured Parties in proportion to the respective amounts described in this clause (d) held by them; and
(e)    Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrowers or as otherwise required by Law. Subject to Section 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (d) above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the U.S. Borrower. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section.
ARTICLE IX

ADMINISTRATIVE AGENT, CANADIAN AGENT, EUROPEAN AGENT AND COLLATERAL AGENT
9.01    Appointment and Authority.
(a)    Each of the Lenders and the L/C Issuers hereby irrevocably appoints (x) JPMCB to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents, (y) JPMorgan Chase Bank, N.A., Toronto Branch to act on behalf of the Multicurrency Facility Lenders as the Canadian Agent hereunder and under the other Loan Documents and (z) J.P. Morgan Europe Limited to act on behalf of the Multicurrency Facility Lenders as the European Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent, the Canadian Agent, the European Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent, the Canadian Agent, the European Agent and Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, Canadian Agent, the European Agent, any other applicable Facility Agent and Collateral Agent, the Lenders and the L/C Issuers, and no Loan Party shall have rights as a third party beneficiary of any of such provisions, except for Sections 9.06 and 9.10 (but solely to the extent explicitly set forth in Sections 9.06 and 9.10).
(b)    The Collateral Agent shall act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank or Treasury Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
9.02    Rights as a Lender. The Persons serving as the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent and/or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent, Canadian Agent, European Agent, any other applicable Facility Agent and/or Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the U.S. Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent, Canadian Agent, European Agent any other applicable Facility Agent and/or Collateral Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the U.S. Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.
No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the U.S. Borrower, a Lender or an L/C Issuer.
No Agent shall be responsible to the Lenders, the L/C Issuers or any of their respective Related Parties for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.
9.04    Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, each Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless such Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the U.S. Borrower), independent accountants and other experts selected by it, and shall not be liable to the Lenders, the L/C Issuers or any of their respective Related Parties for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the applicable Facility Agent. The applicable Facility Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agents.
9.06    Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the U.S. Borrower so long as no Event of Default has occurred and is continuing, to appoint a successor, which shall be a “bank” or other “financial institution” with an office in the United States, or an Affiliate of any such bank or other financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C

Issuers, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the U.S. Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the U.S. Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of Article III, this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
Any resignation by JPMCN, JPMorgan Chase Bank, N.A., Toronto Branch or J.P. Morgan Europe Limited, as Administrative Agent, Canadian Agent or European Agent pursuant to this section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent, Canadian Agent or European Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstaoding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. Any resignation by JPMCB as Administrative Agent pursuant to this section shall also constitute the resignation of JPMorgan Chase Bank, N.A., Toronto Branch as Canadian Agent and J.P. Morgan Europe Limited as European Agent.
9.07    Non-Reliance on Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Administrative Agent, Canadian Agent, the European Agent, any other applicable Facility Agent, Collateral Agent, Swing Line Lender, L/C Issuer, Syndication Agent, Co-Documentation Agent and Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, a Lender, a Swing Line Lender or an L/C Issuer hereunder.
9.09    Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, any Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers, the European Agent, the Canadian Agent, the Administrative Agent and any other applicable Facility Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers, the European Agent, the Canadian Agent, the Administrative Agent and any other applicable Facility Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers, the European Agent, the Canadian Agent, the Administrative Agent and any other applicable Facility Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in the manner set forth in Section 8.03;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to any applicable Facility Agent and, in the event that any applicable Facility Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the applicable Facility Agent any amount due for the reasonable compensation, expenses, disbursements and advances of any applicable Facility Agent and their agents and counsel, and any other amounts due any applicable Facility Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize any applicable Facility Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize any applicable Facility Agent to vote in respect of the claim of any Lender in any such proceeding.
9.10    Collateral and Guarantee Matters. The Lenders and the L/C Issuers irrevocably authorize each of the Administrative Agent and Collateral Agent, at its option and in its discretion,
(a)    to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Swap Contracts and Treasury Management Agreements not then due and payable) and the expiration, termination or Cash Collateralization of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuers shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders or (iv) upon the occurrence of a Collateral and Covenant Release Date in accordance with the terms of Section 6.13(c);
(b)    to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(s);
(c)    to release the Lien on any property granted to or held by the Collateral Agent under any Loan Document to the extent a Lien is granted on such property pursuant to and in accordance with Section 7.01(w); and
(d)    to release any Subsidiary Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder; provided that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of any other Indebtedness of any Borrower unless and until such Subsidiary Guarantor is (or is being simultaneously) released from its guaranty with respect to such other Indebtedness.
Upon request by the Administrative Agent or Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or Collateral Agent’s, as the case may be, authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guarantee pursuant to this Section 9.10.

9.11    Treasury Management Agreements and Swap Contracts. No Hedge Bank or Treasury Management Bank that obtains the benefits of Section 8.03, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Treasury Management Agreements entered into with Treasury Management Banks and Swap Contracts entered into with Hedge Banks unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Hedge Bank, as the case may be.
9.12    Withholding. To the extent required by any applicable Law, the Agent may withhold from any payment to any Lender, Swing Line Lender or L/C Issuer an amount equal to any applicable withholding Tax. If the IRS or any Governmental Authority asserts a claim that the Agent did not properly withhold Tax from any amount paid to or for the account of any Lender, Swing Line Lender or L/C Issuer for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender, Swing Line Lender or L/C Issuer failed to notify the Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender, Swing Line Lender or L/C Issuer shall indemnify and hold harmless the Agent (to the extent that the Administrative Agent has not already been reimbursed by the applicable Borrower and without limiting or expanding the obligation of the applicable Borrower to do so) for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender, Swing Line Lender or L/C Issuer by the Agent shall be conclusive absent manifest error. Each Lender, Swing Line Lender and L/C Issuer hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender, Swing Line Lender or L/C Issuer under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article IX. The agreements in this Article IX shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender, Swing Line Lender or L/C Issuer, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under this Agreement. Unless required by applicable Laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender, Swing Line Lender or L/C Issuer any refund of Taxes withheld or deducted from funds paid for the account of such Lender, Swing Line Lender or L/C Issuer.
9.13    ERISA. Each Lender hereto represents and warrants as of the Closing Date to the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrowers, that such Lender is not and will not be (1) an employee benefit plan subject to Title I of ERISA; (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.
ARTICLE X

MISCELLANEOUS
10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the U.S. Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(b)    (A) change the scheduled final maturity of any Loan, (B) postpone the date for payment of any L/C Obligation or any interest or fees payable hereunder, (C) change the amount of, waive or excuse any such payment or (D) postpone the scheduled date of expiration of any Commitment or any Letter of Credit beyond the Maturity Date, in any case, without the written consent of each Lender directly affected thereby;
(c)    [Reserved];
(d)    reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document or change the form or currency of payment without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (d); provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate);
(e)    waive, change or consent to any departure from Section 2.12(a), Section 2.13 or Section 8.03 or the definition of “Pro rata Share” in a manner that would alter the pro rata sharing of payments or the order of application of payments required thereby without the written consent of each Lender;
(f)    waive, change or consent to any departure from any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;
(g)    other than in a transaction permitted under Section 7.04 or Section 7.05 or upon the occurrence of a Collateral and Covenant Release Date, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(h)    amend Section 1.09(a) or the definition of “Alternative Currency” without the written consent of each Multicurrency Facility Lender; or
(i)    other than a transaction permitted by Section 7.04, Section 7.05 or Section 6.16, release Holdings, any Borrower or any Significant Subsidiary that is a Subsidiary Guarantor from the Guarantee without the written consent of each Lender;
provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by a Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by any Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document; and (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by this Section 10.01, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the U.S. Borrower shall have the right to replace all non-consenting Lenders required to obtain such consent with one or more Eligible Assignees in accordance with Section 10.13, so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.
Notwithstanding anything to the contrary, without the consent of any other Person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.
Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the U.S. Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the U.S. Borrower, the Canadian Borrower, the Dutch Borrower, the Administrative Agent, the Canadian Agent, the European Agent, the Collateral Agent, an L/C Issuer or a Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent, the Collateral Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent, or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any L/C Issuer for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or any applicable Facility Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any L/C Issuer for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Borrowers, any applicable Facility Agent, the Collateral Agent, each L/C Issuer and each Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the U.S. Borrower, the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent, the Collateral Agent, each L/C Issuer and each Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent, the Canadian Agent, the European Agent and any other applicable Facility Agent from time to time to ensure that the Administrative Agent, the Canadian Agent, the European Agent and any other applicable Facility Agent have on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the U.S. Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by each Applicable Facility Agent, the Collateral Agent, L/C Issuer and Lenders. Each applicable Facility Agent, the Collateral Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing or Conversion Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify each applicable Facility Agent, the Collateral Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower. All telephonic notices to and other telephonic communications with any applicable Facility Agent or the Collateral Agent may be recorded by any such Facility Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer, any applicable Facility Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent (and, in the sole discretion of the Administrative Agent, the Canadian Agent, the European Agent or other applicable Facility Agent) in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Canadian Agent, the European Agent, any other applicable Facility Agent, any L/C Issuer or any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Canadian Agent, European Agent, Facility Agent, L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The U.S. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for any Agent), in connection with due diligence, the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by each Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for any Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Agent (and any sub-agent thereof), the Arrangers, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses and settlement costs (but in the case of counsel to such Indemnitees, limited to the fees, charges and disbursements of a single firm of counsel for all Indemnitees and, if necessary, a single firm of local counsel to such Indemnitees in each relevant jurisdiction (and, in the case of a conflict of interest, one additional firm of counsel to each affected Indemnitee and, if reasonably necessary, one additional firm of local counsel to each affected Indemnitee in any relevant jurisdiction)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Material on, at, under or from any property owned or operated by the U.S. Borrower or any of the Subsidiaries, or any Environmental Claim related in any way to the U.S. Borrower or any of the Subsidiaries, or (iv) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party, by any Loan Party or any equity holder or creditor of a Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, expenses or settlement costs are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, and provided, further that Article III (instead of this Section 10.04) shall govern indemnity with respect to the matters addressed in such Article (including, without limitation, Taxes), except that Taxes representing losses, claims, damages, etc., with respect to a non-Tax claim may be covered by this Section 10.04(b) (without duplication of Article III). The U.S. Borrower agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) to U.S. Borrower, its Subsidiaries or Affiliates or to U.S. Borrower’s or Holdings’ equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, the Fourth Restatement Date Transaction or the Loan Documents, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. It is further agreed that the Lenders shall only have liability to U.S. Borrower (as opposed to any other Person). Notwithstanding any other provision of the Loan Documents, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Loan Parties shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding against an Indemnitee in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such claim, litigation, investigation or proceeding and (ii) does not include any statement as to any admission of fault, culpability, wrong-doing or a failure to act by or on behalf of such Indemnitee. The Loan Parties shall not be liable for any settlement of any claim, litigation, investigation or proceeding effected without the written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Loan Parties, but if settled with the written consent of the Loan Parties, the Loan Parties agree to indemnify and hold harmless each Indemnitee from and against any and all claims, damages, losses, liabilities and expenses by reason of such claim, litigation, investigation or proceeding in accordance with and to the extent provided in the other provisions of this Section 10.04.
(c)    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by them to the Administrative Agent (or any sub-agent thereof), the Canadian Agent, the European Agent, any other applicable Facility Agent, the Collateral Agent, any L/C Issuer, any Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Canadian Agent, the European Agent, any other applicable Facility Agent, the Collateral Agent, (or any sub-agent thereof), each L/C Issuer, each Swing Line Lender or such Related Party, as the case may be, such Lender’s Pro rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Canadian Agent, the European Agent, any other applicable Facility Agent, the Collateral Agent (or any sub-agent thereof), any Swing Line Lender or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the
Administrative Agent (or any such sub-agent), the Canadian Agent, the European Agent, any other applicable Facility Agent, the Collateral Agent (or any sub-agent thereof), or L/C Issuer or Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent, the Collateral Agent and the L/C Issuers, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to any Agent, any L/C Issuer or any Lender, or any Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Agent, any L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to (w) with respect to amounts denominated in Dollars, the Federal Funds Rate from time to time in effect, (x) with respect to amounts denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in any amount approximately equal to the amount with respect to which such rate is determined, would be offered for such day by JPMorgan Chase Bank, N.A., Toronto Branch, plus any administrative, processing or similar fees customarily charged by JPMorgan Chase Bank, N.A., Toronto Branch, (y) with respect to amounts denominated in Euros and Pounds Sterling, the rate determined by such Agent in accordance with banking industry rules on interbank compensation, and (z) with respect to amounts denominated in any Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMCB in the applicable offshore interbank market for such currency to major banks in such interbank market. The obligations of the Lenders and L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the

Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that
(i)    except in the case of an assignment of the entire remaining amount of the assigning (x) U.S. Dollar Facility Lender’s U.S. Dollar Facility Commitment or U.S. Dollar Facility Revolving Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the U.S. Dollar Facility Commitment (which for this purpose includes U.S. Dollar Facility Revolving Loans outstanding thereunder) of the assigning U.S. Dollar Facility Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the U.S. Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed and provided that the U.S. Borrower shall be deemed to have consented if it has not objected in writing to any such assignment within 10 Business Days after having received notice thereof); provided, however, that concurrent assignments under this clause (x) to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met and (y) Multicurrency Facility Lender’s Multicurrency Facility Commitment or Multicurrency Facility Revolving Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Multicurrency Facility Commitment (which for this purpose includes Multicurrency Facility Revolving Loans outstanding thereunder) of the assigning Multicurrency Facility Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment, is delivered to the applicable Facility Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 with respect to Multicurrency Facility Commitments and Multicurrency Facility Revolving Loans unless each of the applicable Facility Agent and, so long as no Event of Default has occurred and is continuing, the U.S. Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed and provided that the U.S. Borrower shall be deemed to have consented if it has not objected in writing to any such assignment within 10 Business Days after having received notice thereof); provided, however, that concurrent assignments under this clause (y) to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;
(iii)    (x) any assignment of a U.S. Dollar Facility Commitment or a U.S. Dollar Facility Revolving Loan must be approved by the Administrative Agent, each U.S. Dollar Facility L/C Issuer and the U.S. Dollar Facility Swing Line Lender (provided that each such approval required by this clause (iii) shall not be unreasonably withheld) unless, in the case of the approval of the Administrative Agent only, the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), and (y) any assignment of a Multicurrency Facility Commitment or a Multicurrency Facility Revolving Loan must be approved by the applicable Facility Agent, each Multicurrency Facility L/C Issuer and the Multicurrency Facility Swing Line Lender (provided that each such approval required by this clause (iii) shall not be unreasonably withheld) unless, in the case of the approval of the applicable Facility Agent only, the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);
(iv)    (x) the parties to each assignment of a U.S. Dollar Facility Commitment or a U.S. Dollar Facility Revolving Loan shall execute and deliver to the Administrative Agent, an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (y) the parties to each assignment of a Multicurrency Facility Commitment or a Multicurrency Facility Revolving Loan shall execute and deliver to the applicable Facility Agent, an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the applicable Facility Agent an Administrative Questionnaire;
(v)    no such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender; and
(vi)    in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the applicable Facility Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the U.S. Borrower and Administrative Agent, the applicable Pro rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the applicable Facility Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro rata Share of all Loans and participations in Letters of Credit and Swing Line Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the applicable Facility Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each applicable Borrower (at its expense) shall execute and deliver the applicable Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection or subsection (c) hereof shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the U.S. Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it in respect of the U.S. Dollar Facility Revolving Loans and U.S. Dollar Facility Revolving Commitments and a register for the recordation of the names and addresses of the U.S. Dollar Facility Lenders, and the U.S. Dollar Facility Commitments of, and principal and interest amounts of the U.S. Dollar Facility Revolving Loans, U.S. Dollar Facility Swing Line Loans and U.S. Dollar Facility L/C Obligations owing to, each U.S. Dollar Facility Lender pursuant to the terms hereof from time to time (the “U.S. Dollar Facility Register”). The Canadian Agent and the European Agent (and each other applicable Facility Agent), acting solely for this purpose as an agent of the Borrowers, shall maintain at the Canadian Agent’s Office or the European Agent’s Office (or such other applicable

Facility Agent’s Office), as applicable, a copy of each Assignment and Assumption delivered to it in respect of the Multicurrency Facility Revolving Loans and Multicurrency Facility Revolving Commitments and a register for the recordation of the names and addresses of the Multicurrency Facility Lenders, and the Multicurrency Facility Commitments of, and principal and interest amounts of the Multicurrency Facility Revolving Loans, Multicurrency Facility Swing Line Loans and Multicurrency Facility L/C Obligations owing to, each Multicurrency Facility Lender pursuant to the terms hereof from time to time (the “Multicurrency Facility Register” and, together with the U.S. Dollar Facility Register, the “Register”). The entries in the Register shall be conclusive, and the Borrowers, each applicable Facility Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of its interests in the Loans and L/C Obligations as set forth in the Register and as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Each applicable Facility Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and the L/C Issuers at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from each applicable Facility Agent a copy of the Register.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, or any applicable Facility Agent sell participations to any Person (other than a natural person, a Defaulting Lender or the U.S. Borrower or the U.S. Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans, if applicable) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, each applicable Facility Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c) or (d) that affects such Participant. Subject to the foregoing provisions of this subsection and to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of those sections, including Section 3.01(e), read as if a Participant were a Lender (provided that any documentation required to be delivered pursuant to Section 3.01(e) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. Subject to the foregoing provisions of this subsection (d), to the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the applicable Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive and such Lender (and the Borrowers, to the extent that the Participant requests payment from any Borrower) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The portion of the Participant Register relating to any Participant requesting payment from any Borrower under the Loan Documents shall be made available to such Borrower upon reasonable request.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that any entitlement to a greater payment results from a Change in Law arising after such Participant became a Participant.

(f)    Certain Pledges. Any Lender may, without the consent of the U.S. Borrower, the Canadian Borrower, the Dutch Borrower or any applicable Facility Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender as collateral security for such obligations or securities, or to any trustee for, or any other representative of, such holders; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act;* provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.*
(h)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent, any applicable Facility Agent and the U.S. Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to any applicable Facility Agent as is required under Section 2.12(b)(ii), and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Register. Subject to the provisions of this subsection (h), the U.S. Borrower agrees that each SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the U.S. Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), except to the extent that any entitlement to a greater payment under Section 3.01, 3.04 or 3.05 results from a Change in Law arising after the grant to such SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, subject to compliance with the provisions of this Section 10.06 regarding the Register and/or the Participant Register, as appropriate, any SPC may (i) with notice to, but without prior consent of the U.S. Borrower and the applicable Facility Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(i)    Resignation as L/C Issuer or Swing Line Lender After Assignment. Notwithstanding anything to the contrary contained herein, if at any time JPMCB (together with JPMorgan Chase Bank, N.A., Toronto Branch and JPMorgan Chase Bank, London Branch) assigns all of its Commitment and Revolving Loans pursuant to Section 10.6(b), JPMCB, JPMorgan Chase Bank, N.A., Toronto Branch and JPMorgan Chase Bank, N.A., London Branch, may, (i) upon 30 days’ notice to the U.S. Borrower and the Lenders, resign as L/C Issuers and/or (ii) upon 30 days’ notice to the U.S. Borrower and the Lenders, resign as Swing Line Lenders. In the event of any such resignation as L/C Issuers or Swing Line Lenders, the Required Lenders, in consultation with the U.S. Borrower, shall be entitled to appoint from among the Lenders (with the consent of the applicable Lender) a successor L/C Issuer or Swing Line Lender hereunder; provided that if (i) the Required Lenders shall not have so appointed any such successor within the 30-day period following JPMCB’s, JPMorgan Chase Bank, N.A., Toronto Branch’s and JPMorgan Chase Bank, N.A., London Branch’s notice of resignation, or (ii) JPMCB shall have resigned as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch shall have resigned as Canadian Agent and J.P. Morgan Europe Limited shall have resigned as European Agent, in accordance with Section 9.06, JPMCB may appoint such successor. Any such resignation shall be effective upon the appointment (with the consent of the applicable Lender) of a successor. Notwithstanding anything to the contrary contained herein, if at any time any of Bank of America, N.A. (together with Bank of America, N.A., Canadian Branch) assigns all of its Commitment and Revolving Loans pursuant to Section 10.6(b), Bank of America, N.A. and Bank of America, N.A., Canadian Branch may, upon 30 days’ notice to the U.S. Borrower and the Lenders, resign as L/C Issuers. In the event of any such resignation as L/C Issuers, the Required Lenders, in consultation with the U.S. Borrower, shall be entitled to appoint from among the Lenders (with the consent of the applicable Lender) successor L/C Issuers hereunder; provided that if the Required Lenders shall not have so appointed any such successor within the 30-day period following Bank of America, N.A.’s and Bank of America, N.A., Canada Branch’s notice of resignation, Bank of America, N.A. may appoint such successor. Any such resignation shall be effective upon the appointment (with the consent of the applicable Lender) of a successor. If any L/C Issuer resigns as a U.S. Dollar Facility L/C Issuer or a Multicurrency Facility L/C Issuer, they shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If any Swing Line Lender resigns as the U.S. Dollar Facility Swing Line Lender or as a Multicurrency Facility Swing Line Lender, they shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Notwithstanding anything to the contrary contained herein, if an L/C Issuer resigns pursuant to this Section 10.06(i), such L/C Issuer will remain an L/C Issuer and will retain its rights and obligations in its capacity as such (other than any obligation to issue any future Letters of Credit) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation.

10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that any applicable Facility Agent or such Lender, unless prohibited by any Law, shall use reasonable efforts to notify the U.S. Borrower in advance of any disclosure pursuant to this clause (c) but only to the extent reasonably practicable under the circumstances and on the understanding that neither the applicable Facility Agent nor any Lender shall incur any liability for failure to give such notice, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any pledgee pursuant to Section 10.06(f), any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Contract with the U.S. Borrower or any Subsidiary, (g) with the consent of the U.S. Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the applicable Facility Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the U.S. Borrower.
For purposes of this Section, at any time that the U.S. Borrower or any Subsidiary is not a reporting company, “Information” means all information received from the U.S. Borrower or any Subsidiary relating to the U.S. Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the applicable Facility Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the U.S. Borrower or any Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the U.S. Borrower or any other Loan Party (other than the Canadian Borrower and the Dutch Borrower) against any and all of the obligations of the U.S. Borrower or such Loan Party (other than the Canadian Borrower and the Dutch Borrower) now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the U.S. Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the applicable Facility Agent, for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the applicable Facility Agents and the Lenders, and (y) the Defaulting Lender shall provide promptly to the applicable Facility Agent, a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the U.S. Borrower and the applicable Facility Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the applicable Facility Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the applicable Facility Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.03, this Agreement shall become effective when it shall have been executed by the Administrative Agent, the Canadian Agent and the European Agent and when the Administrative Agent, Canadian Agent and European Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent and each Lender, regardless of any investigation made by such Agent or any Lender or on their behalf and notwithstanding that such Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Commitment shall remain in effect, any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent, the applicable L/C Issuer or the applicable Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13    Replacement of Lenders. If any Lender requests compensation under Section 3.04, if any Lender gives notice pursuant to Section 3.02, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and such amounts or compensation do not affect Lenders generally, or if any Lender is a Defaulting Lender or as provided in Section 10.01, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent (and, if such Lender is a Multicurrency Facility Lender, the applicable Facility Agent), require such Lender to assign and delegate (including by executing an Assignment and Assumption relating thereto), without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)    the U.S. Borrower shall have paid to the applicable Facility Agent the assignment fee specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of and premium (if any) on its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)    such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the U.S. Borrower to require such assignment and delegation cease to apply.
10.14    Governing Law, Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE CANADIAN AGENT, ANY OTHER APPLICABLE FACILITY AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. THE BORROWER AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE, TELEPHONE OR ELECTRONIC COMMUNICATION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the U.S. Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent, and the Arrangers are arm’s-length commercial transactions between the U.S. Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent and the Arrangers, on the other hand, (B) the U.S. Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the U.S. Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the U.S. Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent nor the Arrangers has any obligation to the U.S. Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the U.S. Borrower and its Affiliates, and neither the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent nor the Arrangers has any obligation to disclose any of such interests to the U.S. Borrower or its Affiliates. To the fullest extent permitted by law, the U.S. Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Canadian Agent, the European Agent, any other applicable Facility Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17    USA Patriot Act Notice. Each Lender that is subject to the Patriot Act (or any Canadian Anti-Terrorism Laws), the Administrative Agent (for itself and not on behalf of any Lender), the Canadian Agent (for itself and not on behalf of any Lender) and the European Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act and any Canadian Anti-Terrorism Laws, respectively, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender, the Administrative Agent, the Canadian Agent or the European Agent to identify the Borrowers in accordance with the Patriot Act and such Canadian Anti-Terrorism Laws, as the case may be.
10.18    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Facility Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to such Facility Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Facility Agent of any sum adjudged to be so due in the Judgment Currency, such Facility Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to such Facility Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Facility Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to such Facility Agent in such currency, such Facility Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
10.19    Separate and Distinct Obligations. For the avoidance of doubt, each of the Loan Parties, the Agents and the Lenders acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the Obligations of the Foreign Loan Parties under this Agreement or any of the other Loan Documents shall be separate and distinct from the Obligations of the Domestic Loan Parties, and shall be expressly limited to the Obligations of the Foreign Loan Parties. In furtherance of the foregoing, each of the parties acknowledges and agrees that the liability of any Foreign Loan Party for the payment and performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from but not joint with the Obligations of the Domestic Loan Parties; and the Collateral of the Foreign Loan Parties, if any, shall not secure or be applied in satisfaction, by way of payment, prepayment, or otherwise, of all or any portion of the Obligations of the Domestic Loan Parties. For the avoidance of doubt, this Section 10.19 shall in no event limit the joint and several liability of the Foreign Loan Parties for the Obligations of such Foreign Loan
Parties.
10.20    Amendment and Restatement; Reaffirmation.
(a)    It is the intention of each of the parties hereto that the Third Amended and Restated Credit Agreement be amended and restated in its entirety pursuant to this Agreement so as to preserve the perfection and priority of all Liens securing Indebtedness and Obligations under the Third Amended and Restated Credit Agreement and that all Indebtedness and Obligations of the Loan Parties hereunder shall be secured by the Liens evidenced under the Security Documents and that this Agreement does not constitute a novation or termination of the Indebtedness and Obligations existing under the Third Amended and Restated Credit Agreement (or serve to terminate Section 10.04 of the Third Amended and Restated Credit Agreement). The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Third Amended and Restated Credit Agreement made under and in accordance with the terms of Section 10.01 of the Third Amended and Restated Credit Agreement. In addition, unless specifically amended hereby, each of the Loan Documents and the Exhibits and Schedules to the Third Amended and Restated Credit Agreement shall continue in full force and effect and that, from and after the Fourth Restatement Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.

(b)    Each Borrower party to any Loan Document (as defined in the Third Amended and Restated Credit Agreement) entered into prior to execution of this Agreement (collectively, the “Reaffirmed Documents”) hereby (i) ratifies and reaffirms its obligations under each Reaffirmed Document except as otherwise amended and restated on the Closing Date and (ii) acknowledges and agrees that (A) all Liens granted to the Collateral Agent to secure the Secured Obligations (under and as defined in the Third Amended and Restated Credit Agreement) remain in full force and effect except as otherwise amended and restated on the Closing Date and (B) the validity, perfection and priority of such Liens will not be impaired by the amendment and restatement of the Third Amended and Restated Credit Agreement or any other Loan Document.
10.21    Acknowledgement and Consent to Bail-In of ~~EEA~~ *Affected* Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~ *Affected* Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of ~~an EEA~~ *the applicable* Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by ~~an EEA~~*the applicable* Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~*Affected* Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of ~~any EEA~~ *the applicable* Resolution Authority.
10.22    *Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):*
*In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.*
[Signature Pages Omitted]

EXHIBIT B
[Form of Compliance Certificate, as amended]

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _____, _____
________________________________

To:    JPMorgan Chase Bank, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of August 25, 2017 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among The William Carter Company (the “U.S. Borrower”), The Genuine Canadian Corp., an Ontario corporation (the “Canadian Borrower”), Carter’s Holdings B.V., having its official seat (statutaire zetel) in Amsterdam, the Netherlands, registered with the Dutch trade register under number 63530201 (the “Dutch Borrower” and, together with the U.S. Borrower and the Canadian Borrower, the “Borrowers”), each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, U.S. Dollar Facility Swing Line Lender, U.S. Dollar Facility L/C Issuer and Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, a Multicurrency Facility Swing Line Lender and a Multicurrency

Facility L/C Issuer, J.P. Morgan Europe Limited, as European Agent, JPMorgan Chase Bank, N.A., London Branch, as a Multicurrency Facility Swing Line Lender and a Multicurrency Facility L/C Issuer, and each of the other agents, arrangers, bookrunners and L/C Issuers named therein.
The undersigned Responsible Officer hereby certifies as of the date hereof that such Responsible Officer is the [_________      ] of the U.S. Borrower and that, as such, is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of [the U.S. Borrower][Holdings], and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of [the U.S. Borrower][Holdings] ended as of the above date, together with the report and opinion of an independent registered public accountant required by such section, and, if required by Section 6.01(a) of the Credit Agreement, a copy of management’s discussion and analysis with respect to the such financial statements required by such section.

Ex. D-1

[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of [the U.S. Borrower][Holdings] ended as of the above date together with, if required by Section 6.01(b) of the Credit Agreement, a copy of management’s discussion and analysis with respect to such financial statements. Such financial statements fairly present in all material aspects the financial condition, results of operations, and cash flows of [the U.S. Borrower][Holdings] and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
2.    To the knowledge of the undersigned, no Default has occurred and is continuing under the Credit Agreement which has not been previously disclosed, in writing, to the Administrative Agent pursuant to a Compliance Certificate, except that if a Default has occurred and is continuing, an explanation specifying the nature and extent of such Default has been provided on a separate page together with an explanation of the corrective action taken or proposed to be taken with respect thereto (including, as applicable, information regarding actions, if any, taken since the prior certificate).
3.    The financial covenant analyses and information set forth in Schedule 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

[Signature Page Follows]

Ex. D-2

IN WITNESS WHEREOF, the undersigned has executed this Compliance

Certificate as of ____________, ____.

THE WILLIAM CARTER COMPANY

By:	_____________________________________ Name: Title:

[Signature Page to Compliance Certificate]

SCHEDULE 1
to the Compliance Certificate
FINANCIAL STATEMENTS

[see attached]

Ex. D, Schedule 1-1

For the Quarter/Year ended ______________ (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000's)

• Section 7.12(b) — Consolidated Fixed Charge Coverage Ratio.
A. Indebtedness
1.	all of the following, whether or not included as indebtedness or liabilities under GAAP (without duplication):
	(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments	$
	(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bond and similar instruments	$
	(c) net obligations of such Person under any Swap Contract	$

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of such Person’s business payable on terms
customary in the trade, in each case, (x) not past due for more than ninety (90) days after the due date of such trade account payable or (y) past due for more than 90 days but not exceeding $15,000,000 in the aggregate and (ii) during the Restricted Period, accounts payable and other deferred payables in the ordinary course of such Person’s business not past due for more than 365 days after the due date of such account or other deferred payable)
$

(e)    indebtedness (excluding (i) prepaid interest thereon and (ii) during the Restricted Period, (x) accounts payable and other deferred payables in the ordinary course of such Person’s business not past due for more than 365 days after the due date of such account or other deferred payable and (y) any Taxes that are the subject of any deferral, forbearance or similar action by any Governmental Authority to the extent such deferral, forbearance or similar action is ongoing)) secured by a Lien on property owned or being purchased by such Person

(including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that the amount of such Indebtedness shall be limited to the value of the property subject to such Lien if such Person has not assumed or become liable for the payment of such obligation
$
	(f) Capital Lease Obligations	$

Ex. D, Schedule 2-1

(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person (except any obligation to purchase, redeem, retire or otherwise acquire for value any Equity

Interests of Holdings from present or former officers, directors or employees of Holdings, the U.S. Borrower, or any Subsidiary upon the death, disability, retirement or termination of employment or service of such officer, director or employee, or otherwise under any stock option or employee stock ownership plan approved by the board of director of Holdings), valued, in the case of a redeemeable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends
$
	(h) all guarantees of such Person in respect of any of the foregoing	$
2.	Indebtedness[1]	$
B. Consolidated Indebtedness
1.
(a)    as at any date of determination, aggregate amount of all Indebtedness of the U.S. Borrower and its Restricted Subsidiaries required to be shown as a liability on a consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP, minus
$

(b)    Indebtedness of the U.S. Borrower and its Restricted Subsidiaries (i) of the type referred to in clause (c) of the definition of “Indebtedness” (Line I.A.1.(c)) and (ii) of the type referred to in clause (b) of the definition of “Indebtedness” (Line I.A.1.(b)) for which the

reimbursement obligation is contingent or unmatured or in respect of which the reimbursement obligation has been paid or extinguished, minus
$

(c)    to the extent such date of determination is upon or after the occurrence of the Post-Amendment No. 2 Bond Issuance and so long as the aggregate unrestricted cash and Cash Equivalents (other than restrictions constituting Permitted Liens described in clauses (a), (b), (g), and (i) of Section 7.01 of the Credit Agreement) of U.S. Borrower and its Restricted Subsidiaries as of such date is at least equal to the aggregate principal gross amount outstanding of the Post-Amendment No. 2 Bond Issuance, the aggregate unrestricted cash and Cash

Equivalents (other than restrictions constituting Permitted Liens described in clauses (a), (b), (g), and (i) of Section 7.01 of the Credit Agreement) of U.S. Borrower and its Restricted Subsidiaries as of such date (in an amount not to exceed, solely with respect to this clause (c), the aggregate principal gross amount outstanding of the Post-Amendment No. 2 Bond Issuance)
$
1For the avoidance of doubt, “Indebtedness” shall exclude any post-closing payment adjustments or earn-out, non-competition or consulting obligations existing on the Fourth Restatement Date or incurred in connection with Permitted Acquisitions, in each case, except to the extent such adjustments or obligations are not paid when due.

Ex. D, Schedule 2-2

Amendment No. 2 Bond Issuance)2

2.	Consolidated Indebtedness	$
C. Consolidated Net Income
1.
for any period, the consolidated net income (or loss) of the U.S. Borrower and its Restricted Subsidiaries determined on a consolidated basis for such

Measurement Period taken as a single accounting period in conformity with GAAP, provided that there shall be excluded to the extent otherwise included therein, without duplication:
$

(a)    the income (or loss) of any Person that is not a Restricted Subsidiary of the U.S. Borrower, or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or other distributions actually paid to the U.S. Borrower or any of its Restricted Subsidiaries by such Person during such period
$

(b)    Subject to the last paragraph of the definition of Consolidated EBITDAR, the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the U.S. Borrower or is merged into or amalgamated or consolidated with the U.S. Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the U.S. Borrower or any of its Restricted Subsidiaries
$
	(c) the cumulative effect of a change in accounting principles as well as any current period impact of new accounting pronouncements including those related to purchase accounting	$

(d)    the income of any Restricted Subsidiary of the U.S. Borrower (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted

Subsidiary, except to the extent of the amount of dividends or other distributions actually paid or permitted to be paid (by consent, waiver or otherwise) to the U.S. Borrower or any of its Restricted Subsidiaries by such Person during such period
$

(e)    any net after-tax gains or losses attributable to the early extinguishment of Indebtedness, including any write-off of debt issuance costs incurred in the Fourth Restatement Date Refinancing or any prior refinancing on the Original Closing Date, the First Restatement Date, the Second Restatement Date or the Third Restatement Date
$

2 For the avoidance of doubt, “Consolidated Indebtedness” shall exclude Indebtedness of the U.S. Borrower and its Restricted Subsidiaries of the type referred to in clause (h) of the definition of “Indebtedness” to the extent it relates to Indebtedness described in clauses (i) or (ii) of Line I.B.1.(b).

Ex. D, Schedule 2-4

(f)    any net unrealized gain or loss (after any offset) resulting from currency translation gains or losses related to currency

remeasurements of Indebtedness (including any net gain or loss resulting from obligations under an Swap Contracts for currency exchange risk) and any foreign currency translation gains or losses
$
	(g) any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees)	$

(h)    any impairment charge or asset write-off or write-down (other than a write down of accounts receivable or inventory), including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP
$

(i)    inventory purchase accounting adjustments and amortization,

impairment and other non-cash charges (including asset revaluations) resulting from purchase accounting adjustments with respect to any Permitted Acquisition
$
	(j) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs	$
	(k) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan	$
	(l) to the extent not included in clauses (a) through (k) above any net extraordinary gains or net extraordinary losses	$
2.	Consolidated Net Income	$
D. Consolidated EBITDAR[3]
1.	for any period, Consolidated Net Income (Line I.C.2.) for such Measurement Period plus	$
2.	the following (without duplication) to the extent deducted (other than clause (g) below) in calculating such Consolidated Net Income (and not added back in the definition thereof):

3 Consolidated EBITDAR shall be calculated on a Pro forma Basis to give effect to any Specified Transaction (other than any Permitted Acquisitions involving the payment of Acquisition Consideration of less than $1,000,000) consummated at any time on or after the first day of the relevant Test Period and on or prior to the calculation date as if each Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

Ex. D, Schedule 2-4

(a) total interest expense	$

(b)    provisions for taxes (including any taxes actually paid and franchise taxes) of the U.S. Borrower and its Restricted Subsidiaries based upon income as reflected in the provision for income taxes in the U.S.

Borrower’s (or, if so delivered pursuant to Section 6.01 of the Credit Agreement, Holdings’) consolidated financial statements, subject to adjustments necessary to eliminate the accounts of Unrestricted

Subsidiaries (if any)
$
(c) depreciation and amortization expense of the U.S. Borrower and its Restricted Subsidiaries	$

(d)    non-cash charges and expenses of the U.S. Borrower and its Restricted Subsidiaries (including any non-cash charges resulting from purchase accounting, but excluding any such charge or expense that constitutes an accrual of or a reserve for potential cash charges for any future period or amortization of a prepaid cash item that was paid in a prior period)
$

(e)    expenses incurred in connection with any Investment made pursuant to Section 7.02(f), (g), (h), (i), (n), (o), (r), or (y) of the Credit

Agreement or under the Third Amended and Restated Credit

Agreement, any issuance of Disqualified Capital Stock, any Debt

Issuance or any issuance of Equity Interests of Holdings, U.S.

Borrower and its Restricted Subsidiaries (in each case, whether or not consummated), or early extinguishment of Indebtedness
$
(f) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition	$

(g)    to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or proceeds from business interruption insurance
$

(h)    non-recurring or unusual cash or non-cash costs, charges and expenses during such four quarter period in an aggregate amount not to exceed the greater of (A) $35,000,000 (or for any Test Period ending on or prior to the last day of the third fiscal quarter of fiscal year 2021, $60,000,000) and (B) 5% of Consolidated EBITDAR calculated (without giving effect to this clause (h)) on a Pro forma Basis for the Measurement Period most recently ended for which financial statements have been delivered pursuant to Section 6.01 of the Credit Agreement
$
(i) fees and expenses in connection with refinancing permitted by Sections 7.03 and 7.15 of the Credit Agreement	$

Ex. D, Schedule 2-5

	(j) unrealized losses (and minus unrealized gains) in respect of Swap Contracts	$
	(k) Fourth Restatement Date Transaction Costs	$
	(l) First Amendment Transaction Costs	$
	(m) Second Amendment Transaction Costs	$
	(n) Rent expense minus	$
3.
non-cash items increasing such Consolidated Net Income (other than with respect to cash actually received in prior periods but not recognized as income until the current period and other than with respect to the accrual of revenue or the reversal of any accrual of, or reserve for, anticipated cash charges made that reduced Consolidated EBITDAR in any prior period) minus
$
4.	Cash interest income for such period	$
5.	Consolidated EDITDAR	$
E. Consolidated Interest Expense[4]
1.	The sum, without duplication, of:
	(a) total consolidated cash interest expense of the U.S. Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, net of cash interest income, plus	$

(b)    imputed interested on Attributed Indebtedness of the U.S. Borrower and its Restricted Subsidiaries for such period; provided that (i) to the extent directly related to Fourth Restatement Date Transaction, debt issuance costs, debt discount or premium and other financing fees and expenses, together with any amortization in respect thereof, shall be excluded from the calculation of Consolidated Interest Expense and (ii) Consolidated Interest Expense shall be calculated after giving effect to Swap Contracts (including associated costs), but excluding unrealized gains and losses with respect to Swap Contracts
$
2.	Consolidated Interest Expense	$
F. Consolidated Fixed Charges for the Test Period

4 Consolidated Interest Expense shall be calculated on a Pro forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period and the period on or prior to the calculation date in connection with any Specified Transactions (other than any Permitted Acquisitions involving the payment of Acquisition Consideration of less than $1.0 million) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

Ex. D, Schedule 2-6

1.	the sum, without duplication, of the amounts determined for the U.S. Borrower and its Restricted Subsidiaries on a consolidated basis equal to:
	(a) Consolidated Interest Expense (Line I.E.2.) plus	$
	(b) Rent Expense for such period	$
2.	Consolidated Fixed Charges	$
G. Consolidated EBITDA
1.	The sum, without duplication, of:
	(a) Consolidated EBITDAR (Line I.D.5), minus	$
	(b) to the extent added back to Consolidated EBITDAR, Rent Expense (Line I.D.2.n),	$
2.	Consolidated EBITDA	$

II. Section 7.12(a) — Lease Adjusted Leverage Ratio.
A.
1.	six times the Rent Expense[5] for the Test Period	$

Lease Adjusted Leverage Ratio: (Consolidated Indebtedness (Line I.B.2) plus six times Rent
Expense (Line II.A.1.)) divided by Consolidated EBITDAR (Line I.D.5.)     ______:1.00
Maximum Permitted (other than a Specified Test Period)6:

5 Rent expense shall be calculated on a Pro forma Basis to give effect to Specified Transactions (other than any
Permitted Acquisitions involving the payment of Acquisition Consideration of less than $1,000,000) consummated at any time on or after the first day of the relevant Test Period and on or prior to the calculation date as if (i) each Permitted Acquisition had been effected on the first day of such period (ii) each Investment that resulted in a Person becoming a Restricted Subsidiary or any designation of a Subsidiary as a Restricted Subsidiary has been effected on the first day of such period and (iii) each such Asset Sale and designation of a Subsidiary as an Unrestricted Subsidiary had been consummated on the day prior to the first day of such period.
6 Other than during the Restricted Period, if any Material Acquisition shall occur and the Lease Adjusted Leverage Ratio, on a Pro forma Basis giving effect to the consummation of such Material Acquisition, shall be less than 4.00:1.00, then the maximum Lease Adjusted Leverage Ratio required under Section 7.12(a) of the Credit Agreement shall be increased to 4.50:1.00 for the fiscal quarter of the U.S. Borrower in which such Material Acquisition is consummated and the three (3) fiscal quarters of the U.S. Borrower immediately following such fiscal quarter; provided that, notwithstanding successive Material Acquisitions, the maximum Lease Adjusted Leverage Ratio required under such Section shall not step up to 4.50:1.00 for more than four (4) fiscal quarters in any six (6) fiscal quarter period.

Ex. D, Schedule 2-7

Date	Ratio
As of the last day of the first fiscal quarter of fiscal year 2020	4.00 to 1.00
As of the last day of the first fiscal quarter of fiscal year 2021	5.50 to 1.00
As of the last day of the second fiscal quarter of fiscal year 2021	5.00 to 1.00
As of the last day of the third fiscal quarter of fiscal year 2021	4.50 to 1.00
As of the last day of the fourth fiscal quarter of fiscal year 2021 or thereafter	4.00 to 1.00

III. Section 7.12(b) — Consolidated Fixed Charge Coverage Ratio: Consolidated EBITDAR (Line I.D.5) divided by Consolidated Fixed Charges (Line I.F.2)	___: 1.00
Minimum permitted (other than during a Specified Test Period)[7]:

Date	Ratio
As of the last day of the first fiscal quarter of fiscal year 2020	2.25 to 1.00
As of the last day of the first fiscal quarter of fiscal year 2021	1.25 to 1.00
As of the last day of the second fiscal quarter of fiscal year 2021	1.50 to 1.00
As of the last day of the third fiscal quarter of fiscal year 2021	1.75 to 1.00
As of the last day of the fourth fiscal quarter of fiscal year 2021 and the last day of the first fiscal quarter of fiscal year 2022	1.85 to 1.00
As of the last day of the second fiscal quarter of fiscal year 2022 or thereafter	[2.25][1.85][8] to 1.00

7Other than during the Restricted Period, if any Material Acquisition shall occur and the minimum Consolidated Fixed Charge Coverage Ratio, on a Pro forma Basis giving effect to the consummation of such Material Acquisition, shall be at least 2.25:1.00 (or, if the Adjusted FCCR Level is in effect, 1.85:1.00), then the minimum Consolidated Fixed Charge Coverage Ratio required under Section 7.12(b) of the Credit Agreement shall be decreased from 2.25:1.00 to 2.00:1.00 (or, if the Adjusted FCCR Level is in effect, 1.60:1.00) for the fiscal quarter of the U.S. Borrower in which such Material Acquisition is consummated and the three (3) fiscal quarters of the U.S. Borrower immediately following such fiscal quarter; provided that, other than during the Restricted Period and notwithstanding successive Material Acquisitions, the minimum Consolidated Fixed Charge Coverage Ratio required under such Section shall not step down to (x) if the Adjusted FCCR Level is in effect, 1.60:1.00 or (y) otherwise, 2.00:1.00 for more than four (4) fiscal quarters in any six (6) fiscal quarter period.
8 If prior to the last day of such fiscal quarter, the Post-Amendment No. 2 Bond Issuance shall have occurred

Ex. D, Schedule 2-8

IV. Section 7.12(d) — Minimum Consolidated EBITDA[9]
A.
1.	If during the Restricted Period, Consolidated EBITDA for the Test Period (Line I.G.2)	$
Minimum Consolidated EBITDA:

Fiscal Quarter	Minimum Consolidated EBITDA
Second fiscal quarter of fiscal year 2020	$247,100,000
Third fiscal quarter of fiscal year 2020	$220,600,000
Fourth fiscal quarter of fiscal year 2020	$204,650,000

resulting in an issuance of debt securities by U.S. Borrower in an aggregate principal amount of no less than $400,000,000, then the minimum Consolidated Fixed Charge Coverage Ratio required under Section 7.12(b) of the Credit Agreement shall be decreased from 2.25:1.00 to 1.85:1.00 (the “Adjusted FCCR Level”).
9 To be applicable for any Specified Test Period the last fiscal quarter of which is set forth below (unless, prior to the last day of such fiscal quarter, the Post-Amendment No. 2 Bond Issuance shall have occurred resulting in an issuance of debt securities by U.S. Borrower in an aggregate gross principal amount of no less than $400,000,000).

Ex. D, Schedule 2-9